As filed with the Securities and Exchange Commission on January 7, 2005
                                      An Exhibit List can be found on page II-8.

                           Registration No. 333-112579

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                       POST EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               eMagin Corporation

                 (Name of small business issuer in its charter)


      Delaware                             3674                   56-1764501
(State or other Jurisdiction of (Primary Standard Industrial (I.R.S. Employer Incorporation or Organization) Classification Code Number) Identification No.)


                                  2070 Route 52
                        Hopewell Junction, New York 12533
                                 (845) 838-7900
          (Address and telephone number of principal executive offices and principal place of business)

                                  Gary W. Jones
                            Chief Executive Officer
                               eMagin Corporation
                                  2070 Route 52
                        Hopewell Junction, New York 12533
                                 (845) 838-7900
            (Name, address and telephone number of agent for service)

                                   Copies to:
                            Richard A. Friedman, Esq.
                             Darrin M. Ocasio, Esq.
                       Sichenzia Ross Friedman Ference LLP
                    1065 Avenue of the Americas, 21st Floor.
                            New York, New York 10018
                                 (212) 930-9700
                              (212) 930-9725 (fax)

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

------------------------------- -------------------- ---------------- ------------------ --------------------
   Title of each class of          Amount to be         Proposed          Proposed           Amount of
 securities to be registered      registered (1)        maximum           maximum         registration fee
                                                        offering         aggregate
                                                       price per       offering price
                                                       share (2)
------------------------------- -------------------- ---------------- ------------------ --------------------
Common stock, $.001 par value           3,342,421       $1.06           $3,542,966.26        $417.01
------------------------------- -------------------- ---------------- ------------------ --------------------
Common Stock, $.001 par                 4,312,214       $1.06           $4,570,946.84        $538.00
Value, issuable upon exercise
of Warrants
------------------------------- -------------------- ---------------- ------------------ --------------------
                        Total           7,654,635                       $8,113,913.10        $955.01
------------------------------- -------------------- ---------------- ------------------ --------------------

(1) Includes shares of our common stock, par value $0.001 per share, which may be offered pursuant to this registration statement, which shares are issuable upon the exercise of warrants held by the selling stockholders.

In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon exercise of the warrants, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416.


(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the sale prices as reported on the American Stock Exchange on January 6, 2005, which was $1.06 per share.

                                EXPLANATORY NOTE

THIS FILING DOES NOT INVOLVE THE REGISTRATION OF ANY NEW SHARES OF COMMON STOCK. RATHER, THIS FILING UPDATES THE REGISTRATION OF THE COMMON STOCK ORIGINALLY REGISTERED ON FORM SB-2 FILED ON FEBRUARY 6, 2004. IN ACCORDANCE WITH THE REGISTRATION RIGHTS AGREEMENT ENTERED INTO WITH THE INVESTORS WHO INVESTED IN OUR COMMON STOCK ON JANUARY 9, 2004, WE WILL CONTINUE TO MAINTAIN REGISTRATION OF THESE SHARES UNTIL FEBRUARY 2006.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

                           Registration No. 333-112579

                               eMagin Corporation

                               7,654,635 SHARES OF
                                  COMMON STOCK

This prospectus relates to the resale by the selling stockholders, who invested in our common stock on January 9, 2004, of up to 7,654,635 shares of our common stock, including up to 4,312,214 shares issuable upon the exercise of common stock purchase warrants. All these securities were previously issued on January 9, 2004 and registered in February 2004. As of January 7, 2005, 2,914,650 of these warrants have been exercised leaving a balance of 1,213,352 A warrants that are exercisable until January 2009 and 184,212 C warrants that are exercisable until February 2005. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions.

THIS FILING DOES NOT INVOLVE THE REGISTRATION OF ANY NEW SHARES OF COMMON STOCK. RATHER, THIS FILING UPDATES THE REGISTRATION OF THE COMMON STOCK ORIGINALLY REGISTERED ON FORM SB-2 FILED ON FEBRUARY 6, 2004. IN ACCORDANCE WITH THE REGISTRATION RIGHTS AGREEMENT ENTERED INTO WITH THE INVESTORS WHO INVESTED IN OUR COMMON STOCK ON JANUARY 9, 2004, WE WE WILL CONTINUE TO MAINTAIN REGISTRATION OF THESE SHARES UNTIL FEBRUARY 2006.

The selling stockholders may be deemed underwriters of the shares of common stock, which they are offering. We will pay the expenses of registering these shares.

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is listed on the American Stock Exchange under the symbol "EMA". The last reported sales price per share of our common stock as reported by the American Stock Exchange on January 6, 2005, was $1.06.

INVESTING IN THESE SECURITIES INVOLVES SIGNIFICANT RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January __, 2005.

The information in this Prospectus is not complete and may be changed. This Prospectus is included in the Registration Statement that was filed by eMagin Corporation, with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

                               PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements.

eMagin Corporation

We design, develop, and market OLED (organic light emitting diode)-on-silicon microdisplays and related information technology solutions. We integrate high resolution OLED displays (smaller than one-inch diagonal), magnifying optics, and systems technologies to create a virtual image that appears comparable to that of a computer monitor or a large-screen television. We have developed unique technology for producing high performance OLED microdisplays and related optical systems. We are the only company to announce, publicly show, and sell full-color active matrix OLED-on-silicon microdisplays. We are now supplying our first two commercial microdisplay products (SVGA+ and SVGA 3D OLED microdisplays) in initial commercial quantities to original equipment manufacturers (OEMs). In addition, we sell integrated display and optics modules to military, homeland defense, industrial, and medical customers. These products are being applied or considered for near-eye and headset applications in products such as entertainment and gaming headsets, handheld Internet and telecommunication appliances, viewfinders, night vision viewers, firefighting helmets, simulation tools, and wearable computers manufactured by OEM customers.

Our principal offices are located at 2070 Route 52, Hopewell Junction, New York 12533, and our telephone number is (845) 838-7900. We are a Delaware corporation. Our website is www.emagin.com. Information on our website is not part of this registration statement.

The Offering
    Common stock offered by selling stockholders............ Up to 7,654,635 shares, including up to
                                                             4,312,214 shares issuable upon the exercise
                                                             of common stock purchase warrants, assuming
                                                             full exercise of the warrants. This number
                                                             represents 9.5% of the total number of
                                                             shares to be outstanding following this
                                                             offering assuming the exercise of all
                                                             securities being registered.

   Common stock to be outstanding after the offering........ Up to 81,001,380 shares

   Use of proceeds.......................................... We will not receive any proceeds from the sale of the common stock.  However, we will receive
                                                             the exercise price of any common stock we issue to
                                                             the selling stockholders upon exercise of the
                                                             warrants. We expect to use the proceeds
                                                             received from the exercise of their
                                                             warrants, if any, for general working capital
                                                             purposes.

   American Stock Exchange Symbol........................... EMA


The above information regarding common stock to be outstanding after the offering is based on 79,603,816 shares of common stock outstanding as of January 5, 2005 and assumes the subsequent issuance of common stock to the selling stockholders and exercise of warrants by our selling stockholders.

                      SECURITIES COVERED BY THIS PROSPECTUS

On January 9, 2004, eMagin Corporation and several accredited institutional and private investors entered into a Securities Purchase Agreement whereby such investors purchased an aggregate of 3,333,363 shares of common stock for an aggregate purchase price of $4,200,039.

The shares of common stock were priced at a 20% discount to the average closing price of the stock from December 30, 2003 to January 6, 2004, which ranged from $1.38 to $1.94 per share during the period for an average closing price of $1.58 per share, making the discounted price $1.26 per share. In addition, the investors received warrants to purchase an aggregate of 2,000,018 shares of common stock (subject to anti-dilution adjustments) exercisable at a price of $1.74 per share for a period of five (5) years. The warrants were priced at a 10% premium to the average closing price of the stock for the pricing period.

We also issued additional warrants to the investors to acquire an aggregate of 2,312,196 shares of common stock. 1,206,915 of such warrants are exercisable, within 6 months from the effective date of the registration statement covering these securities, at a price of $1.74 per share (a 10% premium to the average closing price of the stock for the pricing period), and 1,105,281 of such warrants are exercisable within 12 months from the effective date of the registration statement covering these securities, at a price of $1.90 per share (a 20% premium to the average closing price of the stock for the pricing period).

This prospectus covers the resale by the investors of the above-referenced common stock and common stock underlying the warrants.

                                  RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

                     Risks Related To Our Financial Results

WE HAVE A HISTORY OF LOSSES SINCE OUR INCEPTION AND MAY INCUR LOSSES FOR THE FORESEEABLE FUTURE.

Accumulated net losses as of September 30, 2004, were $(145) million, the majority of which was related to the March 2000 merger and the subsequent write-down of goodwill. The non-cash losses were dominated by the amortization and write-down of goodwill and purchased intangibles and write-down of acquired in-process research and development related to the March 2000 acquisition, and also included some non-cash stock-based compensation. We have not yet achieved profitability and we can give no assurances that we will achieve profitability within the foreseeable future as we fund our operations and capital expenditures in areas such as establishment and expansion of markets, sales and marketing, operating equipment and research and development. We cannot assure investors that we will ever achieve or sustain profitability or that our operating losses will not increase in the future.

WE WERE PREVIOUSLY PRIMARILY DEPENDENT ON U.S. GOVERNMENT CONTRACTS.

For many years the majority of our revenues were derived from research and development contracts with the U.S. government. We no longer rely on such contracts for revenue. We plan to submit proposals for additional development contract funding; however, funding is subject to legislative authorization and even if funds are appropriated such funds may be withdrawn based on changes in government priorities. No assurances can be given that we will be successful in obtaining new government contracts. Our inability to obtain revenues from government contracts could have a material adverse effect on our results of long-term operations, unless substantial product or non-government contract revenue offsets any lack of government contract revenue.

                   RISKS RELATED TO OUR INTELLECTUAL PROPERTY

WE RELY ON OUR LICENSE AGREEMENT WITH EASTMAN KODAK FOR THE DEVELOPMENT OF OUR PRODUCTS. EASTMAN KODAK'S LICENSING OF ITS OLED TECHNOLOGY TO OTHERS FOR MICRODISPLAY APPLICATIONS, OR THE SUBLICENSING BY EASTMAN KODAK OF OUR OLED TECHNOLOGY TO THIRD PARTIES, COULD HAVE A MATERIAL ADVERSE IMPACT ON OUR BUSINESS.

Our principal products under development utilize OLED technology that we license from Eastman Kodak. We rely upon Eastman Kodak to protect and enforce key patents held by Eastman Kodak, relating to OLED display technology. Eastman Kodak's patents expire at various times in the future from near term through long term patents that are just being issued.. Our license with Eastman Kodak could terminate if we fail to perform any material term or covenant under the license agreement. Since our license from Eastman Kodak is non-exclusive, Eastman Kodak could also elect to become a competitor itself or to license OLED technology for microdisplay applications to others who have the potential to compete with us. The occurrence of any of these events could have a material adverse impact on our business.

WE MAY NOT BE SUCCESSFUL IN PROTECTING OUR INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS.

We rely on a combination of patents, trade secret protection, licensing agreements and other arrangements to establish and protect our proprietary technologies. If we fail to successfully enforce our intellectual property rights, our competitive position could suffer, which could harm our operating results. Patents may not be issued for our current patent applications, third parties may challenge, invalidate or circumvent any patent issued to us, unauthorized parties could obtain and use information that we regard as proprietary despite our efforts to protect our proprietary rights, rights granted under patents issued to us may not afford us any competitive advantage, others may independently develop similar technology or design around our patents, our technology may be available to licensees of Eastman Kodak, and protection of our intellectual property rights may be limited in certain foreign countries. We may be required to expend significant resources to monitor and police our intellectual property rights. Any future infringement or other claims or prosecutions related to our intellectual property could have a material adverse effect on our business. Any such claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management's attention and resources, or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us, if at all. Protection of intellectual property has historically been a large expense for eMagin. We have not been in a financial position to properly protect all of our intellectual property, and may not be in a position to properly protect our position or stay ahead of competition in new research and the protecting of the resulting intellectual property.

                   RISKS RELATED TO THE MICRODISPLAY INDUSTRY

THE COMMERCIAL SUCCESS OF THE MICRODISPLAY INDUSTRY DEPENDS ON THE WIDESPREAD MARKET ACCEPTANCE OF MICRODISPLAY SYSTEMS PRODUCTS.

The market for microdisplays is emerging. Our success will depend on consumer acceptance of microdisplays as well as the success of the commercialization of the microdisplay market. As an OEM supplier, our customer's products must also be well accepted. At present, it is difficult to assess or predict with any assurance the potential size, timing and viability of market opportunities for our technology in this market. The viewfinder microdisplay market sector is well established with entrenched competitors with whom we must compete.

THE MICRODISPLAY SYSTEMS BUSINESS IS INTENSELY COMPETITIVE.

We do business in intensely competitive markets that are characterized by rapid technological change, changes in market requirements and competition from both other suppliers and our potential OEM customers. Such markets are typically characterized by price erosion. This intense competition could result in pricing pressures, lower sales, reduced margins, and lower market share. Our ability to compete successfully will depend on a number of factors, both within and outside our control. We expect these factors to include the following:

o our success in designing, manufacturing and delivering expected new products, including those implementing new technologies on a timely basis;
o our ability to address the needs of our customers and the quality of our customer services;
o the quality, performance, reliability, features, ease of use and pricing of our products;
o successful expansion of our manufacturing capabilities;
o our efficiency of production, and ability to manufacture and ship products on time;
o the rate at which original equipment manufacturing customers incorporate our product solutions into their own products;
o the market acceptance of our customers' products; and
o product or technology introductions by our competitors.

Our competitive position could be damaged if one or more potential OEM customers decide to manufacture their own microdisplays, using OLED or alternate technologies. In addition, our customers may be reluctant to rely on a relatively small company such as eMagin for a critical component. We cannot assure you that we will be able to compete successfully against current and future competition, and the failure to do so would have a materially adverse effect upon our business, operating results and financial condition.

THE DISPLAY INDUSTRY IS CYCLICAL.

The display industry is characterized by fabrication facilities that require large capital expenditures and long lead times for supplies and the subsequent processing time, leading to frequent mismatches between supply and demand. The OLED microdisplay sector may experience overcapacity if and when all of the facilities presently in the planning stage come on line leading to a difficult market in which to sell our products.

COMPETING PRODUCTS MAY GET TO MARKET SOONER THAN OURS.

Our competitors are investing substantial resources in the development and manufacture of microdisplay systems using alternative technologies such as reflective liquid crystal displays (LCDs), LCD-on-Silicon ("LCOS") microdisplays, active matrix electroluminescence and scanning image systems, and transmissive active matrix LCDs. Some of these products have been introduced years ahead of our products and some are established in segments of the microdisplay and virtual imaging markets that we have yet to enter. Displacing entrenched competitors may be difficult, especially in long-term projects or products, even if our product proves itself to be better.

OUR COMPETITORS HAVE MANY ADVANTAGES OVER US.

As the microdisplay market develops, we expect to experience intense competition from numerous domestic and foreign companies including well-established corporations possessing worldwide manufacturing and production facilities, greater name recognition, larger retail bases and significantly greater financial, technical, and marketing resources than us, as well as from emerging companies attempting to obtain a share of the various markets in which our microdisplay products have the potential to compete.

OUR PRODUCTS ARE SUBJECT TO LENGTHY OEM DEVELOPMENT PERIODS.

We plan to sell most of our microdisplays and related products to OEMs who will incorporate them into or with products they sell. OEMs determine during their product development phase whether they will incorporate our products. The time elapsed between initial sampling of our products by OEMs, the custom design of our products to meet specific OEM product requirements, and the ultimate incorporation of our products into OEM consumer products is significant. If our products fail to meet our OEM customers' cost, performance or technical requirements or if unexpected technical challenges arise in the integration of our products into OEM consumer products, our operating results could be significantly and adversely affected. Long delays in achieving customer qualification and incorporation of our products could adversely affect our business.

OUR PRODUCTS WILL LIKELY EXPERIENCE RAPIDLY DECLINING UNIT PRICES.

In the markets in which we expect to compete, prices of established products tend to decline significantly over time. In order to maintain our profit margins over the long term, we believe that we will need to continuously develop product enhancements and new technologies that will either slow price declines of our products or reduce the cost of producing and delivering our products. While we anticipate many opportunities to reduce production costs over time, there can be no assurance that these cost reduction plans will be successful. We may also attempt to offset the anticipated decrease in our average selling price by introducing new products, increasing our sales volumes or adjusting our product mix. If we fail to do so, our results of operations would be materially and adversely affected.


                         RISKS RELATED TO MANUFACTURING

WE DEPEND ON SEMICONDUCTOR CONTRACT MANUFACTURERS TO SUPPLY OUR SILICON INTEGRATED CIRCUITS AND OTHER SUPPLIERS OF KEY COMPONENTS, MATERIALS AND SERVICES.

We do not manufacture the silicon integrated circuits on which we incorporate our OLED technology. Instead, we provide the design layouts to semiconductor contract manufacturers who manufacture the integrated circuits on silicon wafers. We also depend on suppliers of a variety of other components and services, including circuit boards, graphic integrated circuits, passive components, materials and chemicals, and equipment support. Our inability to obtain sufficient quantities of high quality silicon integrated circuits or other necessary components, materials or services on a timely basis has resulted in delays and could result in future manufacturing delays, increased costs and ultimately in reduced or delayed sales or lost orders which could materially and adversely affect our operating results.

THE MANUFACTURE OF OLED-ON-SILICON IS NEW AND OLED MICRODISPLAYS HAVE NOT BEEN PRODUCED IN SIGNIFICANT QUANTITIES.

If we are unable to produce our products in sufficient quantity, we will be unable to attract customers. In addition, we cannot assure you that once we commence volume production we will attain yields of throughput that will result in profitable gross margins or that we will not experience manufacturing problems which could result in delays in delivery of orders or product introductions.

WE ARE DEPENDENT ON A SINGLE MANUFACTURING LINE.

We currently manufacture our products on a single manufacturing line. If we experience any significant disruption in the operation at our manufacturing facility or a serious failure of a critical piece of equipment, we may be unable to supply microdisplays to our customers. For this reason, some OEMs may also be reluctant to commit a broad line of products with our microdisplays without a second production facility in place. Interruptions in our manufacturing could be caused by manufacturing equipment problems, the introduction of new equipment into the manufacturing process or delays in the delivery of new manufacturing equipment. Lead-time for delivery of manufacturing equipment can be long. No assurance can be given that we will not lose potential sales or be able to meet sales orders delivery requirements due to production interruptions in our manufacturing line. In order to meet the requirements of certain OEMs for multiple manufacturing sites, we will have to expend capital to secure additional sites and may not be able to manage multiple sites successfully.

                          RISKS RELATED TO OUR BUSINESS

OUR SUCCESS DEPENDS ON ATTRACTING AND RETAINING HIGHLY SKILLED AND QUALIFIED TECHNICAL AND CONSULTING PERSONNEL.

We must hire highly skilled technical personnel as employees and as independent contractors in order to develop our products. The competition for skilled technical employees is intense and we may not be able to retain or recruit such personnel. We must compete with companies that possess greater financial and other resources than we do, and that may be more attractive to potential employees and contractors. To be competitive, we may have to increase the compensation, bonuses, stock options and other fringe benefits offered to employees in order to attract and retain such personnel. The costs of retaining or attracting new personnel may have a material adverse affect on our business and operating results. In addition, difficulties in hiring and retaining technical personnel could delay the implementation of our business plan.

OUR SUCCESS DEPENDS IN A LARGE PART ON THE CONTINUING SERVICE OF KEY PERSONNEL.

Changes in management could have an adverse effect on our business. We are dependent upon the active participation of several key management personnel, including Gary W. Jones, our chief executive officer. This is especially an issue while the company staffing is small. We will also need to recruit additional management in order to expand according to our business plan. The failure to attract and retain additional management or personnel could have a material adverse effect on our operating results and financial performance.

OUR BUSINESS DEPENDS ON NEW PRODUCTS AND TECHNOLOGIES.

The market for our products is characterized by rapid changes in product, design and manufacturing process technologies. Our success depends to a large extent on our ability to develop and manufacture new products and technologies to match the varying requirements of different customers in order to establish a competitive position and become profitable. Furthermore, we must adopt our products and processes to technological changes and emerging industry standards and practices on a cost-effective and timely basis. Our failure to accomplish any of the above could harm our business and operating results.

WE GENERALLY DO NOT HAVE LONG-TERM CONTRACTS WITH OUR CUSTOMERS.

Our business is operated on the basis of short-term purchase orders and we cannot guarantee that we will be able to obtain long-term contracts for some time. Such purchase orders can be cancelled or revised without penalty, depending on the circumstances. In the absence of a backlog of orders that can only be canceled with penalty, we plan production on the basis of internally generated forecasts of demand, which makes it difficult to accurately forecast revenues. If we fail to accurately forecast operating results, our business may suffer and the value of your investment in the Company may decline. Large, long-term supply line commitments and large inventories of various types of displays and other products will be required to support our business and provide reasonable order turn around for customers. Potentially enabling rapid sales growth targets can greatly increase the cash requirement for these accounts. Such supplies and inventories are subject to potential obsolescence, long delays before sale, and potential damage or loss.

OUR BUSINESS STRATEGY MAY FAIL IF WE CANNOT CONTINUE TO FORM STRATEGIC RELATIONSHIPS WITH COMPANIES THAT MANUFACTURE AND USE PRODUCTS THAT COULD INCORPORATE OUR OLED-ON-SILICON TECHNOLOGY.


Our prospects will be significantly affected by our ability to develop strategic alliances with OEMs for incorporation of our OLED-on-silicon technology into their products. While we intend to continue to establish strategic relationships with manufacturers of electronic consumer products, personal computers, chipmakers, lens makers, equipment makers, material suppliers and/or systems assemblers, there is no assurance that we will be able to continue to establish and maintain strategic relationships on commercially acceptable terms, or that the alliances we do enter into will realize their objectives. Failure to do so would have a material adverse effect on our business.

OUR BUSINESS DEPENDS TO SOME EXTENT ON INTERNATIONAL TRANSACTIONS.

We purchase needed materials from companies located abroad and may be adversely affected by political and currency risk, as well as the additional costs of doing business with a foreign entity. Some customers in other countries have longer receivable periods. In addition, many of the OEMs that are the most likely long-term purchasers of our microdisplays are located abroad exposing us to additional political and currency risk. We may find it necessary to locate manufacturing facilities abroad to be closer to our customers which could expose us to various risks, including management of a multi-national organization, the complexities of complying with foreign laws and customs, political instability and the complexities of taxation in multiple jurisdictions.

OUR BUSINESS MAY EXPOSE US TO PRODUCT LIABILITY CLAIMS.

Our business may expose us to product liability claims. Although no such claims have been brought against us to date, and to our knowledge no such claim is threatened or likely, we may face liability to product users for damages resulting from the faulty design or manufacture of our products. While we plan to maintain product liability insurance coverage, there can be no assurance that product liability claims will not exceed coverage limits, fall outside the scope of such coverage, or that such insurance will continue to be available at commercially reasonable rates, if at all.

Our business is subject to environmental regulations and possible liability arising from governmental claims related to the disposal of hazardous substances and/or potential employee claims of exposure to harmful substances used in the development and manufacture of our products.

We are subject to various governmental regulations related to toxic, volatile, experimental and other hazardous chemicals used in, and disposed of in connection with, our design and manufacturing process. Our failure to comply with these regulations could result in the imposition of fines or in the suspension or cessation of our operations. Compliance with these regulations could require us to acquire costly equipment or to incur other significant expenses. We develop, evaluate and utilize new chemical compounds in the manufacture of our products. While we attempt to ensure that our employees are protected from exposure to hazardous materials, we cannot assure you that potentially harmful exposure will not occur or that we will not be liable to employees as a result.

                           RISKS RELATED TO OUR STOCK


WE MAY NOT BE ABLE TO MAINTAIN COMPLIANCE WITH THE AMERICAN STOCK EXCHANGE'S CONTINUED LISTING REQUIREMENTS.

The AMEX staff notified us in June 2003 that we have fallen below Section 1003(a)(i) of the AMEX Company Guide for having shareholders' equity of less than $2,000,000 and losses from continuing operations and/or net losses in two out of the three most recent fiscal years. We were afforded the opportunity to submit a plan of compliance to the AMEX and presented a plan to the AMEX in July 2003. On September 9, 2003, we received notice from the staff of the AMEX that the AMEX had accepted our plan to regain compliance with AMEX's continued listing standards and granted us an extension until December 4, 2004 to regain compliance with those standards.

On November 15, 2004, we were advised by the AMEX that we have evidenced compliance with the requirements necessary for continued listing on the AMEX. In addition, we were advised that we have become subject to the provisions of
Section 1009(h) of the AMEX Company Guide, which states that if we are again determined to be below the continued listing standards within twelve months of the end of our plan, the AMEX staff will examine the relationship between the two incidents of falling below continued listing standards and re-evaluate our method of financial recovery from the first incident. It will then take appropriate action, which, depending upon the circumstances, may include truncating the procedures described above or immediately initiating delisting procedures. Other as yet unidentified issues may arise that could adversely affect the financial or the potential listing status of the company.

THE SUBSTANTIAL NUMBER OF SHARES THAT ARE OR WILL BE ELIGIBLE FOR SALE COULD CAUSE OUR COMMON STOCK PRICE TO DECLINE EVEN IF THE COMPANY IS SUCCESSFUL.

Sales of significant amounts of common stock in the public market, or the perception that such sales may occur, could materially affect the market price of our common stock. These sales might also make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. As of January 7, 2005, we had outstanding (i) options to purchase 13,559,162 shares; and (ii) warrants to purchase 21,618,229 shares of common stock.

                                 USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering. However, we could receive up to $4,200,040 upon exercise of warrants held by the selling stockholders that expire within 12 months of this prospectus. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock has been traded on the American Stock Exchange under the symbol "EMA" since March 17, 2000. From November 18, 1997 to March 16, 2000 our common stock had been quoted on the OTC Bulletin Board under our prior name "Fashion Dynamics Corp." under the symbol "FSHD." Prior to January 2000, there had been no public trading of FSHD. The table below sets forth, for the periods indicated, the high and low closing prices per share of the common stock as reported on the American Stock Exchange.


                                                    High           Low
                                                    ----           ---

2004    First Quarter                               3.15           1.40
        Second Quarter                              3.80           1.57
        Third Quarter                               1.73           0.75
        Fourth Quarter                              1.50           0.90

2003
        First Quarter                               1.00           0.33
        Second Quarter                              0.85           0.50
        Third Quarter                               1.99           0.51
        Fourth Quarter                              1.74           1.15

2002
        First Quarter                               1.75           0.42


As of January 5, 2005, there were 79,603,816 shares of common stock outstanding.

As of January 5, 2005, there were approximately 471 stockholders of record of our common stock, respectively. This does not reflect those shares held beneficially or those shares held in "street" name.

We have not paid cash dividends in the past, nor do we expect to pay cash dividends for the foreseeable future. We anticipate that earnings, if any, will be retained for the development of our business.

Equity Compensation Plan Information

           Plan category              Number of securities      Weighted average      Number of securities
                                        to be issued upon       exercise price of    remaining available for
                                           exercise of        outstanding options,       future issuance
                                      outstanding options,     warrants and rights
                                       warrants and rights
                                          (a) (b) (c)
Equity compensation plans approved          12,148,570           $     0.53                   2,752,218
by security holders

Equity compensation plans not                        0                  0.0                           0
approved by security holders
                                         ---------------      ---------------            ---------------
Total as of 12/31/03                        12,148,570           $     0.53                   2,752,218
                                         ===============      ===============            ===============

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

Some of the information in this Form SB-2 contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may", "will", "expect", "anticipate", "believe", "estimate" and "continue", or similar words. You should read statements that contain these words carefully because they:

o discuss our future expectations;

o contain projections of our future results of operations or of our financial condition; and

o state other "forward-looking" information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus. See "Risk Factors."

Overview

We design and manufacture miniature display modules, which we refer to as OLED-on-silicon-microdisplays, primarily for incorporation into the products of other manufacturers. Microdisplays are typically smaller than a postage stamp, but when viewed through a magnifier they can contain all of the information appearing on a high-resolution personal computer screen. Our microdisplays use organic light emitting diodes, or OLEDs, which emit light themselves when a current is passed through them. Our technology permits OLEDs to be coated onto silicon chips to produce high resolution OLED-on-silicon microdisplays.

We believe that our OLED-on-silicon microdisplays offer a number of advantages in near to the eye applications over other current microdisplay technologies, including lower power requirements, less weight, fast video speed without flicker, and wider viewing angles. In addition, many computer and video electronic system functions can be built directly into the OLED-on-silicon microdisplay, resulting in compact systems with lower expected overall system costs relative to alternate microdisplay technologies.

Since our inception in 1996, we derived substantially all of our revenues from fees paid to us under research and development contracts, primarily with the U.S. government. We have devoted significant resources to the development and commercial launch of our products. We commenced limited initial sales of our SVGA+ microdisplay in May 2001 and commenced shipping samples of our SVGA-3D microdisplay in February 2002. As of September 30, 2004, we have recognized approximately $7.3 million from sales of our products, and have a backlog of approximately $35 million in products ordered for delivery through 2007. These products are being applied or considered for near-eye and headset applications in products such as entertainment and gaming headsets, handheld Internet and telecommunication appliances, viewfinders, and wearable computers to be manufactured by original equipment manufacturer (OEM) customers. In addition to marketing OLED-on-silicon microdisplays as components, we also offer microdisplays in an integrated package, which we call Microviewer, which includes a compact lens for viewing the microdisplay and electronic interfaces to convert the signal from our customer's product into a viewable image on the microdisplay. Through our wholly owned subsidiary, Virtual Vision, Inc., we are also developing head-wearable displays that incorporate our Microviewer.

We license our core OLED technology from Eastman Kodak and we have developed our own technology to create high performance OLED-on-silicon microdisplays and related optical systems. We believe our technology licensing agreement with Eastman Kodak, coupled with our own intellectual property portfolio, gives us a leadership position in OLED and OLED-on-silicon microdisplay technology. We are the only company to demonstrate publicly and offer commercially full-color OLED-on-silicon microdisplays.

Company History

Our history has been as a developmental stage company. As of January 1, 2003, we are no longer a development stage Company. We have transitioned to manufacturing our products and intend to significantly increase our marketing, sales, and research and development efforts, and expand our operating infrastructure. If we are unable to generate significant revenues, our net losses in any given period could increase and we may be forced to reduce our expenses or operations.

CRITICAL ACCOUNTING POLICIES

The Securities and Exchange Commission ("SEC") defines "critical accounting policies" as those that require application of management's most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods.

Not all of the accounting policies require management to make difficult, subjective or complex judgments or estimates. However, the following policies could be deemed to be critical within the SEC definition.

Revenue Recognition

Revenue on product sales is recognized when persuasive evidence of an arrangement exists, such as when a purchase order or contract is received from the customer, the price is fixed, title to the goods has changed and there is a reasonable assurance of collection of the sales proceeds. We obtain written purchase authorizations from our customers for a specified amount of product at a specified price and consider delivery to have occurred at the time of shipment. Revenue is recognized at shipment and we record a reserve for estimated sales returns, which is reflected as a reduction of revenue at the time of revenue recognition.

Revenues from research and development activities relating to firm fixed-price contracts are generally recognized on the percentage-of-completion method of accounting as costs are incurred (cost-to-cost basis). Revenues from research and development activities relating to cost-plus-fee contracts include costs incurred plus a portion of estimated fees or profits based on the relationship of costs incurred to total estimated costs. Contract costs include all direct material and labor costs and an allocation of allowable indirect costs as defined by each contract, as periodically adjusted to reflect revised agreed upon rates. These rates are subject to audit by the other party. Amounts can be billed on a bi-monthly basis. Billing is based on subjective cost investment factors.

Results of Operations

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2004 COMPARED TO THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2003

Revenues

Revenues for the three and nine months ended September 30, 2004 were $1.1 million and $3.1 million, respectively as compared to $0.7 million and $1.5 million for the three and nine months ended September 30, 2003, an increase of 45% and 102%, respectively. The increase in revenue resulted from increased unit volume to the Company's current customer base. Unit pricing was relatively unchanged in 2004 as compared to 2003. We currently have firm orders or letters of intent to purchase our products at significantly higher volume levels than we have experienced historically. In order to realize revenue from these orders, we will be required to increase unit production levels and the amount of capital committed to pre-payments of raw materials and finished goods. The critical raw materials in the manufacture of our products are silicon wafers used to create our OLED microdisplays and lenses used in assembly of our subsystems. Both of these items require significant cash pre-payments and can take up to six months for delivery once ordered. While we anticipate that our revenues will increase in the future, we can not reliably estimate when and by how much until predictable raw material delivery is established or increased levels of these materials are held in inventory.

Cost of Goods Sold. Cost of goods sold includes direct and indirect costs associated with production and inventory loss. Cost of goods sold for the three and nine months ended September 30, 2004 were $1.6 million and $4.5 million, respectively, as compared to $1.3 million and $3.5 million for the three and nine months ended September 30, 2003. The $0.3 million and $1.0 million increase, respectively, in costs was directly related to higher unit volumes in 2004 as compared to 2003. However, our gross loss percentage during the 2004 periods has been reduced significantly due to volume and operating efficiencies created as we increased production.

We currently record all expenses associated with manufacturing in cost of goods sold. The full facility overhead as well as the expense of indirect materials is matched against our units sold. While our production volume is low, the gross margin reflects the costs that will be absorbed when quantities increase.

Costs and Expenses

Research and Development. Research and development expenses included salaries, development materials and other costs specifically allocated to the development of new products. Research and development expenses were $359 thousand and $443 thousand for the three months and nine months ended September 30, 2004, respectively, as compared to approximately $1 thousand and $22 thousand for the three and nine months ended September 30, 2003. The increase was a result of new OLED microdisplay and subsystem development initiatives. We currently anticipate that research and development expenses will increase over the coming quarters as these projects progress.

Selling, General and Administrative. Selling, general and administrative expenses consist principally of salaries and fees for professional services, legal fees incurred in connection with patent filings and related matters, amortization, as well as other marketing and administrative expenses. Selling, general and administrative expenses were $0.9 million and $2.8 million for the three and nine months ended September 30, 2004, respectively, as compared to $0.7 million and $2.6 million for the three and nine months ended September 30, 2003. The increase of $0.2 million in the three months ended September 30, 2004 as compared to the three months ended September 30, 2003 is primarily due to relocation expenses associated with staff relocating to Washington State. The increase of $0.1 million in the nine months ended September 30, 2004 as compared to the nine months ended September 30, 2003 is primarily due to the same factors. We currently anticipate that selling, general and administrative expenses will increase over the coming quarters as we hire additional sales and support staff.

Other Income (Expense). Other income (expense) for the three and nine months ended September 30, 2004 were $(0.6) million and ($4.0) million, respectively, as compared to $(0.4) million and $(0.7) million for the three and nine months ended September 30, 2003. The $0.1 million increase in other income for the three months ended September 30, 2004 as compared to the three months ended September 30, 2003 was due to a non cash charge of approximately $0.6 million associated with the re-pricing of warrants in relation to obtaining a waiver of certain participating rights in connection with our shelf financing versus the interest on debt recorded in 2003. The $3.2 million increase for the nine months ended September 30, 2004 was primarily due to non cash financing expenses that recorded the revaluation of warrants issued in conjunction with the early conversion of the $7.825 million in Notes to equity. Gain on Payable Forgiveness was a result of restructuring our debt in 2003.

Liquidity and Capital Resources

Current Financial Position

We have total liabilities and contractual obligations of $2,250,089 as of September 30, 2004. These contractual obligations, along with the dates on which such payments are due, are described below:

Contractual Obligations                   Total            One Year or Less      More than One Year
-----------------------              ---------------       ----------------      ------------------
   Royalties                           $   531,250           $    125,000            $  406,250
   Operating leases                        110,892                110,892                     -
   Capital leases                           47,461                 18,372                29,089
                                     ---------------       ----------------      ------------------
   Total contractual obligations       $   689,603           $    254,264            $  435,339
                                     ===============       ================      ==================

As mentioned in Note 13 - Subsequent Events, in October and November of 2004 we completed direct equity placements of common stock and warrants that resulted in net proceeds after expenses of $12.4 million. These funds significantly strengthen our liquidity and capital resources and will be used in part to fund the working capital requirements discussed above.

Assuming we are able to increase our revenue, we anticipate that we will continue to experience growth in our operating expenses for the foreseeable future and that our operating expenses will be the principal use of our cash. In particular, we expect that salaries for employees engaged in production operations, purchase of inventory, funding of receivables and expenses of increased sales and marketing efforts would be the principle uses of cash. We expect that our cash requirements over the next 12 months will be met by a combination of cash on hand, which, as of September 30, 2004 was $4.1 million, additional financing, the exercise of outstanding options and warrants, and revenues generated by operations.

We have purchase agreements for approximately $35 million of our products to be delivered now through 2007. Management believes that the prospects for growth of product revenue remain high.

Scheduled deliveries against our purchase agreements and other customer requirements are subject to change depending on a number of factors including, our production capacity which is heavily dependant on predictable silicon wafer and lens delivery from our suppliers, our customers' production timing of related systems into which they are integrating our products and their other supplier schedules, changes in the expected procurement periods for military programs and the requirements of the individual agreements and contracts that we have with our customers. We currently anticipate the need to ramp our supplies and staffing quickly and efficiently to be prepared to meet the currently anticipated shipping schedules, which will require significant added effort and capital.

Our cash requirements depend on numerous factors, including new product development activities, ability to commercialize our products, timely market acceptance of our products and our customers' products, and other factors. We expect to carefully devote capital resources to continue our development programs directed at commercializing our products in our target markets, hire and train additional staff, expand our research and development activities, and develop and expand our manufacturing capacity.


YEAR ENDED DECEMBER 31, 2003 COMPARED TO YEAR ENDED DECEMBER 31, 2002

Results of Operations

Revenues

Revenues increased by $0.5 million to a total of $2.6 million for the year ended December 31, 2003 from $2.1 million for the year ended December 31, 2002, representing an increase of 21%. This increase was due primarily to the transitioning from research and development to product manufacturing and sales. Our contract revenue decreased approximately $0.5 million while our product revenue increased approximately $1.0 million.

Cost of Goods Sold

Cost of goods sold includes direct and indirect costs associated with production and inventory losses. In the year ended December 31, 2003 we recorded approximately $5.1 million in cost of goods sold which resulted in a gross loss of $2.6 million. We expect to prorate a gross profit as we make improvements to our production line and production staff and increase the utilization of our production line. In 2003 production was running at a very small portion of our fabrication line's capacity. We have no relevant production amounts to compare to, as in 2002 production was at a sampling level.

Research and Development Expenses

Gross research and development expenses decreased by $7.3 million to a total of $19 thousand for the year ended December 31, 2003 from $7.3 million for the year ended December 31, 2002, representing a 100% decrease. Of these amounts, we received $0 in cost sharing from the U.S. government for the year ended December 31, 2003, and $0.3 million for the year ended December 31, 2002. The $7.3 million decrease in R&D expenses for the year ended December 31, 2003 reflects reduction in staffing and reduction in expenditures related to significant cost reduction measures undertaken by the company in 2002 and 2003.

Amortization of Purchased Intangibles

Amortization of purchased intangibles expense decreased by $1.0 million to $0.3 million for the year ended December 31, 2003 from $1.3 million for the year ended December 31, 2002. The decrease is the result of our purchase intangibles being fully amortized as of March 2003.

Gain on Debt Restructuring

In 2003 we were successful in negotiating with our creditors to reduce amounts currently owed to them and future contractual obligations. For the year ended December 31, 2003 we recorded ($4.6) million in gain on debt restructuring. We also negotiated our lease payments down from approximately $0.3 million a month to approximately $10 thousand a month.

Non-Cash Stock Based Compensation

Non-cash stock based compensation for the year ended December 31, 2003 increased $0.6 million to a total of $2.2 million as compared to $1.6 million for the year ended December 31, 2002. This increase is primarily due to the difference between the strike price of the options set at the market price when granted in October 2002 and the price of the Company's stock on July 2, 2003 when the options granted in October 2002 were issued under the 2003 Employee Stock Option Plan. Non-cash stock-based compensation costs are the result of amortization of the intrinsic value ascribed for the issuance of stock options at the time of grant. The amortization is done over the vesting period of such options.

Selling, General and Administrative Expenses General and administrative expenses decreased by $1.4 million to a total of $3.1 million for the year ended December 31, 2003 from $4.5 million for the year ended December 31, 2002. The decrease in selling, general and administrative expenses was due primarily to reductions in personnel costs, patent filings, and legal fees. We expect marketing, general and administrative expense to increase in future periods as we add to our sales staff and make additional investments in marketing activities.

Other Income (Expense)

Other expenses decreased by $1.2 million to a total of ($1.1) million for the year ended December 31, 2003 from ($2.3) million for the year ended December 31, 2002. The decrease was due primarily to decreased beneficial conversion of debt recorded as interest expense.

The following provides a reconciliation of information used in calculating the per share amounts for the year ended December 31, 2003 and 2002.

EFFECT OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In November 2002, the EITF reached a consensus on Issue 00-21 ("EITF 00-21"), "Multiple-Deliverable Revenue Arrangements." EITF 00-21 addresses how to account for arrangements that may involve the delivery or performance of multiple products, services, and/or rights to use assets. The consensus mandates how to identify whether goods or services or both that are to be delivered separately in a bundled sales arrangement should be accounted for separately because they are separate units of accounting. The guidance can affect the timing of revenue recognition for such arrangements, even though it does not change rules governing the timing or pattern of revenue recognition of individual items accounted for separately. The final consensus will be applicable to agreements entered into in fiscal periods beginning after June 15, 2003 with early adoption permitted. Additionally, companies will be permitted to apply the consensus guidance to all existing arrangements as the cumulative effect of a change in accounting principle in accordance with APB Opinion No. 20, "Accounting Changes." Upon adoption of EIFT 00-21, there was no effect on its financial position, cash flows or results of operations.

In January 2003, the Financial Accounting Standards Board ("FASB") issued interpretation No. 46R ("FIN 46R"), "Consolidation of Variable Interest Entities." Until this interpretation, a company generally included another entity in its consolidated financial statements only if it controlled the entity through voting interests. FIN 46R requires a variable interest entity, as defined, to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or is entitled to receive a majority of the entity's residual returns. Certain provisions of FIN46R were deferred until the period ending after March 15, 2004. The adoption of FIN 46R for provisions effective during 2003 has no impact on the Company's financial position, cash flows or result of operations.

On April 30, 2003, the FASB issued Statement No. 149 ("SFAS No. 149"), "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under Statement No. 133. In particular, this statement clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative as discussed in Statement No. 133, and it clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003 and is to be applied prospectively. Upon adoption of SFAS No. 149, there was no effect on its financial position, cash flows or results of operations.

On May 15, 2003, the FASB issued Statement No. 150 ("FAS No. 150"), Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. FAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). FAS No. 150 affects the issuer's accounting for three types of freestanding financial instruments.

o mandatorily redeemable shares, which the issuing company is obligated to buy back in exchange for cash or other assets

o instruments that do or may require the issuer to buy back some of its shares in exchange for cash or other assets; includes put options and forward purchase contracts

o obligations that can be settled with shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuers' shares.

FAS No. 150 does not apply to features embedded in a financial instrument that is not a derivative in its entirety. Most of the guidance in FAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. Upon adoption of SFAS No. 150, there was no effect on its financial position, cash flows or results of operations.

In November 2004, the FASB issued FAS No. 151, "An amendment of ARB No. 43, Chapter 4" This statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing", to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal". In addition, this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The statement is effective for fiscal years beginning after June 15, 2005 with early adoption permitted. eMagin is currently evaluating the requirements and impact of FAS No. 151, but at this point does not believe the adoption will have a material impact on its financial position, cash flows or results of operations.

FASB Statement 123 (Revision 2004), "Share-Based Payment," was issued in December 2004 and is effective for reporting periods beginning after June 15, 2005. The new statement requires all share-based payments to employees to be recognized in the financial statements based on their fair values. The Company currently accounts for its share-based payments to employees under the intrinsic value method of accounting set forth in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issues to Employees." Additionally, the company complies with the stock-based employer compensation disclosure requirements of SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement No. 123." The Company plans to adopt the new statement in its financial statements for the quarter ending September 2005.

                                    BUSINESS

Introduction

eMagin Corporation designs, develops, manufactures, and markets virtual imaging products which utilize OLEDs, or organic light emitting diodes, OLED-on-silicon microdisplays and related information technology solutions. We integrate OLED technology with silicon chips to produce high-resolution microdisplays smaller than one-inch diagonally which, when viewed through a magnifier, create virtual images that appear comparable in size to that of a computer monitor or a large-screen television. Our products enable our original equipment manufacturer, or OEM, customers to develop and market improved or new electronic products. We believe that virtual imaging will become an important way for increasingly mobile people to have quick access to high resolution data, work, and experience new more immersive forms communications and entertainment.

Our first commercial product, the SVGA+ (Super Video Graphics Array plus 52 added columns of data) OLED microdisplay was first offered for sampling in 2001, and our first SVGA-3D (Super Video Graphics Array plus built-in stereovision capability) OLED microdisplay was first shipped in early 2002. We have now accepted purchase agreements for larger quantities of our commercial microdisplay products and virtual imaging subsystems which combine displays with lenses. These products are being applied or considered for near-eye and headset applications in products such as entertainment and gaming headsets, handheld Internet and telecommunication appliances, viewfinders, and wearable computers to be manufactured by OEM customers for military, medical, industrial, and consumer applications. We market our products in North American, Europe, and Asia.

Our OLED-on-silicon microdisplays offer a number of advantages over current liquid crystal microdisplays, including increased brightness, lower power requirements, less weight and wider viewing angles. Using our active matrix OLED technology, many computer and video electronic system functions can be built directly into the OLED-on-silicon microdisplay, resulting in compact systems with expected lower overall system costs relative to alternate microdisplay technologies. We have developed our own technology to create high performance OLED-on-silicon microdisplays and related optical systems and we have licensed certain fundamental OLED and display technology from Eastman Kodak. The worldwide market for OLED displays amounted to $91 million in 2002, $249 million in 2003, and will grow to $3.1 billion in 2009, for a compound annual growth rate of 56 percent from 2003 to 2009, according to iSuppli/Stanford Resources research as of March 2004.

As the first to exploit OLED technology for microdisplays, and with the support of our partners and the development of our intellectual property, we believe that we enjoy a significant advantage in the commercialization of this display technology for virtual imaging. We are the only company to announce, publicly show and sell full-color active matrix OLED-on-silicon microdisplays.

Our wholly owned subsidiary, Virtual Vision, Inc., provides added value services to our customers by providing custom engineering support for virtual imaging subsystem design and prototyping, as well as by creating standardized optical and electronics interfaces for our displays that accelerate the time to market for products offered by our new potential customers.

Our website is located at www.emagin.com. We make available on our website, free of charge, our annual report on Form 10KSB, our proxy statement, our quarterly reports on Form 10QSB, our current reports on Form 8K, amendments to reports filed under the Securities and Exchange Act, earnings press releases, and other business-related press releases. We also intend to post on our website the charters of our Audit, Compensation, and Governance and Nominating committees, our Codes of Ethics and any amendments of or waiver to those codes of ethics, and other corporate governance materials recommended by the Securities and Exchange Commission and the American Stock Exchange.

Industry Overview

The overall flat panel display industry is predicted to grow to over $69 billion in 2005, according to market research by DisplaySearch. Within the flat panel industry there are various sizes and applications of flat panel displays, ranging from wall size signage to calculator and viewfinder displays. Displays are sold as independent products (such as flat TVs) or as components of other systems (such as laptop computers). Our products target one segment of the flat panel industry which is known as near-to-the-eye or near-eye microdisplays because they are viewed through a lens rather than directly, such as desktop computer screens which are know as direct view displays.

Near-eye virtual imaging using microdisplays are used in small optically magnified devices such as video headsets, camcorders, viewfinders and other portable devices. Microdisplays are typically of such high resolution that they are only practically viewed with magnifying optics. Although the displays are typically physically smaller than a postage stamp, they can provide a magnified viewing area similar to that of a full size computer screen. For example, when magnified through a lens, a high-resolution 0.6-inch diagonal display can appear comparable to a 19 to 21-inch diagonal computer screen at about 2 feet from the viewer or a 60-inch TV screen at about 6 feet. One version of our display and optic recreates the virtual imaging viewing and sound experience of sitting in the middle seat of a typical movie theater.

The microdisplay market, according to McLaughlin Consulting Group in a report issued in November 2002, is expected to grow on a unit basis at 20% per year, from a base of less than $1 billion in 2002 to more than $1.4 billion by 2006. Another leading industry market research organization, DisplaySearch, projects that the overall microdisplay market is expected to grow to a $3 billion per year rate by the end of 2005.

We believe that the most significant driver of the near-eye virtual imaging microdisplay market is growing consumer demand for mobile access to larger volumes of information and entertainment in smaller packages. This desire for mobility has resulted in the development of near-eye microdisplay products in two general categories: (i) an established market for electronic viewers incorporated in products such as viewfinders for digital cameras and video cameras which may potentially also be developed as personal viewers for cell phones and (ii) an emerging market for headset-application platforms which include accessories for mobile devices such as notebook and sub-notebook computers, portable DVD systems, electronic games, and other entertainment, and wearable computers.

Until now, near-eye virtual imaging microdisplay technologies have not simultaneously met all of the requirements for high resolution, full color, low power consumption, brightness, lifetime, size and cost which are required for successful commercialization in OEM consumer products. We believe that our new OLED-on-silicon microdisplay product line meets these requirements better than alternative products and will help to enable virtual imaging to emerge as an important display industry segment.

Our Approach: OLED-on-Silicon Microdisplays and Optics

There are two basic classes of organic light emitting diode, or OLED, technology, dubbed single molecule or small molecule (monomer) and polymer. Our microdisplays are currently based upon active matrix molecular OLED technology, which we call OLED-on-silicon because we build the displays directly on silicon chips. Our OLED-on-silicon technology uniquely permits millions of individual low-voltage light sources to be built on low-cost, silicon computer chips to produce single color, white, or full-color display arrays. OLED-on-silicon microdisplays offer a number of advantages over current liquid crystal microdisplays, including increased brightness, lower power requirements, less weight and wider viewing angles. Using our OLED technology, many computer and video electronic system functions can be built directly into the silicon chip, under the OLED film, resulting in very compact, integrated systems with lowered overall system costs relative to alternative technologies.

We have developed our own proprietary and patented technology to create high performance OLED-on-silicon microdisplays and related optical systems and we license fundamental OLED technology from Eastman Kodak. (See "Intellectual Property" and "Strategic Relationships"). We expect that the integration of our OLED-on-silicon microdisplays into mobile electronic products will result in lower overall system costs to our OEM customers.

We believe that our OLED-on-silicon microdisplays will initiate a new generation of virtual imaging products that will have a profound impact on many industries. Headsets providing virtual screens surrounding the user in a sphere of data become a practical reality with our displays and a low cost head tracker. Because our microdisplays generate and emit light, they have a wider viewing angle than competing liquid crystal microdisplays, and because they have the same high brightness at all forward viewing angles, our microdisplays permit a large field-of-view and superior optical image.

The wider viewing angle of our display results in the following superior optical characteristics:

o the user does not need to as accurately position the head-wearable display to the eye;

o the image will change minimally with eye movement and appear more natural; and

o the display can be placed further from the eye and not cut off part of the image.

In addition, our OLED-on-silicon microdisplays offer faster response times and use much less power than competitive liquid crystal microdisplay systems. Our subsystem-level power consumption is so low that two SVGA, full color, full speed motion video computer displays can easily be run in stereovision off the power from a single USB port on a portable computer. Battery life is extended or weight is greatly reduced in systems using our products.

Our OLED microdisplay stores all the color and luminance value information at each of the more than 1.5 million picture elements, or pixels, between refresh cycles in the display array, eliminating the flicker or color breakup seen by most other high-resolution microdisplay technologies. Even power efficient frame rates as low as 30 Hz can usually be used effectively. Power consumption at the system level is expected to be the lowest of any full-color, full-video SVGA resolution range, large view microdisplay on the market. The OLED's ability to emit light at wide angles allows customers to create large field of view (approx. 40 degrees), wide image capture range images from very compact, low-cost, one-piece optical systems. The display contains the majority of the electronics required for connection to the RGB (red, green, blue signal) port of a portable computer imbedded in its silicon chip backplane, thereby eliminating many other components required by other display technologies such as D-A converters, application-specific integrated circuits (ASICs), light sources, multiple optical elements, and other components. We believe that these features will enable our new class of microdisplay to potentially be the most compact, highest image quality, and lowest cost solution for high resolution near-eye applications, once they are in full production.

We have commercialized two OLED microdisplay products, our SVGA+ resolution microdisplay, which contains 1.53 million picture elements, and our built-in 3D stereovision- compatible SVGA-3D microdisplay, which contains 1.44 million picture elements. We are currently developing a SVGA-3D chip which will be approximately 40% smaller than our current SVGA-3D for lower price consumer applications, with completion expected in late 2005. We are also developing a SXGA integrated circuit for military, industrial, and commercial applications, which contains 1280x3x1024 picture elements, that is due for completion in late 2005 or early 2006.

We sell our OLED-on-silicon microdisplays for use as components by customers who prefer to design and build their own lenses or coupled with our own optics. We also plan to offer OLED processing on our customers' integrated circuits to some OEMs who design their own integrated circuits. We provide Developer Kits and PC Interface Kits, which include a microdisplay and associated electronics to help OEMs evaluate our microdisplay products and to assist their efforts to build and test new products incorporating our microdisplays.

We are also currently beginning to directly market large view market PC video headset systems and will consider coordinating production of headsets for ODM (original design manufacturer) customers.

Our Product Lines

We offer our products to OEMs and other large volume buyers as both separate components and integrated bundles in a three-tiered platform. We believe that our strategy of offering our products both as separate components and as integrated bundles that include microdisplays and lenses will allow us to address the needs of the largest number of potential customers.

(1) OLED-on-silicon microdisplays for integration into near-eye virtual imaging OEM products for consumer, industrial, and military markets;

(2) Microviewer(TM) near-eye virtual imaging modules that incorporate our OLED-on-silicon microdisplays with compact lenses and electronic interfaces for integration into OEM products for consumer, industrial, and military markets. We have shipped customized microviewer modules to several customers, some of which have incorporated our products into their own commercially available products;

(3) Head-wearable near-eye virtual imaging display systems that will incorporate our Microviewers(TM) for consumer and industrial markets. These products have been prototyped and are planned.

We also offer engineering support and a variety of support products, including developer kits and PC interface kits, to enable customers to quickly integrate our products into their own product development programs.

Our Products

(1) OLED Microdisplay Products

We serve as a component manufacturer by supplying our OLED-on-silicon microdisplays for those customers who have their own lenses or integrated circuits. Our first commercial microdisplay products are based on our "SVGA series" OLED microdisplays. We expect to offer our SXGA OLED microdisplay during 2004. The table below provides a partial listing of the display products, or in the late stages of development.

OLED Microdisplays:



Microdisplay      Description                   Resolution    Color   Size
Product Numbers                                 (pixels)              (diagonal)

EMA-100080        SVGA+ OLED microdisplay       852x3x600     color   0.62 inch
EMA-100100        SVGA+ OLED microdisplay       852x3x600     white   0.62 inch
EMA-100116        SVGA+ OLED microdisplay       852x3x600     yellow  0.62 inch
EMA-100110        SVGA+ OLED microdisplay       852x3x600     green   0.62 inch
EMA-100052        SVGA 3D OLED microdisplay     800x3x600     color   0.59 inch

0.62-inch Diagonal SVGA+ (Super Video Graphics Array plus 52 added columns of data) for Consumer OEMs. This display has a resolution of 852 x 3 x 600 pixels, and was dubbed "SVGA+" because it has 52 more display columns than a standard SVGA display. The design permits users to run either (1) standard SVGA (800 x 600 pixels) to interface to the analog output of many portable computers or (2) 852 x 480, using all the data available from a DVD player in a 16:9 wide screen entertainment format. The SVGA+ can be made as a full-color or monochrome microdisplay primarily for high-performance and large-view consumer OEM products such as games, video/data head-wearable displays, digital cameras, video cameras and other portable electronics applications. The display also has an internal NTSC monochrome video decoder for low power night vision systems. This product is designed to interface with most portable personal computers.

0.59-inch Diagonal SVGA-3D (Super Video Graphics Array plus built-in stereovision capability) for Consumer OEMs. This display has a resolution of 800 x 3 x 600 pixels. The SVGA-3D can be made as a full-color or monochrome microdisplay primarily for high-performance and large-view consumer OEM products such as personal computer games and video/data head-wearable displays, but is also designed to be applicable for digital cameras, video cameras and other portable electronics applications since the 3D feature is optional. A built-in circuit provides compatibility with single channel frame sequential stereoscopic vision without additional external components. In high volumes, the SVGA-3D is priced lower than the SVGA+, so it is likely to be selected whenever the OEM customer does not need monochrome NTSC or the extra columns of resolution.

We are developing a smaller 0.42-inch diagonal size version of our SVGA-3D display, with target introduction in late 2005. With a smaller size, we will obtain many more displays per wafer, greatly lowering cost, and each display will use even less power. This new product is expected to open many new opportunities in handheld and worn display applications. This display will not displace the original SVGA-3D as there are many large view applications that require the larger size chip, but it will permit lower cost

We are also developing an SXGA (Super Extended Video Graphics Array) microdisplay product as a personal computer-compatible headset display for military, medical, commercial, and industrial applications. We anticipate that this display will become available for sampling sometime in late 2005 or early 2006. This product will have 1280 x 1024 full-color pixel triads (3.932 million total pixels) This digital video and data interface product is being designed to exhibit a wide dimming range and high luminance for many applications. This product should be a drop in upgrade for our SVGA+ and SVGA-3D displays to most of our customers' optical system designs.

We are also beginning to directly market large view market PC headset video systems and will consider coordinating production of headsets for ODM customers. Several baseline versions of these PC video headsets are expected to become available in early 2005.

OLED Microdisplay Kits:

Kit Product Number      Description                                        Available colors

EMA-100119              SVGA+ Monocular Developer Kit                      Color, white, yellow, green
EMA-100120              SVGA+ Binocular Developer Kit                      Color, white, yellow, green
EMA 100125              SVGA 3D Monocular Developer Kit                    Color, white, yellow, green
EMA-100126              SVGA 3D Binocular Developer Kit                    Color, white, yellow, green
EMA-100121 HB           High Bright Monocular Developer Kit                Yellow
EMA-100135              SVGA Series Monocular PC Interface Kit             Color, white, yellow, green
EMA-100136              SVGA Series Binocular PC Interface Kit             Color, white, yellow, green

Developer Kit. The multi-functional Developer Kit provides a menu selection of resolution, frequency, image flip, monochrome operation, gain, and offset. It also provides NTSC RS-170 video composite input for SVGA+ (monochrome only). An optional serial-to-I2C adapter provides direct loading and interrogation of display registers located on the display chip.

The PC Interface Kit provides a simple RGB interface with image flipping for SVGA+ and SVGA-3D displays, and automatic stereovision signal recognition for SVGA-3D displays. Interface kits can be provided configured with or without displays.

(2) Microviewer(TM) Products Incorporating Lenses

By providing an integrated solution of a complete microdisplay and lens assembly to integrate into OEM customers' end product design, OEM customers can avoid incurring expensive optics design and tooling costs. Different lens and microdisplay specifications can be mixed and matched to be adapted to many end products.

We have developed advanced lens technology for several applications and believe we hold key patents on certain low cost, high performance lens technology for microdisplay applications. Our lens technology permits our OLED-on-silicon microdisplays to provide large field of view images that can be viewed for extended periods with reduced eye-fatigue.

We intend to sell Microviewer(TM) modules to OEMs for integration with their branded products, or incorporated into eGlass(TM) Personal Viewer(TM) head-wearable displays to be supplied by our subsidiary, Virtual Vision, Inc. Some of our potential customers have stated a preference for Microviewers(TM) over microdisplays since Microviewers(TM) incorporate lenses which save OEMs a step in their manufacturing process and can save them the long time required to develop a high performance lens system. Custom microviewer products incorporated into specially designed modules are currently being sold to OEMs, including Sage Technologies and Total Fire Group.

Low cost molded plastic lenses are in development under eMagin direction to help our commercial and consumer OEM customers obtain better quality, large area virtual images using our displays at relatively low cost to alternate approaches.

(3) eGlass(TM) Personal Viewer(TM) Head-Wearable Systems

Personal Viewer(TM) head-wearable systems, such as our eGlass(TM) Personal Viewer(TM), give users the ability to work with their hands while simultaneously viewing information or video on the display. Our head-wearable displays enable more versatile portable computing, capable of delivering an image that appears comparable to that of a 19-inch monitor at 22 to 24 inches from the eye using a 0.59-inch diagonal microdisplay (SVGA-3D). We believe that Personal Viewer head-wearable displays will fill the increasing demand for instant data accessibility in mobile workplaces. We expect to sell the head-wearable displays primarily to OEM systems and equipment customers through direct sales and our e-commerce website which is under development.

Prior Product and Technology Awards

o Dual Use Technology Achievement Award

March 2002. eMagin and the US Air Force Armstrong Laboratory received First Place recognition for the US Air Force with a Second Annual Dual Use Science and Technology Achievement Award. eMagin's technology was also recognized as one of the best dual use technologies in 2001 across all branches of the Armed Services. The award, presented by the Deputy Under Secretary for Defense, Charles J. Holland, recognizes the best dual use programs and honors those responsible for developing and implementing technology beneficial to both military and commercial sectors.

o 2001 Product of the Year

January 17, 2001. eMagin received a 2001 Product-of-the-Year Award from Electronic Products Magazine, honoring eMagin for the development of its first-of-class high-resolution active matrix OLED-on-silicon microdisplay, based on significant advances in technology.

o 2001 U.S. Army Phase II Quality Award

August 21, 2001. eMagin received a 2001 US Army SBIR (Small Business Innovation Research) Phase II Quality Award for the development of high-resolution active matrix OLED microdisplays for incorporation into military head-mounted displays. The annual Quality Awards Program recognizes top quality Army Phase II projects for their technical achievement, contribution to the Army and potential for commercial use. Selected by a distinguished panel of Army and industry experts, eMagin's project was among only five selected to receive a 2001 U.S. Army SBIR Phase II Quality Award through the rigorous Quality Awards competition.

o Display of the Year 2000 Gold Award

June 6, 2001. eMagin was honored by The Information Display Magazine and Society Information Display with the Display of the Year Gold Award for its OLED-on-Silicon microdisplay. The Display of the Year Award was established in 1995 to recognize outstanding products chosen for their innovation and potential impact on current and future display markets. An international committee of distinguished display technologists and leading editors in a four-month process of nominations and voting made the selection.

Our Market Opportunity

The growth potential of our selected target market segments have been investigated using information gathered from key industry market research firms, including DisplaySearch, Frost and Sullivan, Fuji-Chimera, International Data Corporation, Nikkei, SEMI, Stanford Resources-iSuppli and others. Such data was obtained using published reports and data obtained at industry symposia. We have also relied substantially on market projections obtained privately from industry leaders, industry analysts, and potential customers.

We believe that the consumer oriented, virtual-imaging market is characterized by about 20 large OEMs that, collectively, dominate 90% of the market. The non-consumer market consists of niches - industrial, medical, military, arcade games, 3-D CAD/Virtual Reality, and wearable computers. Within each of these market sectors, we believe that our microdisplays, when combined with compact optic lenses, will become a key component for a number of mobile electronic products. We are targeting the following applications:

(1) Near-Eye Viewers for Digital Cameras, Camcorders and Hand-held Internet and Telecommunications Appliances

We believe that our microdisplays will enhance near-eye applications in the following groups of products:

o Digital cameras and camcorders, which typically use direct view displays at low resolution, offer a small visual image, and are difficult to see on sunny days. According to Display Search, 41 million digital cameras and 13 million camcorders are expected to be sold in 2005. Some of these products may incorporate microdisplays as high-resolution viewfinders which would permit individuals to see enlarged, high-resolution proofs immediately upon taking the picture, giving them the opportunity to retake a poor shot.

o Mobile phones and other hand-held Internet and telecommunications appliances which will enable users to access full web and fax pages, data lists and maps in a pocket-sized device. According to the Fuji Chimera Research Institute, an industry market research organization, by 2005 the cellular phone and handheld portable digital assistant markets will grow to 655 million units and 20 million units, respectively. Some of these products may eventually incorporate our microdisplays. In order for the high-resolution wireless telecommunications market to develop, Generation 3 (G3) high-speed data transmission must become widely available. The current cost and limited availability of broadband services has impeded the development of this market, but several telecommunication companies have prototype programs in progress which incorporate our microdisplay products.

For each of these applications, we anticipate that our microdisplays, combined with compact optic lenses, will offer higher resolution, lower power and system cost and achieve larger images than are currently available in the consumer market. As a result, we believe that we can obtain a sizeable share of the market for the display components of these mobile electronic products.

(2) Head-wearable Display Platforms

Head-wearable displays incorporate microdisplays mounted in or on eyeglasses, goggles, simple headbands, helmets, or hardhats, and are often referred to as head-mounted displays (HMDs) or headsets. Head-wearable displays may block out surroundings for a fully immersive experience, or be designed as "see-through" or "see-around" to the user's surroundings. They may contain one (monocular) or two (binocular) displays. Some of the increased current interest is due to accelerating the timetable to adapt such systems to military applications such as night vision and fire and rescue applications. These have military, commercial, and consumer applications.

Military

Military demand for head-wearable displays is currently being met with microdisplay technologies that we believe to be inferior to our OLED-on-silicon products. The new generation of soldiers will be highly mobile, and will often need to carry highly computerized communications and surveillance equipment. To enable interaction with the digital battlespace, rugged, yet lightweight and energy efficient technology is required. Currently available microdisplay technologies do not meet the requirements for low power, hands-free, day and night-viewable displays. Our OLED microdisplays demonstrate performance characteristics important to military and other demanding commercial and industrial applications including high brightness and resolution, wide dimming range, wider temperature operating ranges, shock and vibration resistance and insensitivity to high G-forces. The image does not suffer from flicker or color breakup in vibrating environments, and the microdisplay's wide viewing angle allows ease of viewing for long periods of time. The OLED's very low power consumption reduces battery weight and increases allowed mission length Our high brightness SXGA display, under development, is expected to provide luminance levels in excess of 30,000 Cd/m2, will have a number of imbedded control features, and is expected to use a small fraction of the power required for LCDs (liquid crystal displays) or CRTs (cathode ray tubes) run at similar luminance levels, and will permit the use of more compact optical systems. Properly implemented, we believe that head-mounted systems incorporating our microdisplays will increase effectiveness by allowing hands-free operation and increasing situational awareness with enough brightness to be used in daylight, yet controllable for nighttime light security. The OLED's wide temperature range is especially of interest for military applications because the display can turn on instantly at temperatures far below freezing and can operate at very high temperatures in desert conditions.

Our OLED microdisplays were selected for several aircraft vehicles and soldier applications, including the US Army Land Warrior 1.0 and 2.0 programs, and Stryker Interoperative, and the US Air Force Joint Strike Fighter and Lil Hal Digital Kneeboard, among others. Land Warrior, a core program in the Army's drive to digitize the battlefield, is an integrated digital system that incorporates computerized communication, navigation, targeting and protection systems for use by the twenty-first century infantry soldier. Kaiser Electro-Optics, a Rockwell Collins company and the principal contractor for the US Army's Land Warrior HMD system, and eMagin will apply their respective expertise in HMD and imaging technology to develop rugged, yet lightweight and energy efficient products meeting the requirements of tomorrow's soldier. The US Army expects to initially equip more than 40,000 soldiers with the Land Warrior system. The current overall redesign of the Land Warrior system by General Dynamics and Rockwell Collins has delayed increased volume use of displays beyond small quantities for that program until a future date to be determined. Our display is also used in Kaiser Electro-Optics, Inc.'s commercially available ProView S035 Monocular HMD. Night Vision Equipment Corporation's HelmetIR-50(TM), a lightweight, military helmet mounted thermal imager, which provides hands-free operation and allows viewers to see through total darkness, battlefield obscurants, and even foliage, is the first OLED-equipped product to be listed on the US Government's GSA schedule. The US Air Force has selected our OLED microdisplay technology for incorporation into the Strike Helmet 21 system. The Strike Helmet 21 system is targeted for integration into F-15E aircraft in 2004-2005 time periods. We have been informed by the US Air Force that our SXGA resolution OLED microdisplay, currently under development, is planned to be used in programs such as Integrated Panoramic Night Vision Goggles in avionics helmets and the Lil HAL digital kneeboard. We cannot assure that the Government will remain on schedule. Similar systems are of interest for other military applications as well as for related operations such as fire and rescue.

Commercial, Industrial, and Medical

We believe that a wide variety of commercial and industrial markets offer significant opportunities due to increasing demand for instant data accessibility in mobile workplaces. Some examples of microdisplay applications include: immediate access to inventory such as parts, tools and equipment availability; instant accessibility to maintenance or construction manuals; routine quality assurance inspection; endoscopic surgery; and real-time viewing of images and data for a variety of applications. As one potential example, a user wearing a HMD while using test equipment, such as oscilloscopes, can view technical data while simultaneously probing printed circuit boards. Commercial products in these sectors include Sage Technologies, Ltd.'s Helmet Vue (TM) Thermal Imaging System and Liteye's 500, developed as an upcoming accessory to Antelope Technologies' MCC Wearable Computing system, which incorporates IBM's wearable PC technology. VRmagic GmbH, a leading developer of virtual reality simulators, is using our OLED microdisplays in their EYESI(TM) Virtual Reality Surgical Simulator, which provides real-time simulation of ophthalmic surgery, high performance biomechanical tissue simulation, precision tracking, and realistic stereo imaging. Sensics has incorporated our OLED displays in their immersive SkyVizor (TM) virtual reality headset to serve as the "eyes" of the Robonaut, a humanoid robot being developed by NASA and DARPA. The Robonaut system can work side by side with humans, or alone in high-risk situations. Telepresence uses virtual reality display technology to visually immerse the operator into the robot's workspace, facilitating operation and interaction with the Robonaut, and potentially reducing the number of dangerous space walks required of real astronauts.

Consumer

We believe that our head-wearable display products will enhance the following consumer products:

o Entertainment and gaming video headset systems, which permit individuals to view television, including HDTV, video CDs, DVDs and video games on virtual large screens or stereovision in private without disturbing others. Even though entertainment and gaming headsets represent an emerging product class, we are seeing demand from OEMs. Headset game systems for portable computers with head tracking and/or stereovision appears to be our predominant high quantity near term market opportunity, with several customers indicating an interest in large production quantities of our displays. Our current SVGA-3D display was designed specifically for this market. We believe that these new headset game systems can provide a game or telepresence experience not otherwise practical using conventional direct view display technology. We expect low cost to be important for success in this field, and expect our product cost to decrease in high quantity production. At the 2004 Consumer Electronics Show, Leadtek Research Inc. (Taiwan) announced that it was planning to introduce a consumer HMD using eMagin SVGA-3D displays.

o Notebook computers, which can use head-wearable devices to reduce power as well as expand the apparent screen size and increase privacy. Current notebook computers do not use microdisplays. Our products can apply not only to new models of notebook computers, but also as aftermarket attachments to older notebooks still in use. The display can be easily used as a second monitor on notebook computers for ease of editing multiple documents to provide multiple screens or for data privacy while traveling. It can also be used to provide larger screen capability for viewing spreadsheets or complex computer aided design (CAD) files. We expect to market our head-wearable displays to be used as plug-in peripherals to be compatible with most notebook computers. We believe that the SVGA-3D microdisplay is well suited for most portable PC headsets. Our microdisplays can be operated using the USB power source of most portable computers. This eliminates added power supplies, batteries, and rechargers and reduces system complexity and cost.

o Handheld personal computers, whose small, direct view screens are often limitations, but which are now capable of running software applications that would benefit from a larger display. Microdisplays can be built into handheld computers to display more information content on virtual screens without forfeiting portability or adding the cost a larger direct view screen. Microdisplays are not currently used in this market. We believe that GPS viewers and other novel products are likely to develop as our displays become more available.

o Highly compact wearable computers and personal digital assistants, or PDAs using video headsets as screens can be made possible by high-resolution microdisplays. A lightweight pocketsize computer that is less than one pound can potentially be created with a foldout keyboard, compact input device, or voice actuation and a headset that provides a near-desktop personal computer experience.

The combination of power efficiency, high resolution, low systems cost, brightness and compact size offered by our OLED-on-silicon microdisplays has not been made available to makers and integrators of existing entertainment and gaming video headset systems, notebook computers and handheld computers. We believe that our microdisplays will catalyze the growth of new products and applications such as lightweight wearable computer systems.

Selected Applications by Market Sector
------------------------------------------- -------------------------------------------------
Sector                                       Representative Applications
------------------------------------------- -------------------------------------------------
Portable Computer Peripheral        |X|      Notebook and SuperSubnotebook computer headsets
                                    |X|      Miniature data viewers
------------------------------------------- -------------------------------------------------
Entertainment                       |X|      Games
                                    |X|      Headset Television/DVDs
------------------------------------------- -------------------------------------------------
Industrial, Medical, &              |X|      Surgery and Dentistry
Administration                      |X|      Industrial Control and Safety
                                    |X|      Emergency Services
                                    |X|      Inventory and Retail
                                    |X|      Institutional Control
                                    |X|      Maintenance (Industry & Consumer)
                                    |X|      Communications
                                    |X|      Finance
                                    |X|      Education and Training
------------------------------------------- -------------------------------------------------
Military                            |X|      Communications
                                    |X|      Targeting and Enhanced Vision
                                    |X|      Night Vision
                                    |X|      Handheld & Headmount Equipment
                                    |X|      Body worn displays
                                    |X|      Avionics (Helmet mount)
                                    |X|      Ground and Water Vehicles
                                    |X|      Maintenance & Training
                                    |X|      Special Applications
------------------------------------------- -------------------------------------------------
Telecommunications, Handheld,       |X|      Cell Phones/Headset phones
and Small Instruments               |X|      Handheld & Portable Internet Viewers
                                    |X|      Smart Appliances & Instruments
------------------------------------------- -------------------------------------------------
Advanced Computer                   |X|      CAD/CAM
Applications                        |X|      Virtual Reality and Simulations
                                    |X|      Ultra-High Resolution
                                    |X|      Telepresence
------------------------------------------- -------------------------------------------------

Our Strategy

Our strategy is to establish and maintain a leadership position as a worldwide supplier of microdisplays and virtual imaging technology solutions for applications in high growth segments of the electronics industry by capitalizing on our leadership in both OLED-on-silicon technology and microdisplay lens technology. We aim to provide microdisplay and complimentary accessories to enable OEM customers to develop and manufacture new and enhanced electronic products. Some key elements of our strategy to achieve these objectives include the following:

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o Leverage our superior technology to establish a leading market position. As the first to exploit OLED-on-silicon microdisplays, we believe that we enjoy a significant advantage in bringing this technology to market.

o Develop products for large consumer markets via key relationships with OEMs. Our relationships with OEMs whose products use microdisplays have allowed us to identify initial microdisplay products to be produced for entertainment, industrial, and military headsets, to be followed by other applications such as digital cameras, camcorders and hand-held Internet and telecommunications appliances. We target markets which we believe to have long-term growth potential.

o Optimize manufacturing efficiencies by outsourcing while protecting proprietary processes. We intend to outsource certain portions of microdisplay production, such as chip fabrication, to minimize both our costs and time to market. We intend to retain the OLED application and OLED sealing processes in-house. We believe that these areas are where we have a core competency and manufacturing expertise. We also believe that by keeping these processes under tight control we can better protect our proprietary technology and process know-how. This strategy will also enhance our ability to continue to optimize and customize processes and devices to meet customer needs. By performing the processes in-house we can continue to directly make improvements in the processes, which will improve device performance. We also retain the ability to customize certain aspects such as color balance, which is known as chromaticity, as well as specialized boards or interfaces, and to adjust other parameters at the customer's request. In the area of lenses and head-wearable displays, we intend to focus on design and development, while working with third parties for the manufacture and distribution of finished products. We intend to prototype new optical systems, provide customization of optical systems, and manufacture limited volumes at our subsidiary, Virtual Vision, but intend to outsource high volume manufacturing operations. There are numerous potential plastics, PC Board, and assembly service companies globally that provide these outsource services.

o Build and maintain strong internal design capabilities. As more circuitry is added to OLED-on-silicon devices, the cost of the end product using the display can be decreased; therefore integrated circuit design capability will become increasingly important to us. To meet these requirements, we intend to develop in-house design capabilities. Building and maintaining this capacity will allow us to reduce engineering costs, accelerate the design process and enhance design accuracy to respond to our customers' needs as new markets develop. In addition, we intend to maintain a product design staff capable of rapidly developing prototype products for our customers and strategic partners. Contracting third party design support to meet demand and for specialized design skills will also remain a part of our overall long term strategy.

Our Strategic Relationships

Strategic relationships have been an important part of our research and development efforts to date and are an integral part of our plans for commercial product launch. We have forged strategic relationships with major OEMs and strategic suppliers. We believe that strategic relationships allow us to better determine the demands of the marketplace and, as a result, allow us to focus our future research and development activities to better meet our customer's requirements. Moreover, we expect to provide microdisplays and Microviewers(TM) to some of these partners, thereby taking advantage of established distribution channels for our products.

Eastman Kodak is a technology partner in OLED development, OLED materials, and a potential future customer for both specialty market display systems and consumer market microdisplays. We license Eastman Kodak's OLED and optics technology portfolio. We have a nonexclusive, perpetual, worldwide license to use Eastman Kodak patented OLED technology and associated intellectual property in the development, use, manufacture, import and sale of microdisplays. The license covers emissive active matrix microdisplays with a diagonal size of less than 2 inches for all OLED display technology previously developed by Kodak. An annual minimum royalty is paid at the beginning of each calendar year and is fully creditable against the royalties we are obligated to pay based on net sales throughout the year. Eastman Kodak and eMagin have engaged in numerous discussions regarding potential product applications for eMagin's microdisplays by Eastman Kodak.

We are working in cooperation with the US Air Force, Ball Aerospace, ITT, and Kaiser Electro-optics, a subsidiary of Rockwell Collins, to complete development and characterization of our high brightness SXGA microdisplay. We are working cooperatively with the US Army and with several system integrators to further characterize operation of our displays in rugged military environments.

We have recently announced the execution of an agreement with Rohm Corporation of Japan to develop two new products: an enhanced version of our SVGA-3D microdisplay with new imbedded features for consumer head-mounted displays and high resolution games, and a new QVGA and/or VGA viewfinder microdisplay for camcorder and digital cameras, web phones, and low end games.

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We are a member of the United States Display Consortium, a cooperative agency of display and related technology manufacturers whose charter is to support continued progress of the display industry. We intend to continue to establish additional strategic relationships in the future.

Our Technology Platforms

OLED-on-Silicon Technology

Scientists working at Eastman Kodak invented OLEDs in the early 1980s. OLEDs are thin films of stable organic materials that emit light of various colors when a voltage is impressed across them. OLEDs are emissive devices, which means they create their own light, as opposed to liquid crystal displays, which require a separate light source. As a result, OLED devices use less power and can be capable of higher brightness and fuller color than liquid crystal microdisplays. Because the light they emit is Lambertian, which means that it appears equally bright from most forward directions, a moderate movement in the eye does not change the image brightness or color as it does in existing technologies. OLED films may be coated on computer chips, permitting millions of individual low-voltage light sources to be built on silicon integrated circuits to produce single color, white, or full-color display arrays. Many computer and video electronic system functions can be built directly into a silicon integrated circuit as part of the OLED display, resulting in an ultra-compact system. We believe these features, together with the well-established silicon integrated circuit fabrication technology of the semiconductor industry, make our OLED-on-silicon microdisplays attractive for numerous applications.

We believe our technology licensing agreement with Eastman Kodak, coupled with our own intellectual property portfolio, gives us a leadership position in OLED and OLED-on-silicon microdisplay technology. Eastman Kodak provides OLED technology and we provide additional technology advancements that have enabled us to coat the silicon integrated circuits with OLEDs.

We have developed numerous and significant enhancements to OLED technology as well as key silicon circuit designs to effectively incorporate the OLED film on a silicon integrated circuit. For example, we have developed a unique, up-emitting structure for our OLED-on-silicon devices that enables OLED displays to be built on opaque silicon integrated circuits rather than only on glass. Our OLED devices can emit full visible spectrum light that can be isolated with color filters to create full color images. Our microdisplay prototypes have a brightness that can be greater than that of a typical notebook computer and can have a potential useful life of over 50,000 operating hours, in certain applications. New materials and device improvements in development offer future potential for even better performance for brightness, efficiency, and lifespan. Additionally, we have invested considerable work over several years to develop unique electronics control and drive designs for OLED-on-silicon microdisplays.

In addition to our OLED-on-silicon technology, we have developed compact optic and lens enhancements which, when coupled with the microdisplay, provide the high quality large screen appearance that we believe a large proportion of the marketplace demands.

Advantages of OLED Technology

We believe that our OLED-on-silicon technology provides significant advantages over existing solutions in our targeted microdisplay markets. We believe these key advantages will include:

o Low manufacturing cost;

o Low cost system solutions;

o Wide angle light emission resulting in large apparent screen size;

o Low power consumption for improved battery life and longer system life;

o High brightness for improved viewing;

o High-speed performance resulting in clear video images;

o Wide operating temperature range; and

o Good environmental stability (vibration and humidity).

Low manufacturing cost. Many OLED-on-silicon microdisplays can be built on an 8-inch silicon wafer using existing automated OLED and color filter processing tools. The level of automation used lowers labor costs. Only a minute amount of OLED material is used in each OLED-on-silicon microdisplay so that material costs, other than the integrated circuit itself, are small. The number of displays per silicon wafer may be higher on OLEDs than on liquid crystal displays, or LCDs, because OLEDs do not require a space-wasting perimeter seal band.

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
Low cost systems solutions. In general, an OEM using OLED-on-silicon microdisplays will not need to purchase and incorporate lighting assemblies, color converter related Applications Specific Integrated Circuits, or ASICs, or beam splitter lenses as is the case in liquid crystal microdisplays, which also require illumination. Many important display-related system functions can be incorporated into an OLED-on-silicon microdisplay, reducing the size and cost of the system. Non-polarized light from OLEDs permit lenses for many OLED-on-silicon applications that are made of a single piece of molded plastic, which reduces size, weight and assembly cost when compared to the multipiece lens systems used for liquid crystal microdisplays. System cost relative to liquid crystal and liquid crystal on silicon, or LCOS competitive products is thus reduced. Because our displays are power efficient, they typically require less power at the system level than other display technologies at a given display size and brightness.

Wide-angle light emission simplifies optics for large apparent screen size. OLEDs emit light at most forward directions from each pixel. This permits the display to be placed close to the lens in compact optical systems. It also provides the added benefit of less angular dependence on the image quality relative to pupil and eye position when showing a large field of view, unlike reflective LCOS microdisplays. This results in less eye fatigue and makes it relatively easy to Low power consumption for improved battery life and longer system life. OLEDs emit light rather than transmitting it, so no power-consuming backlight or frontlight, as required for liquid crystal displays, is required. OLEDs can be energy efficient because of their high efficiency light generation.

Furthermore, OLEDs conserve power by powering only those pixels that are on while liquid crystal on silicon requires light at all pixels all the time. Most optical systems used for our OLEDs are highly efficient, permitting over 80% of the light to reach the eye, whereas reflective technologies such as liquid crystal on silicon require multiple beam splitters to get light to the display, and then into the optical system. This results in typically less than 25% light throughput efficiency in reflective microdisplay systems. Most important, we do not need a power-hungry video frame buffer, as required in liquid crystal frame-sequential color systems. Battery life can therefore be long.

High brightness for improved viewing. This feature can be of great value to military applications, where there is a need to see the computer image overlaid onto brightly lit real-life backgrounds such as desert sand, water reflections or sunlit clouds. The OLED can be operated over a large luminance range without loss of gray level control, permitting the displays to be used in a range of dark environments to very bright ambient applications. Since military simulation and situation awareness applications, including night vision, typically require large fields of view, the OLED's Lambertian optical characteristics make it an excellent choice.

High-speed performance resulting in clear video images. The OLEDs switch much more rapidly than liquid crystals or most cathode ray tubes, or CRTs. This results in smear-free video rate imagery and provides improved image quality for DVD playback applications. This eliminates visible image smear and makes practicable three-dimensional stereo imaging using a split frame rate. This advantage of our OLED-on-silicon is very important for 3-D stereovision gaming applications.

Flicker-free and no color breakup. Because the OLED-on-silicon stores brightness and color information at each pixel, the display can be run with no noticeable flicker and no color sequential breakup, even at low refresh rates. A lower refresh rate not only helps reduce power, but it also facilitates system integration. Color sequential breakup occurs in systems such as liquid crystal on silicon and some liquid crystal display microdisplays when red, green and blue frames are sequentially imaged in time for the eye to combine. Since the different color screens occur at different times, movement of the eye due to vibration or just fast pupil movement can create color bands at each dark-light edge, making the image unpleasant to view and making text difficult to read. For example, the liquid crystal on silicon display needs to run at least three times the "normal" frame rate or speed to produce color sequential images, which wastes power and makes for a difficult technological challenge as display resolutions increase.

Wide operating temperature range. Our OLEDs offer much less temperature sensitivity at both high and low temperatures than LCDs. LCDs are sluggish or non-operative much below freezing unless heaters are added and lose contrast above 50 degrees Celsius, while our OLEDs turn on instantly and can operate between -55 degrees Celsius and 130 degrees Celsius. We specify a smaller range on most products to accommodate low cost packaging. This is an important characteristic for many portable products that may be used outdoors in many varying environmental conditions. It is especially important for military customers. Insensitivity to vibration, shock, and pressure are also important environmental control attributes.

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
Complementary Lens and System Technologies

We have developed a wide range of technologies which complement our core OLED and lens technologies and which will enhance our competitive position in the microdisplay and head-wearable display markets. These include:

Lens technology. We have developed advanced lens technology for microdisplays and head-wearable display systems and hold key patents in these areas. Our lens technology permits our OLED-on-silicon microdisplays to provide large field of view images that can be viewed for extended periods with reduced eye-fatigue. We have engaged a firm to manufacture our lenses in order to provide them in larger quantities to our customers, assuming the final version of the production lens becomes available and moves into production by our manufacturing partner.

We believe that the key advantages of our lens technology include:

o Can be very low cost, with minimal assembly. A one piece, molded plastic optic attached to the microdisplay can serve many consumer end-product markets. Since our process is plastic molding, our per unit production costs are low;

o Allows a compact and lightweight lens system that can greatly magnify a microdisplay to produce a large field of view;

o Can use single-piece molded microdisplay lenses to permit high light throughput making the display image brighter or permitting the use of less power for an acceptable brightness;

o Can be designed to provide focusing to enable users with various eyesight qualities to view images clearly; and

o Can optionally provide focal plane adjustment for simultaneous focusing of computer images and real world objects. For example, this characteristic is beneficial for word processing or spreadsheet applications where a person is typing data in from reference material. This feature can make it easier for people with moderately poor accommodation to use a head-wearable display as a portable computer-viewing accessory.

Head-wearable display technology. We have developed ergonomic technologies that make head-wearable displays easier to use in a wide variety of applications. For example, the use of our patented rotatable Eyeblocker(TM) provides a sharp image without requiring most users to squint. The Eyeblocker can also be moved to create an effective see-through appearance. To our knowledge, we have made the lightest weight, high-resolution head-wearable display with an over 35 degree diagonal field of view ever publicly demonstrated.

Wireless video technology. We have developed power efficient, miniature, video and stereo sound, radio frequency transmitter-receiver technology as part of a government program. This could allow consumers to watch wireless high quality video from most locations in their home using existing entertainment, such as DVD or cable/satellite systems, or data systems. If commercialized, we expect this capability to greatly increase the available market and demand for video and data head-wearable displays and we are considering this technology for use in low cost consumer applications. Commercialization of this technology will be considered in the future.

Sales and Marketing

We primarily provide display components and Microviewer(TM) display-optic modules for OEMs to incorporate into their branded products and sell through their own well-established distribution channels. In addition, we market head-wearable displays directly to various vertical market channels, such as medical, industrial, and government customers. A typical buyer is a manufacturer of a product requiring a specific resolution of visual display or viewfinder for insertion into a product such as a portable DVD headset, a PC-gaming headset, or an instrument.

We market our services primarily in North America, Asia, and Europe through direct technical sales from our headquarters. Regular purchase orders are processed by our Customer Service Coordinator and technical questions related to product purchases or product applications are processed by our Technical Support Coordinator. Additional sales are generated through our subsidiary, Virtual Vision, and through our sales office located in Japan. We are in the process of selecting worldwide distributors.

As a market-driven company, we assess customer needs both quantitatively and qualitatively, through market research and direct communications. Because our microdisplays are the main functional component that defines many of our customers' end products, we work closely with potential customers to define our products to optimize the final design, typically on a senior engineer-to-engineer basis.

We identify companies with end products and applications for which we believe that our products will provide a system level solution and for which our products can be a key differentiator. We target both market leaders and select early adopter companies; their acceptance validates our technology and approach in the market. We believe successful marketing will require relationships with recognized consumer brand companies.

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We are now shipping monochrome and full color versions of our first two commercial microdisplay products. Our SVGA+ resolution OLED microdisplay, which contains 1.53 million picture elements, was specifically designed to meet the needs of several military, industrial, and medical customers based on marketing information obtained prior to the design phase of the display and was first offered for sampling in April 2001. Our stereovision-capable SVGA-3D microdisplay, which contains 1.44 million picture elements, was designed with the input of multiple customers to principally target the mobile personal computer and PC games markets, and was first shipped in February 2002. We are currently developing a military and industrial oriented ultra-high-luminance SXGA resolution integrated circuit, which contains 3.9 million picture elements, that is due for completion in 2004, and we have shipped limited quantities of prototypes of our eGlass headsets.

Near term sales efforts have been focused on our military, industrial, and medical customers. We have received production orders and design wins for both the SVGA+ and SVGA 3D displays. To date, we have shipped products and evaluation kits to more than 100 OEM customers. An OEM design cycle typically requires between 6 and 24 months, depending on the uniqueness of the market and the complexity of the end product. New product development may require several design iterations prior to commercialization. Some of our initial customers have completed their initial evaluation cycle and we are now receiving follow-on orders and notification of product purchase decisions. Several customers have indicated their intent to incorporate potentially high volumes of our microdisplays into consumer products beginning in 2004 through 2006, pending successful completion of their own product development efforts. We have also received notification that our microdisplays will be used as components in versions 1.0 and 2.0 of the US Army Land Warrior program and in the US Air Force Joint Strike Fighter program, among other programs. (See "Our Market
Opportunity: Military; Commercial, Industrial, and Medical; and Consumer")

Customers

Customers for our products include both large multinational and smaller OEMs. We maintain relationships with OEMs in a diverse range of industries encompassing the military, industrial, medical, and consumer market sectors. During 2003, 70% of our sales were to firms based in the United States and 30% were to international firms, compared to 74% domestic sales and 26% international sales during 2002. In 2003, three customers accounted for 37% of sales. One customer represented 21% of sales and the other two represented 8% each. In 2002, our customer base included two customers who accounted for 32% of sales. One customer represented 18% and the other customer represented 14% of sales. We anticipate that international sales will continue to increase as a percentage of our sales.

Backlog

As of December 31, 2003 we had a backlog of purchase agreements of approximately $30 million. The majority of our backlog consists of purchase agreements for delivery over the next 24 months. Most purchase orders are subject to rescheduling or cancellation by the customer with no or limited penalties. Because of the possibility of customer changes in delivery schedules or cancellations and potential delays in product shipments, our backlog as of a particular date may not be indicative of net sales for any succeeding period. Lack of working capital through the early part of 2003 delayed our ability to ship the full quantity of purchase agreements and purchase orders on hand, and has required negotiations with customers for delays in product launch schedules. Some customers have experienced delays in their expected product launch schedules due to their own product development delays not directly related to our microdisplays. Some new eMagin products such as PC interfaces and cables may help customers begin their production more quickly, but there is no guarantee that this will occur. eMagin's deliveries of wafers and other supplies could play a negative roll in our future shipments due to capacity and technical issues at our suppliers, such as TSMC in Taiwan.

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Research and Development

Near-to-the-eye virtual imaging and OLED technology are relatively new technologies that have considerable room for substantial improvements in luminance, life, power efficiency, voltage swing, design compactness, field of view, optical range of visibility, and many other parameters. We also anticipate that achieving reductions in manufacturing costs will require new technology developments. We anticipate that improving the performance, capability and cost of our products will provide an important competitive advantage in our fast moving, high technology marketplace. Past and current research activities include development of improved OLED and display device structures, developing and/or evaluating new materials (including the synthesis of new organic molecules), manufacturing equipment and process development, electronics design methodologies and new circuits and the development of new lenses and related systems. During 2002 and 2003 we focused primarily on near-term product development projects related to our transition from research to manufacturing. For example we developed a glass cover plate to ruggedize our displays to facilitate easier handling by our OEM customers. We also developed a new high luminance, high efficiency yellow monochrome OLED and adapted to our SVGA+ display for see-through optic applications and began sampling the yellow monochrome product in early 2003. However, in order to improve customer satisfaction and simultaneously maximize our margins, as well as to maintain competitive technology advantages, we believe that it is important to continue to engage in long-term research and development. During the past eight years, we have spent, net of U.S. government funding, approximately $34 million on research and development. In 2001, we spent approximately $13 million, and in 2002 we spent approximately $7 million on research and development. During 1998-2002 we received approximately $4 million in funding from US government under research and development cost sharing arrangements. Currently, eMagin is almost entirely focused on production ramping, but contract R&D is expected to eventually resume at moderate levels.

External relationships play an important role in our research and development efforts. Suppliers, equipment vendors, government organizations, contract research groups, external design companies, customer and corporate partners, consortia, and university relationships all enhance the overall research and development effort and bring us new ideas (See "Strategic Relationships").

Manufacturing Facilities

We are located at IBM's Microelectronics Division facility, known as the Hudson Valley Research Park, located about 70 miles north of New York City in Hopewell Junction, New York. We lease approximately 40,000 square feet of space housing our own equipment for OLED microdisplay fabrication and for research and development plus additional space for assembly and administrative offices. We renewed our lease which expires May 31, 2009. The average monthly rent over the 5 years is approximately $74,000.

Facilities services provided by IBM include our cleanroom, pure gases, high purity de-ionized water, compressed air, chilled water systems, and waste disposal support. This infrastructure provided by our lease with IBM provides us with many of the resources of a larger corporation without the added overhead costs. It further allows us to focus our resources more efficiently on our product development and manufacturing goals. We believe that our facility is anticipated to be capable of producing over 50,000 SVGA+ or SVGA-3D displays per month once we are manufacturing around the clock on a 24 hours a day, 7 days per week basis, with ample supplies and a fully loaded manufacturing line.

Pursuant to the IBM lease, we lease non-cleanroom facilities for chemical mixing, cleaning, chemical systems, and glass/silicon cutting. OLED chemicals can be purified in our facility with our own equipment, permitting the company to evaluate new chemicals in pilot production that are not yet available in suitable purity for OLED applications on the market.

Our display fabrication process starts with the silicon wafer, which is manufactured by a semiconductor foundry using conventional CMOS process. After a device is designed by a combination of internal and external designers with customer participation, we outsource wafer fabrication.

Our manufacturing process for OLED-on-silicon microdisplays has three main components: organic film deposition, organic film encapsulation (also known as sealing), and color filter processing. All steps are performed in semi-automated, hands-free environment suitable for high volume throughput. An automated cluster tool provides all OLED deposition steps in a highly controlled environment that is the centerpiece of our OLED fabrication. After wafer processing, each part is inspected using an automated inspection system, prior to shipment. We have electrical and optical instrumentation required to characterize the performance of our displays including photometric and color coordinate analysis. We are also equipped for integrated circuit and electronics design and display testing.

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Our system development effort at Virtual Vision operates out of a leased facility in Redmond, Washington. The facilities are well suited for designing and building limited volume prototypes and small quantity industrial or government products. Cables and electronic interfaces have recently been produced to permit our OEM customers to more rapidly create products and shorten their time-to-market. We plan to outsource medium to high volume subsystem production to low cost plastics, lenses, and assembly manufacturers. We are currently using outside manufacturers including manufacturers in Asia and other locations, plus we are investigating new outsource opportunities.

We believe that manufacturing efficiency is an important factor for success in the consumer markets. We believe that high yield and maximum utilization of our equipment set will be key for profitability. We believe that all of the main components for manufacturing success are in place, but we will require additional capital to: (i) staff and train employees for round the clock operation, (ii) build suitable inventory of integrated circuits and other raw materials, and (iii) properly maintain and continue to upgrade the equipment set from time to time. The equipment required for initial profitable production is in place. Some equipment will be added when our production volume increases or as needed. We will initially ramp production primarily by adding multi-shift staff and increasing inventory.

We intend to outsource certain capital-intensive portions of microdisplay production to minimize both our costs and time to market. Joint ventures are being considered for higher quantity OLED production off shore should suitable resources not be available for US expansion. We currently outsource all our integrated circuit fabrication while retaining the final metal, OLED application, color filter, OLED sealing, and sample packaging processes in-house.

Intellectual Property

We have developed a significant intellectual property portfolio of patents, trade secrets and know-how, supported by our license from Eastman Kodak and our current patent portfolio.

Our license from Eastman Kodak gives us the right to use in miniature displays a portfolio in organic light emitting diode and optics technology, some of which are fundamental. Our agreement with Eastman Kodak provides for perpetual access to the OLED technology for our OLED-on-silicon applications, provided we remain active in the field and meet our contractual requirements to Eastman Kodak. We also generate intellectual property as a result of our internal research and development activities.

Our patents and patent applications cover a wide range of materials, device structures, processes, and fabrication techniques, such as methods of fabricating full color OLEDs. We believe that our patent applications relating to up-emitting structures on opaque substrates such as silicon wafers, which are critical for OLED microdisplays, and applications relating to the hermetic sealing of such structures are particularly important.

Our patents are concentrated in the following areas:

o OLED Materials, Structures, and Processes;

o Display Color Processing and Sealing;

o Active Matrix Circuit Methodologies and Designs;

o Field Emission and General Display Technologies;

o Lenses and Tracking (Eye and Head);

o Ergonomics and Industrial Design; and

o Wearable Computer Interface Methodology

We also rely on proprietary technology, trade secrets, and know-how, which are not patented. To protect our rights in these areas, we require all employees, and where appropriate, contractors, consultants, advisors and collaborators to enter into confidentiality and noncompetition agreements. There can be no assurance, however, that these agreements will provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information.

We believe that our intellectual property portfolio, coupled with our strategic relationships and accumulated experience in the OLED field gives us an advantage over potential competitors.

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Competition

We may face competition in the OLED and microdisplay industry from a variety of companies and technologies. We believe that our key competition will come from liquid crystal on silicon microdisplays, or LCOS, also known as reflective liquid crystal displays. While we believe that OLED-on-silicon provides comparatively lower optics cost, larger apparent image size, reduced electronics cost and complexity, enhanced color, and improved power efficiency advantages over liquid crystal on silicon microdisplays, there is no assurance that these benefits will be realized or that liquid crystal on silicon manufacturers will not suitably improve these parameters. Companies pursuing liquid crystal on silicon technology include Microdisplay Corporation and Brillian Corporation, among others, although most of the companies are primarily focusing on projection microdisplays, which do not compete directly with the company. In certain markets, we may also face competition from developers of transmissive liquid crystal displays, such as those developed by Kopin, or laser scanning systems, such as those developed by Microvision Corporation.

To our knowledge, the only other company that has publicly stated plans to develop OLED microdisplays for near-eye applications is MicroEmissive Displays in Britain. We may also compete with potential licensees of Universal Display Corporation, Cambridge Display Corporation, and Uniax Corporation, each of which license OLED technology portfolios. Even though we could potentially license technology from these developers, potential competitors could also obtain such licenses and may do so at more favorable royalty rates. However, should they decide to embark on developing microdisplays on silicon, we believe that our progress to date in this area gives us a substantial head start.

Our microdisplays and head-wearable display systems may face competition on a price and performance basis from major manufacturers such as Sony and Seiko Epson. However, these companies use first generation liquid crystal on polysilicon technology and therefore, we believe that they may incorporate our technology into their products when it becomes available.

Employees

As of January 7, 2005, we had a total of 63 full time, part time, and temporary staff, including 9 employees at Virtual Vision. None of our employees are represented by a labor union. We have not experienced any work stoppages and consider our relations with our employees to be good.

ITEM 2. DESCRIPTION OF PROPERTY

Our principal executive offices are located at: 2070 Route 52, Hopewell Junction, New York 12533. We lease approximately 40,000 square feet of space from IBM, all of which is located in the same industrial park. Approximately 30,000 square feet of space houses our own equipment for OLED microdisplay fabrication, and for research and development plus additional space for assembly operations and storage. There are space reductions planned as we look to improve efficiency and costs. Approximately 10,000 square feet of space is used for administrative offices. We renewed our lease which expires May 31, 2009. The average monthly rent over the next 5 years is approximately $74,000.

Our lenses and system development operation at Virtual Vision lease approximately 7,000 square feet of space in Redmond, Washington. The lease for this facility runs until March 2005.


                                LEGAL PROCEEDINGS

We are not a party to any material legal proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

Our executive officers and directors, and their ages and positions are:

Name                                                   Age      Position
Gary W. Jones                                          48       Chairman, Chief Executive Officer and President
John Atherly                                           46       Chief Financial Officer
Dr. K. C. Park                                         66       Executive VP of International Operations
Susan K. Jones                                         52       Chief Marketing and Strategy Officer, Secretary
Claude Charles (1)                                     66       Director
Paul Cronson (1)                                       46       Director
Jacob (Jack) Goldman (2*) (3)                          81       Director
Rear Admiral Thomas Paulsen, USN (Ret.) (2)            67       Director
Jack Rivkin (1*) (3*)                                  63       Director
Dr. Jill Wittels (2)                                   54       Director

(1) Audit Committee
(2) Governance and Nominating Committee
(3) Compensation Committee (*) Committee chairman

Gary W. Jones has served as Chairman, Chief Executive Officer, and President of eMagin since 1992, and as Acting Chief Financial Officer since August 2002. Mr. Jones has over 20 years of experience in both public and private companies in the areas of business development, high volume manufacturing, product development, research, and marketing. Prior to founding FED Corporation/eMagin Corporation, Mr. Jones served as Director of the Device Development and Processing division at MCNC Center for Microelectronics in North Carolina from 1985 to 1992. From 1977 to 1985 Mr. Jones managed both semiconductor manufacturing and research and development programs at Texas Instruments. Mr. Jones received a B.S. in electrical engineering and physics from Purdue University. Mr. Jones has served as a member of the Executive Committee of the Board of the United States Display Consortium.

John Atherly has served as Chief Financial Officer since June of 2004. Before joining eMagin Corporation, Mr. Atherly worked for Click2learn, Inc., a NASDAQ listed enterprise Software Company from 1990 - 2004. He held the positions of Vice President of Finance and CFO for approximately 8 years and prior to that held the positions of Director of Finance and Controller. During his 14 years with Click2learn Mr. Atherly managed the firm's finance and administration, human resources, IT and manufacturing organizations. From 1987 to 1990, Mr. Atherly was a Finance and Operations Manager at MicroDisk Services, a manufacturing firm serving the software industry. Mr. Atherly holds a BA in Business Administration from the University of Washington.

Dr. K.C. Park was named President of our wholly owned subsidiary, Virtual Vision, Inc., in 2002 after serving as our Executive Vice President of International Operations since 1998. During his twenty-seven year tenure with IBM he managed flat panel display and semiconductor programs at the IBM Watson Research Center, directed the corporate display programs at the IBM Corporate Headquarters, and established Technical Operations in IBM Korea and served as Senior Managing Director. Dr. Park joined LG Electronics in 1993 as Executive Vice President and initiated and led corporate-wide efforts to shift the major emphasis of the corporation into multimedia. Dr. Park holds a B.S. from the University of Minnesota, an M.S. from MIT, and a Ph.D. in Solid State Chemistry from the University of Minnesota and an MBA from New York University.

Susan K. Jones has served as Executive Vice President and Secretary since 1992, and assumed responsibility of Chief Marketing and Strategy Officer in 2001. Ms. Jones has 25 years of industrial experience, including senior research, management, and marketing assignments at Texas Instruments and Merck, Sharp, & Dohme Pharmaceuticals. Ms. Jones serves on the boards or chairs committees for industry organizations including IEEE, SPIE, and SID. Ms. Jones served as a director of eMagin Corporation from 1993 to 2000 and is a director of Virtual Vision, Inc. Ms. Jones graduated from Lamar University with a B.S. in chemistry and biology, holds more than a dozen patents, and has authored more than 100 papers and talks.

Claude Charles has served as a director since April of 2000. Mr. Charles has served as President of Great Tangley Corporation since 1999. From 1996 to 1998 Mr. Charles was Chairman of Equinox Group Holdings in Singapore. Mr. Charles has also served as a director and in senior executive positions at SG Warburg and Co. Ltd., Peregrine Investment Holdings, Trident International Finance Ltd., and Dow Banking Corporation. Mr. Charles holds a B.S. in economics from the Wharton School at the University of Pennsylvania and a M.S. in international finance from Columbia University.

Paul Cronson has served as a director since July of 2003. Mr. Cronson is Managing Director of Larkspur Capital Corporation, which he founded in 1992. Larkspur is a broker dealer that is a member of the National Association of Securities Dealers and advises companies seeking private equity or debt. Mr. Cronson's career in finance began in 1979 at Laidlaw, Adams Peck where he worked in asset management and corporate finance. From 1983 to 1985, Mr. Cronson worked with Samuel Montagu Co., Inc. in London, where he marketed eurobond issuers and structured transactions. Subsequently from 1985 to 1987, he was employed by Chase Investment Bank Ltd., where he structured international debt securities and he developed "synthetic asset" products using derivatives. Returning to the U.S., he joined Peter Sharp Co., where he managed a real estate portfolio, structured financings and assisted with capital market investments from until 1992. Mr. Cronson received his BA from Columbia College in 1979, and his MBA from Columbia University School of Business Administration in 1982. He is on the Board of Umbanet, in New York City, a private company specializing in email based distributed applications and secure messaging.

Dr. Jack Goldman joined our board of directors in February of 2003. Dr. Goldman is the retired senior vice-president for R&D and chief technical officer of the Xerox Corporation. While at Xerox, he founded and directed the celebrated Xerox PARC laboratory. Prior to joining Xerox, Dr. Goldman was Director of Ford Motor Company's Scientific Research Laboratory. He also served as Visiting Edwin Webster Professor at MIT. Dr. Goldman presently serves on the Boards of Directors of Umbanet Inc. and Medis Technologies Inc., and he has served on the Boards of Xerox, General Instrument Corp., United Brands, Intermagnetics General, GAF and Bank Leumi USA. He has also been active in government and professional advisory roles including service on the US Dept. of Commerce Technical Advisory Board, chairman of Statutory Visiting Committee of The National Bureau of Standards (National Institute of Standards and Technology), vice-president of the American Association for the Advancement of Science and president of the Connecticut Academy of Science and Engineering.

Admiral Thomas Paulsen has served as a director since July 2003. Admiral Thomas Paulsen served for over 34 years in the US Navy in Command Control, Communications and Intelligence (C3I), Telecommunications, Network Systems Operations, Computers and Computer Systems Operations until his retirement in 1994 as a Rear Admiral. He then served as Chief Information Officer for Williams Telecommunications. Admiral Paulsen has served as a director Umbanet, Inc. since 2002. Since 2000, Admiral Paulsen has served on the Board of Governors of the Institute of Knowledge Management, George Washington University. Since 1994, he has served as the Chairman of the Advisory Board and President Emeritus of the Center for Advanced Technologies (CAT) and a Managing Partner on the National Knowledge and Intellectual Property Management Taskforce, a not-for-profit company headquartered in Dallas, Texas, and is a member of the Board of Governors for the Japanese American National Museum, Los Angeles, California.

Jack Rivkin has served as a director since June of 1996. Mr. Rivkin is Executive Vice President and Chief Investment Officer of Neuberger Berman, a Lehman Brothers Company. He previously served as Executive Vice President of Citigroup Investments Inc., through which the Travelers Group investments in the Company were managed. He also served as Vice Chairman and a director of Smith Barney, and held positions at Procter and Gamble, Mitchell Hutchins, Paine Webber and Lehman Brothers. Mr. Rivkin holds an engineering degree in metallurgy from the Colorado School of Mines and an MBA from Harvard University.

Dr. Jill Wittels has served as a director since July 2003. Since February 2001, Dr. Wittels has been the Corporate Vice President, Business Development for L-3 Communications, a merchant supplier of intelligence, surveillance and reconnaissance systems and products, secure communications systems and products, avionics and ocean products, training devices and services, microwave components and telemetry, instrumentations, space and navigation products. Dr. Wittels has over 25 years of management, engineering and leadership experience. Prior to L-3 Communications, Dr. Wittels worked for 21 years with BAE Systems and its predecessor companies, including Lockheed Martin, Loral and Honeywell. Most recently, she served as vice president and general manager of BAE Systems' Information and Electronic Warfare Systems/Infrared and Imaging Systems division. Dr. Wittels began her career as a systems engineer and has also served as a Congressional Fellow for the American Physical Society, a research associate at Massachusetts Institute of Technology and a senior visiting scientist for the National Academy of Sciences. Dr. Wittels received a Bachelor of Science degree in Physics from MIT in 1970 and received a PhD in Physics from MIT in 1975. She serves on the Board of Overseers for the Department of Energy's Fermi National Accelerator Lab, is a member of the American Physical Society and a member of the American Astronomical Society. Dr. Wittels presently serves on the Boards of Directors of Innovative Micro Technology Inc. and of Millivision Inc.

General Information Concerning the Board of Directors

The Board of Directors of eMagin is classified into three classes: Class A, Class B and Class C. Each Class A director will hold office until the 2005 Annual Meeting of our stockholders. Currently, Mr. Gary Jones and Mr. Jack Rivkin are the Class A directors. Each Class B director will hold office until the 2006 Annual Meeting. Mr. Paul Cronson and Admiral Thomas Paulsen are Class B directors. Class C directors will hold office until the 2004 Annual Meeting. Currently, Mr. Claude Charles, Dr. Jill Wittels and Dr. Jacob Goldman are the Class C directors. In each case, each director will hold office until his successor is duly elected or appointed and qualified in the manner provided in eMagin's Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws, or as otherwise provided by applicable law.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. The Code of Business Conduct and Ethics will be posted on our website at http://www.emagin.com/investors.

We intend to satisfy the disclosure requirement under Item 10 of Form 8-K regarding an amendment to, or waiver from, a provision of this Code of Business Conduct and Ethics by posting such information on our website, at the address and location specified above and, to the extent required by the listing standards of the American Stock Exchange, by filing a Current Report on Form 8-K with the SEC, disclosing such information.

Executive Officers of the Company

Officers are appointed to serve at the discretion of the Board of Directors. Except for Mr. Gary Jones, who is the spouse of Ms. Susan Jones, the Company's Executive Vice President and Secretary, none of the executive officers or directors of the Company has a family relationship with any other executive officer or director of the Company.

Committees of the Board of Directors

Audit Committee. The Audit Committee is responsible for determining the adequacy of the Company's internal accounting and financial controls, reviewing the results of the audit of the Company performed by the independent auditors, and recommending the selection of independent auditors. During the year, the Board examined the composition of the Audit Committee in light of the adoption by The American Stock Exchange, Inc. (the "Amex") of new rules governing audit committees. Based upon this examination, Board has determined that, with the exception of Mr. Cronson, each of the members of the Audit Committee is unrelated, an outside member with no other affiliation with the Company and is independent as defined by the American Stock Exchange. The Board has determined that Mr. Rivkin is an "audit committee financial expert" as defined by the Securities and Exchange Commission. During 2003, the Audit Committee held 4 meetings.

Compensation Committee. The Compensation Committee determines matters pertaining to the compensation of certain executive officers of the Company and administers the Company's stock option, incentive compensation, and employee stock purchase plans. During 2003, the Compensation Committee held 1 meeting.

Governance and Nominating Committee. The Board of Directors has established a Governance and Nominating Committee for purposes of nominating directors and for all other purposes outlined in the Governance and Nominating Committee Charter, including nominees submitted to the Board of Directors by shareholders. The Governance and Nominating Committee is composed of Messrs. Goldman and Paulsen, and Ms. Wittels. The Board has determined that each of the members of the Governance and Nominating Committee is unrelated, an outside member with no other affiliation with the Company and independent as defined by the American Stock Exchange.

Section 16(a) Beneficial Ownership Reporting Compliance

Based on the Company's review of copies of all disclosure reports filed by directors and executive officers of the Company pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, the following directors and executive officers of the Company failed to timely file reports during 2002: Mr. Ajmal Khan failed to file once, Mr. Jack Rivkin failed to file twice, Mr. Gary Jones failed to file six times, Ms. Susan Jones failed to file six times, Mr. Claude Charles failed to file twice and Mr. K.C. Park failed to file five times.

                             EXECUTIVE COMPENSATION

The following table provides information about the total compensation for services in all capacities to the Company or its subsidiary for the last three fiscal years of those persons who at December 31, 2003, were (i) the Chief Executive Officer of the Company and (ii) the other most highly compensated executive officers of the Company whose total annual salary and bonus exceeded $100,000 (collectively, the "named executive officers").

                                                                                                   Long-Term
                                                                                                  Compensation
                                                                             Other Annual      Awards (Securities
Name and Position                   Year        Salary        Bonus          Compensation      Underlying Options)
================================= ========== ============== ========== ===== ================= ====================
Gary W. Jones
  President, Chief Executive        2003          305,090       0      (1)          0                 516,260
  Officer, Acting Chief             2002          297,260       0      (1)          0               3,589,827
  Financial Officer, Chairman       2001          259,587       0                   0                 147,183

Susan K. Jones
  Executive Vice President,         2003          245,933       0      (2)          0                 403,825
  Chief Marketing and               2002          239,621       0      (2)          0               2,293,368
  Strategy Officer, Secretary       2001          209,254       0                   0                       -

Dr. K.C. Park
  President, Virtual Vision         2003          168,000       0      (3)          0                 231,697
                                    2002          175,000       0      (3)          0                 938,310
                                    2001          171,877       0                   0                  60,563

(1) In 2002 Mr. Jones had a total salary of $297,260 of which he deferred $166,522 and received payment for his salary in the amount of $130,738. In 2003 he received payment of $335,400 which consisted of his salary of $305,090 and a partial payment of deferred 2002 salary in the amount of $30,310. Mr. Jones was granted 512,260 option shares for continuing to defer the balance of his pay. In October, 2002, Mr. Jones was awarded 2,000,000 option shares which were issued in July of 2003 after shareholder approval. These shares are included in the 2002 total.

(2) In 2002 Ms. Jones had a total salary of $239,621 of which she deferred $127,740 and received payment for her salary in the amount of $111,881. In 2003 she received payment $268,125 which consisted of her salary of $245,933 and a partial payment of deferred 2002 salary in the amount of $22,192. Ms. Jones was granted 403,825 option shares for continuing to defer the balance of her pay. In October, 2002, Ms. Jones was awarded 1,000,000 option shares which were issued in July of 2003 after shareholder approval. These shares are included in the 2002 total.

(3) In 2002 Dr. Park had a total salary of $175,000 of which he deferred $72,735 and received payment for his salary in the amount of $102,265. In 2003 he received payment $175,128.54 which consisted of his salary of $168,000 and a partial payment of deferred 2002 salary in the amount of $7,129. Dr. Park was granted 231,697 option shares for continuing to defer the balance of his pay. In October, 2002, Dr. Park was awarded 500,000 option shares which were issued in July of 2003 after shareholder approval. These shares are included in the 2002 total. Options/SARs Grants During Last Fiscal Year

The following table provides information related to options granted to our named executive officers during the fiscal year ended December 31, 2003.

                                    Number of           % of Total
                                   Securities             Options            Exercise
                                   Underlying           Granted in            Price
           Name                  Options Granted        Fiscal 2003          ($/Share)       Expiration Date
---------------------------     ------------------    ----------------    ---------------   -----------------
  Gary W. Jones (1)                    234,664               10%                $0.67              4/25/13
  Gary W. Jones (2)                    140,498                6%                $1.00              8/30/13
  Gary W. Jones (3)                    140,798                6%                $1.25             12/31/13
  Susan K Jones (1)                    183,557                8%                $0.67              4/25/13
  Susan K Jones (2)                    110,134                5%                $1.00              8/30/13
  Susan K Jones (3)                    110,134                5%                $1.25             12/31/13
  Dr. K.C. Park (1)                    105,317                4%                $0.67              4/25/13
  Dr. K.C. Park (2)                     63,190                3%                $1.00              8/30/13
  Dr. K.C. Park (3)                     63,190                3%                $1.25             12/31/13

(1) Options issued to compensate employees for deferred salary. These options vested immediately and were granted at Fair Market Value.
(2) Options issued to compensate employees for deferred salary. These options vested in August and were granted at 32% above Market.
(3) Options issued to compensate employees for deferred salary. These options vested in December and were granted at 87% above Market.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Value

The following table provides information regarding the aggregate number of options exercised during the fiscal year ended December 31, 2003 by each of the named executive officers and the number of shares subject to both exercisable and unexercisable stock options as of December 31, 2003. The common stock price at December 31, 2003 was $1.38 per share.

                                                # of Securities                         Value of
                                                  Underlying                           Unexercised
                                                  Unexercised                         In-the-money
                       Shares                     Options at                           Options at
                     Acquired on      Value         FY-End                               FY-End
                      Exercise      Realized      Exercisable      Unexercisable       Exercisable     Unexercisable
=================== ============== =========== ================== ================= ================== ===============
Gary Jones                    -      $      -     4,253,270                   -     $    3,860,085         $   -

Susan K. Jones                -             -     3,208,745               9,312     $    2,358,624         $   -

Dr. K.C. Park            61,463      $ 19,318     1,242,375               3,535     $    1,095,847         $   -

Compliance with internal Revenue Code Section 162(m) disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers to the extent that such compensation exceeds $1.0 million per covered officer in any fiscal year. The limitation applies only to compensation that is not qualified performance based compensation under the IRS code.

Compensation of Directors

Non-management directors receive options under the 2003 Stock Option Plan. Under the 2003 Plan, a grant of options to purchase 60,000 shares of common stock will automatically be granted on the date a director is first elected or otherwise validly appointed to the Board with an exercise price per share equal to 100% of the market value of one share on the date of grant. Such options granted will expire ten years after the date of grant and will become exercisable in four equal installments commencing on the date of grant and annually thereafter. In addition to the 60,000 shares of common stock automatically granted upon joining the Board, Directors thereafter receive an annual grant of options to purchase 20,000 shares of common stock at the fair market value as determined on the date of grant, which options will vest on December 31 in the year granted. Additional annual stock option awards of 15,000 are issued for each committee a board member sits on plus 5,000 additional for each chair on the Audit Committee. In addition, each non-management director is reimbursed for ordinary expenses incurred in connection with attendance at such meetings.

Executive Employment Agreements

We currently have no Employment Agreements in place with any officers of the company.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On February 27, 2002, eMagin Corporation and a group of several accredited institutional and individual investors entered into a Securities Purchase Agreement providing for the issuance and sale to the investors of (i) an aggregate of approximately 3.6 million shares of our common stock, and (ii) warrants exercisable for a period of three (3) years from the Closing Date for an aggregate of approximately 1.4 million shares of our common stock (subject to certain customary anti-dilution adjustments). Rainbow Gate Corporation, a corporation in which the sole member of Stillwater LLC is the investment manager, invested $500,000 in the Company under the agreement and received pursuant to such investment (i) 723,275 shares of our common stock, and (ii) warrants exercisable for 289,310 shares of our common stock. Stillwater is currently a beneficial owner of more than five percent of the outstanding shares of our common stock.

On June 20, 2002, the Company entered into a $0.2 million Secured Note Purchase Agreement with Mortimer D.A. Sackler, an individual investor (the "Bridge Note"). The secured note accrued interest at 11% per annum and was due to mature on November 1, 2005 as a result of a financing we completed in April 2003. The Company also granted warrants, exercisable for a period of five years, to purchase 300,000 shares of common stock with an exercise price of $0.4257 per share to the investor; provided, however, this warrant may not be exercised by the investor so long as the investor is the beneficial owner, directly or indirectly, of more than ten percent (10%) of the common stock of eMagin for purposes of Section 16 of the Securities Exchange Act 1934. The fair value of the warrants issued to this Investor, which approximated $84,000, has been recorded as original issue discount, resulting in a reduction in the carrying value of this debt. The original issue discount was amortized into interest expense over the period of the debt. Pursuant to the April 2003 financing described below, the investor agreed, to (a) amend the secured note issued to them, (b) terminate the security agreement dated June 20, 2002 that was entered into in connection with the purchase of the original secured notes and allow the new investors to enter into a new security agreement with him on a pari passu basis in order for eMagin to continue its operations as a developer of virtual imaging technology, and (c) simultaneously participate in the new financing. The amendments to the note included (i) amending the note issued on June 20, 2002 so as to provide that the note shall be convertible and will have the same conversion price as the notes issued pursuant to the April 2003 secured note purchase agreement, (ii) extending the maturity dates of the note from June 30, 2003 to November 1, 2005, and (iii) revising and clarifying certain of the other terms and conditions of the note, including provisions relating to interest payments, conversions, default and assignment of the note.

On April 25, 2003, eMagin Corporation and a group of several accredited institutional and individual investors (collectively, the "Investors") entered into a Global Restructuring and Secured Note Purchase Agreement (the "Secured Note Purchase Agreement") dated as of April 25, 2003 (the "Closing Date") whereby Investors agreed to lend eMagin $6,000,000 in exchange for (i) the issuance of $6,000,000 principal amount of 9.00% Secured Convertible Promissory Notes due on November 1, 2005 (the "Secured Notes") and (ii) Warrants (the "Warrants") to purchase an aggregate of 7,749,921 shares of common stock of eMagin (subject to certain customary anti-dilution adjustments), which Warrants are exercisable for a period of three (3) years. Mr. Rivkin, who at the time of the transaction was a member of our Board of Directors, participated as an investor in the transaction and invested $125,000 in the Company. In return for such investment, Mr. Rivkin received (i) a Secured Convertible Promissory Note in an aggregate principal amount of $125,000, and (ii) warrants exercisable for 161,456 of our common shares. In addition, Stillwater LLC, an entity controlled by Mr. Mortimer D.A. Sackler, agreed to invest an aggregate of $2,600,000 under the transaction and received (i) Secured Convertible Promissory Notes in an aggregate principal amount of $2,600,000, and (ii) warrants exercisable for 3,358,300 of our common shares. As part of the transactions, Messrs. Sackler and Rivkin, who were the holders of an aggregate of $1,325,000 principal amount of secured notes that were purchased pursuant to a secured note purchase agreement entered into as of November 27, 2001 (collectively, the "Original Secured Notes"), and Mr. Sackler, who additionally was the holder of a $200,000 principal Bridge Note, agreed to (a) amend their respective Original Secured Notes and Bridge Note issued to them, (b) terminate the Security Agreement dated November 20, 2001 that was entered into in connection with the purchase of the Original Secured Notes and the Security Agreements dated June 20, 2002 that were entered into in connection with the purchase of the Bridge Note and allow the new investors to enter into a New Security Agreement (as defined below) with them on a pari passu basis in order for the Company to continue its operations as a developer of virtual imaging technology.

The amendments to the Original Secured Notes and Bridge Note included (i) amending the Bridge Note so as to provide that the Bridge Note shall be convertible and will have the same conversion price as the Notes issued pursuant to the Secured Note Purchase Agreement, (ii) extending the maturity dates of the Original Secured Notes and Bridge Note from June 30, 2003 to November 1, 2005, and (iii) revising and clarifying certain of the other terms and conditions of the Original Secured Notes and Bridge Note, including provisions relating to interest payments, conversions, default and assignments of the Original Secured Notes and Bridge Note. On April 25, 2003, Mr. Sackler transferred all of his holdings in the Company to Stillwater LLC, a limited liability company in which Mr. Sackler is the sole member.

In February 2004, the Company and all of the holders of the Secured Convertible Notes (the "Notes"), which were due in November 2005, entered into an agreement whereby the holders agreed to an early conversion of 100% of the principal amount of the Notes aggregating $7.825 million, together with all of the accrued interest of approximately $742,000 on the Notes, into 11,394,621 shares of common stock of eMagin. The listing of the shares issuable pursuant to such agreement was approved by the American Stock Exchange.

In consideration of the Noteholders agreeing to the early conversion of the Notes, eMagin has agreed to issue the Noteholders warrants to purchase an aggregate of 2.5 million shares of common stock (the "warrants"), which warrants are exercisable at a price of $2.76 per share. 1.5 million of the warrants are exercisable until the later of (i) twelve (12) months from the date upon which a registration statement covering the shares issuable upon exercise of the Warrants is declared effective by the Securities and Exchange Commission, or
(ii) December 31, 2005. The remaining 1.0 million of the warrants are exercisable until four (4) years from the date upon which the registration statement covering such shares is declared effective by the Securities and Exchange Commission. Stillwater LLC, a limited liability company and a beneficial owner of more than five percent of the outstanding shares of eMagin's common stock, held an aggregate of $4 million of the notes converted. Ginola Limited, a beneficial owner of more than five percent of the outstanding shares of eMagin's common stock, held an aggregate of $1.3 million of the notes converted.

In connection with the above conversion, eMagin also entered into a Registration Rights Agreement with the holders of the Notes providing the holders with certain registration rights under the Securities Act of 1933, as amended, with respect to the common stock issuable upon exercise of the warrants.

eMagin is party to a financial advisory and investment banking agreement with Larkspur Capital Corporation. Paul Cronson, a director of eMagin, is a founder and shareholder of Larkspur Capital Corporation. Larkspur Capital Corporation received as compensation for financial advisory and investment banking services in connection with the January 2004 private placement a cash fee of 6 3/4% of the funds raised for a fee of $283,503 and warrants to purchase eMagin shares of common stock equal to 2.5% of the cash netted to eMagin for a total of 43,651 common stock purchase warrants exercisable at $2.41 per share.

In August 2004, eMagin and the certain of the holders of its outstanding Class A, B and C common stock purchase warrants entered into an agreement pursuant to which eMagin and the holders of the warrants agreed to the re-pricing and exercise of an aggregate of 500,952, 862,085 and 736,857 currently outstanding Class A, B and C common stock purchase warrants. As a condition to the transaction, the holders of the warrants agreed to limit the right of participation that they were granted pursuant to Section 4.11 of the Securities Purchase Agreement, dated January 9, 2004, under which they originally purchased such securities.

Specifically, the Company agreed to lower the exercise price of such warrants from $1.74, $1.74 and/or $1.90, respectively, to $.90 per share, in consideration of the holders agreeing to: (i) limit their right of participation with respect to any proposed financing transaction to the maximum number of shares that AMEX will allow the Investors to purchase in any subsequent financing without the Company being required to seek shareholder approval (provided, however, that in no event will the participation of all investors of the January 2004 financing in any such subsequent financing exceed 35% of such financing); and (ii) immediately exercise the re-priced Class A, B and/or C common stock purchase warrants.

As a result of the transaction, the holders have agreed to re-price and exercise, for an aggregate of approximately $1,889,900, an aggregate of 2,099,894 Class A, B and/or C common stock purchase warrants.

The Class B common stock purchase warrants were due to expire on August 12, 2004, while the Class A and C common stock purchase warrants remain exercisable until January 9, 2009 and February 12, 2005, respectively. Following the completion of the transaction, the Company continues to have outstanding an aggregate of 1,213,352 and 184,212 Class A and C common stock purchase warrants, respectively. The remaining outstanding unexercised Class A and C common stock purchase warrants continue to be exercisable as per their original terms.

On October 21, 2004, eMagin entered into a Securities Purchase Agreement pursuant to which we sold and issued 10,259,524 shares of common stock, par value $0.001 per share, and Series F Common Stock Purchase Warrants to purchase our common stock to purchasers who are a party to the Securities Purchase Agreement for an aggregate purchase price of $10,772,500. The common shares were priced at $1.05. The common shares, Series F Warrants and common shares issuable upon exercise of the warrants were drawn-down off of a shelf registration statement which was filed by us on May 5, 2004, and declared effective by the Securities and Exchange Commission on June 10, 2004.

The Series F Warrants are exercisable from April 25, 2005 until April 25, 2010 to purchase up to 1,370,238 shares of common stock at an exercise price of $1.21 per share, subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, combinations or reclassifications of our common stock or distributions of cash or other assets. In addition, the Series F Warrants contain provisions protecting against dilution resulting from the sale of additional shares of our common stock for less than the exercise price of the Series F Warrants, or the market price of the common stock, on the date of such issuance or sale. The Series F Warrants do not entitle the holders to any voting or other rights as a stockholder until such Series F Warrants are exercised and common stock is issued. Under the terms of the offering, in no event shall any holder of the Series F Warrants become the beneficial owner of more than 4.99% of the number of shares of our common stock outstanding immediately after giving effect to such issuance. An exercise that is limited by this provision may be permitted at a later date if, on such date, such exercise would not cause such beneficial ownership to exceed 4.99%. This limitation may be waived, in whole or in part, by a holder of the Series F Warrants upon, at the election of such holder, not less than 61 days' prior notice to us, and the provisions of this limitation shall continue to apply until such 61st day (or such later date, as determined by such holder, as may be specified in such notice of waiver); provided, however, that four of the investors in this offering delivered a waiver of this limitation to us prior to the closing date of this offering, which waiver took effect as of the closing date. In addition, in no event shall the Company issue to holders of the Series F Warrants, without first obtaining shareholder approval, shares of common stock which, in the aggregate, would exceed 19.9% of the number of shares outstanding on the closing date. The rights of the holder of the Series F Warrants are more fully set forth in Exhibit 4.1 to our Form 8-K filed with the SEC on October 26, 2004.

On October 29, 2004, eMagin entered into a Securities Purchase Agreement (pursuant to which we sold and issued, on November 3, 2004, 2,740,476 shares of common stock, par value $0.001 per share, and Series F Common Stock Purchase Warrants to purchase our common stock to purchasers who are a party to the Securities Purchase Agreement for an aggregate purchase price of approximately $2,877,500. The common shares were priced at $1.05. The Company also issued 75,000 shares to its legal counsel in consideration of legal services rendered in connection with a recently completed offering. The common shares, Series F Warrants, common shares issuable upon exercise of the warrants and common shares issued to its legal counsel were drawn-down off of a shelf registration statement which was filed by us on May 5, 2004, and declared effective by the Securities and Exchange Commission on June 10, 2004. The Series F Warrants were issued under the same terms as our October 21, 2004 financing described above.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares known to be owned by all persons who own at least 5% of eMagin's outstanding common stock, the Company's directors and the executive officers, and the directors and executive officers as a group as of January 5, 2005, unless otherwise noted. Unless otherwise indicated, the stockholders listed in the table have sole voting and investment power with respect to the shares indicated.

                                                                             Common Stock             Percentage of
Name of Beneficial Owner                                                   Beneficially Owned         Common Stock**
------------------------                                                   ------------------         --------------
Stillwater LLC (1)...................................................          14,883,624                   17.2%
George Haywood (2)...................................................          10,169,952                   12.2%
Ginola Limited (3)...................................................           8,870,788                   10.7%
Gary W. Jones  (4)...................................................           8,595,458                   10.3%
Susan K Jones  (4)...................................................           8,595,458                   10.3%
Rainbow Gate (5).....................................................           2,232,783                    2.8%
Dr. K.C. Park (6)....................................................           1,225,247                    1.5%
Jack Rivkin (7)......................................................           1,213,896                    1.5%
Ogier Trustee (Jersey) Limited (8)...................................             976,200                    1.2%
Paul Cronson (9).....................................................             506,657                       *
Claude Charles (10)..................................................             315,000                       *
Chelsea Trust Company Limited .......................................             119,116                       *
Jack Goldman (11)....................................................             107,500                       *
Adm. Thomas Paulsen (12).............................................              85,000                       *
Dr. Jill Wittels (13)................................................              85,000                       *
John Atherly (14)....................................................              66,667                       *
All executive officers and directors Officers as a
group (consisting of 9 individuals) (15) ............................          12,200,425                   14.8%
----------------------------------------------------------
* Less than 1% of the outstanding common stock

** Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of January 5, 2005 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. Percentages are based on a total of 79,603,816 shares of common stock outstanding on January 5, 2005, and the shares issuable upon the exercise of options and warrants exercisable on or within 60 days of January 5, 2005, as described below.

(1) This figure represents:

(i) 8,067,837 shares owned by Stillwater LLC, which includes 1,646,054 shares owned by Rainbow Gate Corporation, in which the sole member of Stillwater LLC is the investment manager of Rainbow Gate Corporation;

(ii) warrants held by Stillwater LLC to purchase 6,815,787 shares, which includes:

(a) a warrant to purchase 300,000 shares that may not be exercised by Stillwater LLC so long as Stillwater LLC is the beneficial owner, directly or indirectly, of more than ten percent (10%) of the common stock of eMagin for purposes of
Section 16 of the Securities Exchange Act of 1934, and

(b) warrants to purchase 586,729 shares held by Rainbow Gate Corporation, in which the sole member of Stillwater LLC is the investment manager of Rainbow Gate Corporation;

(2) This figure includes 3,586,664 common shares underlying warrants.

(3) This figure represents:

(i) 5,734,624 shares owned by Ginola Limited, which include 1,646,054 shares held indirectly by Rainbow Gate Corporation, 650,800 shares owned by Ogier Trustee(Jersey) Limited, as trustee, 119,116 shares owned by Chelsea Trust Company Limited, as trustee, and 396,223 shares owned by Crestflower Corporation. Ginola Limited disclaims beneficial ownership of the shares owned by Crestflower Corporation, Ogier Trustee (Jersey) Limited, as trustee, and Chelsea Trust Company Limited, as trustee; and

(ii) warrants held by Ginola Limited to purchase 3,136,164 common shares, which includes warrants to purchase 586,729 shares held by Rainbow Gate Corporation, in which the sole shareholder of Ginola Limited is also the sole shareholder of Rainbow Gate Corporation, and warrants to purchase 325,400 shares owned by Ogier Trustee (Jersey) Limited, as trustee. Ginola Limited disclaims beneficial ownership of the shares owned by Ogier Trustee (Jersey) Limited, as trustee.

(4) This figure represents shares owned by Gary Jones and Susan Jones who are married to each other, including (i) 1,760,604 shares of common stock issuable upon exercise of stock options held by Gary Jones and (ii) 1,835,877shares of common stock issuable upon exercise of stock options held by Susan Jones. This does not include (i) 900,000 shares underlying options owned by Gary Jones which are not exercisable within 60 days of January 5, 2005; and (ii) 562,500 shares underlying options owned by Susan Jones which are not exercisable within 60 days of January 5, 2005.

(5) This figure includes 586,729 shares underlying warrants.

(6) This figure includes 1,102,318 common stock shares issuable upon exercise of stock options, and does not include 225,000 shares underlying options owned by Dr. K. C. Park which are not exercisable within 60 days of January 5, 2005.

(7) This figure represents 547,986 shares owned by Mr. Rivkin, warrants held by Mr. Rivkin to purchase 335,910 shares of common stock, and 330,000 common stock shares issuable upon exercise of stock options.

(8) This figure includes 325,400 shares underlying warrants.

(9) This figure represents 190,984 shares owned by Mr. Cronson, 215,673, shares underlying warrants, and 100,000 shares underlying options held directly and indirectly by Paul Cronson. This includes (i) 120,974 common stock shares and 42,857 shares underlying warrants held indirectly by a family member of Paul Cronson; and (ii) 43,651 shares underlying warrants held indirectly by Larkspur Corporation of which he is the Managing Director.

(10) This figure represents shares underlying options.

(11) This figure represents shares underlying options.

(12) This figure represents shares underlying options.

(13) This figure represents shares underlying options.

(14) This figure represents shares underlying options. This figure does not include 683,333 shares of common stock issuable upon exercise of stock that are not presently exercisable and are not exercisable within 60 days of January 5, 2005.


(15) This figure includes (i) warrants to purchase 551,583 shares of common stock, and (ii) 5,787,966 shares of common stock issuable upon exercise of stock options.

                   DESCRIPTION OF SECURITIES BEING REGISTERED

COMMON STOCK

We are authorized to issue up to 200,000,000 shares of Common Stock, par value $.001. As of January 5, 2005, there were 79,603,816 shares of common stock outstanding. Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefore. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are validly issued, fully paid and nonassessable.

We have engaged Continental Stock Transfer & Trust Company of New York, as independent transfer agent and registrar.

PREFERRED STOCK

We are authorized to issued up to 10,000,000 shares of preferred stock. The shares of preferred stock may be issued in series, and shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted from time to time by the board of directors. The board of directors is expressly vested with the authority to determine and fix in the resolution or resolutions providing for the issuances of preferred stock the voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series to the full extent now or hereafter permitted by the laws of the State of Delaware.

WARRANTS

On January 9, 2004, eMagin Corporation and several accredited institutional and private investors entered into a Securities Purchase Agreement whereby such investors purchased an aggregate of 3,333,363 shares of common stock for an aggregate purchase price of $4,200,039.

The shares of common stock were priced at a 20% discount to the average closing price of the stock from December 30, 2003 to January 6, 2004, which ranged from $1.38 to $1.94 per share during the period for an average closing price of $1.58 per share, making the discounted price $1.26 per share. In addition, the investors received warrants to purchase an aggregate of 2,000,018 shares of common stock (subject to anti-dilution adjustments) exercisable at a price of $1.74 per share for a period of five (5) years. The warrants were priced at a 10% premium to the average closing price of the stock for the pricing period.

eMagin also issued additional warrants to the investors to acquire an aggregate of 2,312,196 shares of common stock. 1,206,915 of such warrants are exercisable, within 6 months from the effective date of the registration statement covering these securities, at a price of $1.74 per share (a 10% premium to the average closing price of the stock for the pricing period), and 1,105,281 of such warrants are exercisable within 12 months from the effective date of the registration statement covering these securities, at a price of $1.90 per share (a 20% premium to the average closing price of the stock for the pricing period).

This prospectus covers the resale by the investors of the above-referenced common stock and common stock underlying the warrants.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation, as amended and restated, provide to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended and restated, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Our By Laws also provide that the Board of Directors may also authorize the company to indemnify our employees or agents, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations and upon the same conditions as are required for the indemnification of and advancement of expenses to our directors and officers. As of the date of this Registration Statement, the Board of Directors has not extended indemnification rights to persons other than directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                              PLAN OF DISTRIBUTION

The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

o ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

o an exchange distribution in accordance with the rules of the applicable exchange;

o privately-negotiated transactions;

o short sales that are not violations of the laws and regulations of any state or the United States;

o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

o through the writing of options on the shares

o a combination of any such methods of sale; and

o any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder can only cover its short position with the securities they receive from us upon conversion. In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

                              SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

                                        Shares Beneficially Owned                                Shares Beneficially Owned
                                           Prior to the Offering                                    After the Offering
------------------------------ --------------------- -------------------- ------------------- ----------------- -------------
                                                                               Total Shares
            Name                  Number               Percent                  Registered         Number         Percent
------------------------------ --------------------- -------------------- ------------------- ----------------- -------------
Langley Partners, L.P. (1)                  910,179         1.1%                     910,179       - 0 -           0.0 %
------------------------------ --------------------- -------------------- ------------------- ----------------- -------------
Spectra Capital Management,                 910,179         1.1%                     910,179       - 0 -           0.0 %
LLC (2)
------------------------------ --------------------- -------------------- ------------------- ----------------- -------------
Truk Opportunity Fund, LLC                  630,753           %                      630,753       - 0 -           0.0 %
(3)
------------------------------ --------------------- -------------------- ------------------- ----------------- -------------
Ellis International Ltd. (4)                546,107           %                      546,107       - 0 -           0.0 %
------------------------------ --------------------- -------------------- ------------------- ----------------- -------------
Stonestreet, LP (5)                         546,107           %                      546,107       - 0 -           0.0 %
------------------------------ --------------------- -------------------- ------------------- ----------------- -------------
SRG Capital (6)                             366,984           *                      366,984       - 0 -           0.0 %
------------------------------ --------------------- -------------------- ------------------- ----------------- -------------
Platinum Partners Value                     364,072           *                      364,072       - 0 -           0.0 %
Arbitrage Fund LP(7)
------------------------------ --------------------- -------------------- ------------------- ----------------- -------------
RHP Master Fund, Ltd.(8)                    364,072           *                      364,072       - 0 -           0.0 %
------------------------------ --------------------- -------------------- ------------------- ----------------- -------------
Gabriel Capital, L.P. (9)                   364,071           *                      364,071       - 0 -           0.0 %
------------------------------ --------------------- -------------------- ------------------- ----------------- -------------
AS Capital Partners LLC(10)                 273,055           *                      273,055       - 0 -           0.0 %
------------------------------ --------------------- -------------------- ------------------- ----------------- -------------
OTAPE Investments LLC(11)                   273,055           *                      273,055       - 0 -           0.0 %
------------------------------ --------------------- -------------------- ------------------- ----------------- -------------
TCMP3 Partners (12)                         272,944           *                      272,944       - 0 -           0.0 %
------------------------------ --------------------- -------------------- ------------------- ----------------- -------------
Basso Equity Opportunity                    229,365           *                      229,365       - 0 -           0.0 %
Holding Fund Ltd. (13)
------------------------------ --------------------- -------------------- ------------------- ----------------- -------------
Basso Multi-Strategy Holding                229,365           *                      229,365       - 0 -           0.0 %
Fund Ltd. (13)
------------------------------ --------------------- -------------------- ------------------- ----------------- -------------
Andrew Burton First Trust &                 182,036           *                      182,036       - 0 -           0.0 %
Co. Money Purchase Pension
Plan (14)
------------------------------ --------------------- -------------------- ------------------- ----------------- -------------
West End Convertible Fund                   182,036           *                      182,036       - 0 -           0.0 %
L.P. (15)
------------------------------ --------------------- -------------------- ------------------- ----------------- -------------
Whalehaven Fund Ltd. (16)                   182,036           *                      182,036       - 0 -           0.0 %
------------------------------ --------------------- -------------------- ------------------- ----------------- -------------
Bristol Investment Fund,                    182,036           *                      182,036       - 0 -           0.0 %
Ltd. (17)
------------------------------ --------------------- -------------------- ------------------- ----------------- -------------
Gamma Opportunity Capital                   182,036           *                      182,036       - 0 -           0.0 %
Partners LP (18)
------------------------------ --------------------- -------------------- ------------------- ----------------- -------------
Clearview International                     182,036           *                      182,036       - 0 -           0.0 %
Investment Ltd. (19)
------------------------------ --------------------- -------------------- ------------------- ----------------- -------------
Trust u/w Ella Grey, Mary                   182,036           *                      182,036       - 0 -           0.0 %
Cronson (20)
------------------------------ --------------------- -------------------- ------------------- ----------------- -------------
Cohanzik Partners, L.P. (21)                 91,017           *                       91,017       - 0 -           0.0 %
------------------------------ --------------------- -------------------- ------------------- ----------------- -------------
U.S. Display Consortium                       9,058           *                        9,058       - 0 -           0.0 %
------------------------------ --------------------- -------------------- ------------------- ----------------- -------------
                                          7,654,635         14.3%                  7,654,635       - 0 -           0.0 %
------------------------------ ===================== ==================== =================== ================= =============

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares which the selling stockholders has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the convertible preferred stock is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

(1) Represents shares of common stock where the original 513,354 warrants have been exercised.

(2) Represents (i) 540,504 shares of common stock; (ii) 238,095 shares of common stock underlying warrants that are currently exercisable until January 2009 at an exercise price of $1.05 per share; and (iii) 131,580 shares of common stock underlying warrants that are currently exercisable until twelve months after this prospectus is declared effective by the Securities and Exchange Commission at an exercise price of $1.90 per share. This entity is an affiliated of a broker-dealer and acquired these shares in the ordinary course of business and not with a view to distribute.

(3) Represents (i) 465,753 shares of common stock; and (ii) 165,000 shares of common stock underlying warrants that are currently exercisable until January 2009 at an exercise price of $1.05 per share.

(4) Represents (i) 403,250 shares of common stock and (ii) 142,857 shares of common stock underlying warrants that are currently exercisable until January 2009 at an exercise price of $1.05 per share.

(5) Represents shares of common stock where the original 308,012 warrants have been exercised.

(6) Represents (i) 270,984 shares of common stock and (ii) 96,000 shares of common stock underlying warrants that are currently exercisable until January 2009 at an exercise price of $1.05 per share.

(7) Represents shares of common stock where the original 205,342 warrants have been exercised.

(8) Represents (i) 268,834 shares of common stock and (ii) 95,238 shares of common stock underlying warrants that are currently exercisable until January 2009 at an exercise price of $1.05 per share.

(9) Represents (i) 268,833 shares of common stock and (ii) 95,238 shares of common stock underlying warrants that are currently exercisable until January 2009 at an exercise price of $1.05 per share.

(10) Represents (i) 201,626 shares of common stock and (ii) 71,429 shares of common stock underlying warrants that are currently exercisable until January 2009 at an exercise price of $1.05 per share.

(11) Represents (i) 201,626 shares of common stock and (ii) 71,429 shares of common stock underlying warrants that are currently exercisable until January 2009 at an exercise price of $1.05 per share.

(12) Represents (i) 201,544 shares of common stock and (ii) 71,400 shares of common stock underlying warrants that are currently exercisable until January 2009 at an exercise price of $1.05 per share.

(13) Represents shares of common stock where the original 129,365 warrants have been exercised.

(14) Represents (i) 108,101 shares of common stock; (ii) 47,619 shares of common stock underlying warrants that are currently exercisable until January 2009 at an exercise price of $1.05 per share; and (iii) 26,316 shares of common stock underlying warrants that are currently exercisable until twelve months after this prospectus is declared effective by the Securities and Exchange Commission at an exercise price of $1.90 per share.

(15) Represents (i) 134,417 shares of common stock and (ii) 47,619 shares of common stock underlying warrants that are currently exercisable until January 2009 at an exercise price of $1.05 per share.

(16) Represents shares of common stock where the original 102,671 warrants have been exercised.

(17) Represents shares of common stock where the original 102,671 warrants have been exercised.

(18) Represents (i) 155,720 shares of common stock and (ii) 26,316 shares of common stock underlying warrants that are currently exercisable until twelve months after this prospectus is declared effective by the Securities and Exchange Commission at an exercise price of $1.90 per share.

(19) Represents shares of common stock where the original 102,671 warrants have been exercised.

(20) Represents (i) 134,417 shares of common stock and (ii) 47,619 shares of common stock underlying warrants that are currently exercisable until January 2009 at an exercise price of $1.05 per share.

(21) Represents (i) 67,208 shares of common stock and (ii) 23,809 shares of common stock underlying warrants that are currently exercisable until January 2009 at an exercise price of $1.05 per share.

                                  LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby. A member of Sichenzia Ross Friedman Ference LLP, Richard Friedman, will receive up to 200,000 shares of common stock, from eMagin, over the next 8 months for general corporate and litigation matters.

                                     EXPERTS

Eisner LLP, Independent Registered Public Accountants, have audited, as set forth in their report thereon appearing elsewhere herein, our financial statements at December 31, 2003, and for the year then ended that appear in the prospectus. The financial statements referred to above are included in this prospectus with reliance upon the auditors' opinion based on their expertise in accounting and auditing.

Grant Thornton LLP, Independent Registered Public Accountants, have audited, as set forth in their report thereon appearing elsewhere herein, our financial statements at December 31, 2002, and for the year then ended that appear in the prospectus. The financial statements referred to above are included in this prospectus with reliance upon the auditors' opinion based on their expertise in accounting and auditing.


                              AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of eMagin Corporation, filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are subject to the informational requirements of the Securities Exchange Act of 1934 that require us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. The public could obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

FINANCIAL STATEMENT INDEX

FINANCIAL STATEMENTS FOR eMAGIN CORPORATION                                                                Page

For the Three and Nine Months ended September 30, 2004 and September 30, 2003

Condensed Consolidated Balance Sheets as of September 30, 2004 (unaudited) and December 31, 2003            F-2

Condensed Consolidated Statements of Operations for the Three and Nine Months ended September 30,
2004 and 2003 (unaudited)                                                                                   F-3

Condensed Consolidated Statements of Cash Flows for the Three and Nine Months ended September 30, 2004
and 2003 (unaudited)                                                                                        F-4

Condensed Consolidated Statement of Changes in Stockholder Equity (Unaudited)                               F-5

Selected Notes to Condensed Consolidated Financial Statements (Unaudited)                                   F-6



Report of Independent Registered Public Accounting Firm - Eisner LLP                                        F-11
Report of Independent Registered Public Accounting Firm - Grant Thornton LLP                                F-12
Consolidated Balance Sheets as of December 31, 2003 and 2002                                                F-13
Consolidated Statements of Operations for the years ended December 31, 2003 and 2002 and From
    Inception to Date                                                                                       F-14
Statement of Changes in Stockholders' Equity from Inception to Date                                         F-15
Consolidated Statements of Cash Flows for the years ended December 31, 2003 and 2002 and From
    Inception to Date                                                                                       F-16
Notes to the Consolidated Financial Statements                                                              F-17


                               eMAGIN CORPORATION
                           CONSOLIDATED BALANCE SHEETS

                                                                      September 30,    December 31,
                                      ASSETS                             2004             2003
                                                                     -------------------------------
                                                                      (Unaudited)
CURRENT ASSETS:
   Cash and cash equivalents .....................................   $   4,051,286    $   1,053,895
   Trade receivables, net ........................................         869,622          768,537
   Unbilled costs and estimated profits on contracts in progress .            --             75,359
   Inventory .....................................................       1,457,907          275,417
   Prepaid expenses and other current assets .....................         617,064          287,958
                                                                     --------------   --------------
      Total current assets .......................................       6,995,879        2,461,166

EQUIPMENT AND LEASEHOLD IMPROVEMENTS: ............................       3,827,649        3,350,930
Less:  Accumulated depreciation ..................................      (2,604,631)      (2,149,991)
                                                                     --------------   --------------
Equipment and leasehold improvements, net ........................       1,223,018        1,200,939

INTANGIBLE ASSETS ................................................          53,819             --
Less: Accumulated amortization ...................................          (1,378)            --
                                                                     --------------   --------------
Intangible assets, net ...........................................          52,441             --

OTHER LONG-TERM ASSETS ...........................................          36,258           86,907
                                                                     --------------   --------------
      Total assets ...............................................   $   8,307,596    $   3,749,011
                                                                     ==============   ==============

                       LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
   Accounts payable ..............................................   $     736,284    $     234,869
   Accrued payroll and benefits ..................................         541,827          952,850
   Other accrued expenses ........................................         211,967          988,569
   Advanced payments .............................................          41,903          122,362
   Current portion of long term debt .............................          13,588           38,184
   Other current liabilities .....................................          34,762           18,008
                                                                     --------------   --------------
      Total current liabilities ..................................       1,580,331        2,354,842

Capitalized lease obligations ....................................          25,887           36,257
Notes payable and short-term debt subsequently converted to equity            --          6,124,451
                                                                     --------------   --------------
      Total liabilities ..........................................       1,606,218        8,515,550
                                                                     --------------   --------------

                    SHAREHOLDERS' EQUITY (CAPITAL DEFICIENCY):
   Common Stock, par value $0.001 per share
      Shares authorized - 200,000,000
      Shares issued and outstanding - 66,257,590 and 42,695,412 ..          66,258           42,694
   Additional paid-in capital ....................................     151,636,859      131,598,910
   Deferred compensation .........................................            --            (87,565)
   Accumulated deficit ...........................................    (145,001,739)    (136,320,578)
                                                                     --------------   --------------
      Total shareholders' equity (capital deficiency) ............       6,701,378       (4,766,539)
                                                                     --------------   --------------
      Total liabilities and shareholders' equity .................   $   8,307,596    $   3,749,011
                                                                     ==============   ==============


See selected notes to financial statements.

                               eMAGIN CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                             Three Months        Three Months        Nine Months          Nine Months
                                                 Ended              Ended               Ended                Ended
                                           September 30, 2004  September 30, 2003  September 30, 2004   September 30, 2003
                                           ------------------------------------------------------------------------------
REVENUE:
  Contract revenue                                  $ 108,000          $ 275,504          $ 108,000            $ 275,504
  Product revenue, net of returns                     980,928            472,983          2,967,151            1,245,353
                                           ------------------------------------------------------------------------------
    Total revenue                                   1,088,928            748,487          3,075,151            1,520,857
                                           ------------------------------------------------------------------------------
COST OF GOODS SOLD:
  Direct cost of goods sold                           615,890            393,660          1,632,323            1,665,969
  Indirect cost of goods sold                         992,102            945,779          2,875,837            1,841,145
                                           ------------------------------------------------------------------------------
    Total cost of goods sold                        1,607,992          1,339,439          4,508,160            3,507,114
                                           ------------------------------------------------------------------------------

Gross Loss                                           (519,064)          (590,952)        (1,433,009)          (1,986,257)

COSTS AND EXPENSES:
  Research and development                            359,453                571            443,349               22,419
  Stock based compensation                                             1,896,011             87,565            2,095,407
  Selling, general and administrative                 902,389            732,438          2,753,580            2,614,918
                                           ------------------------------------------------------------------------------
    Total costs and expenses, net                   1,261,842          2,629,020          3,284,494            4,732,744
                                           ------------------------------------------------------------------------------

  Interest income (expenses)                         (568,561)          (441,749)        (3,963,658)            (717,735)
  Gain on payable forgiveness                               -          2,752,570                  -            4,637,993
                                           ------------------------------------------------------------------------------
    Other income (expenses), net                     (568,561)         2,310,821         (3,963,658)           3,920,258
                                           ------------------------------------------------------------------------------

                                           ------------------------------------------------------------------------------
    Net loss                                     $ (2,349,467)        $ (909,151)      $ (8,681,161)        $ (2,798,743)
                                           ==============================================================================

Basic and diluted loss per common share               $ (0.04)           $ (0.02)           $ (0.14)             $ (0.08)
                                           ==============================================================================

Weighted average common shares outstanding         65,260,205         38,360,090         60,277,581           34,404,367
                                           ==============================================================================

See selected notes to financial statements.

                               eMAGIN CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                                Nine Months    Nine Months
                                                                   ended          ended
                                                               September 30,   September 30,
                                                                    2004           2003
                                                                ---------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss ....................................................   $(8,681,161)   $(2,798,743)
Adjustments to reconcile net loss to net cash
        used in operating activities
   Depreciation and amortization ............................       454,640        365,535
   Amortization of  intangibles .............................         1,378        331,442
   Amortization of financing fees ...........................         7,863         69,432
   Bad debt expense .........................................        33,656           --
   Debt discount and charge for beneficial conversion feature       102,214        103,899
   Non-cash charge for stock based compensation .............        87,565      2,095,407
   Non-cash interest related charges ........................       724,987        384,368
   Non-cash charge for services received ....................         8,400        443,252
   Non-cash financing expense ...............................     3,180,000           --
   Non-cash debt restructure ................................          --       (4,637,993)

Changes in operating assets and liabilities:
       Trade receivables ....................................       (59,381)      (545,353)
       Unbilled costs and estimated profits on contracts in
        progress ............................................          --           50,000
       Inventory ............................................      (982,768)      (113,258)
       Prepaid expenses and other current assets ............      (318,850)      (312,833)
       Other long-term assets ...............................       (31,851)        61,960
       Advanced payment on contracts to be completed ........       (80,459)        59,385
       Deferred revenue .....................................          --          (29,900)
       Accounts payable and accrued expenses ................        53,882       (560,665)
       Other current liabilities ............................        16,754        282,676
                                                                ---------------------------
             Net cash used in operating activities ..........    (5,483,131)    (4,751,389)
                                                                ---------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of equipment ...................................      (476,175)      (880,572)
                                                                ---------------------------
             Net cash used in investing activities ..........      (476,175)      (880,572)
                                                                ---------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from sales of common stock, net of issuance costs     3,916,536           --
   Equity issuance cost......................................      (161,264)          --
   Proceeds from exercise of stock options and warrants .....     5,239,687        986,054
   Proceeds from long and short term debt ...................          --        6,000,000
   Payments for capital leases ..............................       (38,262)          --
                                                                ---------------------------
             Net cash provided by financing activities ......     8,956,697      6,927,676
                                                                ---------------------------
NET INCREASE  IN CASH AND CASH EQUIVALENTS ..................     2,997,391      1,295,715
CASH AND CASH EQUIVALENTS, beginning of period ..............     1,053,895         82,951
                                                                ---------------------------
CASH AND CASH EQUIVALENTS, end of period ....................   $ 4,051,286    $ 1,378,666
                                                                ===========================
Supplemental Cash Flow Disclosure:
Conversion of debt to equity ................................   $ 6,894,452    $ 4,845,537
Payments of A/P through issuance of stock ...................       202,875           --
Stock issued for prepaid services ...........................       186,257        748,116
Cash payments of interest ...................................         5,172           --

See selected notes to financial statements.

                               eMAGIN CORPORATION
        STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY (CAPITAL DEFICIENCY)
                                   (Unaudited)

                                                                                     Additional
                                         Common Stock                Deferred         paid-in        Accumulated
                                    Shares             $           Compensation       Capital          Deficit           Total
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2003           42,695,412        $ 42,694     $   (87,565)    $ 131,598,910   $(136,320,578)   $  (4,766,539)


Conversion of debt to equity         11,394,621          11,395                         6,883,058                        6,894,453

Stock options exercised               5,221,052           5,221                         1,379,263                        1,384,484

Sale of equity                        3,333,363           3,334                         3,913,204                        3,916,538

Issuance of warrants for debt                                                           3,180,000                        3,180,000
conversion

Stock warrants exercised              3,358,691           3,359                         4,285,149                        4,288,508

Issuance of common stock for            254,451             255                           397,275                          397,530
services

Amortization of deferred                                                 87,565                                             87,565
compensation

Net loss for period                                                                                    (8,681,161)      (8,681,161)
------------------------------       -----------    -----------    ------------    --------------   --------------   --------------

Balance, September 30, 2004          66,257,590      $   66,258     $         -     $ 151,636,859   $(145,001,739)   $   6,701,378
                                     ===========    ===========    ============    ==============   ==============   ==============

See selected notes to financial statements.

                               eMAGIN CORPORATION
               Selected Notes to Consolidated Financial Statements

Note 1 - ACCOUNTING POLICIES

Basis of Presentation

In the opinion of management, the accompanying unaudited interim financial information reflects all adjustments, consisting of normal recurring accruals, necessary for a fair presentation. Certain information and footnote disclosure normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted pursuant to instructions, rules and regulations prescribed by the Securities and Exchange Commission. The company believes that the disclosures provided herein are adequate to make the information presented not misleading when these unaudited interim condensed consolidated financial statements are read in conjunction with the audited consolidated financial statements contained in the company's Annual Report on Form 10-KSB for the year ended December 31, 2003. The results of operations for the period ended September 30, 2004 are not necessarily indicative of the results to be expected for the full year.

Stock-Based Compensation Expense

The Company has elected to follow Accounting Principles Board Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees," and related interpretations in accounting for its employee stock options. Under APB No. 25, when the exercise price of employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recorded. The Company discloses information relating to the fair value of stock-based compensation awards in accordance with Statements of Financial Accounting Standards No.123, "Accounting for Stock-Based Compensation" And No. 148 "Accounting for Stock-Based Compensation - Transition and Disclosure". The following table illustrates the effect on net loss and loss per share as if the Company had applied the fair value to all awards. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants in the second quarter of 2004 and 2003, respectively: (1) average expected volatility of 99% and 162%,
(2) average risk-free interest rates of 3.79% and 3.74%, and (3) average expected lives of seven years.

The pro forma amounts that are disclosed reflect the portion of the fair value of awards that were earned for the three and nine months ended September 30, 2004 and 2003.

----------------------------------------------- ----------------- -------------------- -------------------- --------------------
For the three and nine months ended September     Three Months        Three Months          Nine Months          Nine Months
30,                                                   2004                2003                 2004                 2003
----------------------------------------------- ----------------- -------------------- -------------------- --------------------
Net loss applicable to common stockholders',     $ (2,349,467)           $(909,151)       $  (8,681,161)        $ (2,798,743)
as reported
----------------------------------------------- ----------------- -------------------- -------------------- --------------------
Add: Stock based employee compensation
expense included in reported net loss                       -                    -                    -                    -
----------------------------------------------- ----------------- -------------------- -------------------- --------------------
Deduct:  Stock-based employee compensation           (297,750)                (316)          (7,628,869)          (1,486,025)
expense determined under fair value method
----------------------------------------------- ----------------- -------------------- -------------------- --------------------
Pro forma net loss                               $ (2,647,217)           $(909,467)       $ (16,310,030)        $ (4,284,768)
----------------------------------------------- ----------------- -------------------- -------------------- --------------------
Net loss per share applicable to common stockholders':
----------------------------------------------- ----------------- -------------------- -------------------- --------------------
Basic and diluted, as reported                   $      (0.04)           $   (0.02)       $       (0.14)        $      (0.08)
----------------------------------------------- ----------------- -------------------- -------------------- --------------------
Basic and diluted, pro forma                     $      (0.04)           $   (0.02)       $       (0.27)        $      (0.12)
----------------------------------------------- ----------------- -------------------- -------------------- --------------------

Note 2 - NATURE OF BUSINESS

We design and manufacture miniature display modules, which we refer to as OLED-on-silicon-microdisplays, primarily for incorporation into the products of other manufacturers. Microdisplays are typically smaller than a postage stamp, but when viewed through a magnifier they can contain all of the information appearing on a high-resolution personal computer screen. Our microdisplays use organic light emitting diodes, or OLEDs, which emit light themselves when a current is passed through them. Our technology permits OLEDs to be coated onto silicon chips to produce high resolution OLED-on-silicon microdisplays.

Note 3 - REVENUE AND COST RECOGNITION

Revenue is recognized when products are shipped to customers, net of allowances for anticipated returns. The Company's revenue-earning activities generally involve delivering products and revenues are considered to be earned when the Company has completed the process by which it is entitled to such revenues. Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the selling price is fixed or determinable and collection is reasonably assured.

The Company also earns revenues from certain of eMagin's R&D activities under both firm fixed-price contracts and cost-type contracts, including some cost-plus-fee contracts. Revenues relating to firm fixed-price contracts are generally recognized on the percentage-of-completion method of accounting as costs are incurred (cost-to-cost basis). Revenues on cost-plus-fee contracts include costs incurred plus a portion of estimated fees or profits based on the relationship of costs incurred to total estimated costs. Contract costs include all direct material and labor costs and an allocation of allowable indirect costs as defined by each contract, as periodically adjusted to reflect revised agreed upon rates. These rates are subject to audit by the other party. Amounts can typically be billed on a bi-monthly basis.

Note 4 - RECEIVABLES

The majority of our commercial accounts receivable are due from Original Equipment Manufacturers ("OEM"s). Credit is extended based on evaluation of a customers' financial condition and, generally, collateral is not required. Accounts receivable are payable in U.S. dollars, are due within 30-90 days and are stated at amounts due from customers net of an allowance for doubtful accounts. Any account outstanding longer than the contractual payment terms is considered past due. The Company determines the allowance by considering a number of factors, including the length of time trade accounts receivable are past due, eMagin's previous loss history, the customer's current ability to pay its obligation, and the condition of the general economy and the industry as a whole. The Company writes off accounts receivable when they are deemed uncollectible.

Receivables consist of the following for the periods ending:

                               September 30, 2004         December 31, 2003
                               ------------------         -----------------
Trade receivables                 $ 1,161,689                $    899,174
Contract receivables                  194,951                     173,809
Unbilled receivables                      -                        75,359
                               ------------------         -----------------
 Total                              1,356,640                   1,148,342

Less allowance for doubtful
accounts                             (487,018)                   (304,446)
                               ------------------         -----------------
 Net receivables                  $   869,622                $    843,896
                               ==================         =================

Note 5 - RESEARCH AND DEVELOPMENT COSTS

Research and development costs are expensed as incurred.

Note 6 - NET LOSS PER COMMON SHARE

In accordance with SFAS No. 128, net loss per common share amounts ("basic EPS") and ("diluted EPS") were computed by dividing the net loss by the weighted average number of common shares outstanding, excluding any potential dilution. Common equivalent shares totaling 11,366,619 and 32,828,735 have been excluded from the computation of diluted EPS for the three and nine months ended September 30, 2004 and 17,304,028 and 19,091,435 have been excluded from the computation of diluted EPS for the three and nine months ended September 30, 2003, respectively as their inclusion would be antidilutive.

Note 7 - INVENTORIES

Inventory is stated at the lower of cost or market. Cost is determined using the first-in first-out method. The Company reviews the value of its inventory and reduces the inventory value to its net realized value based upon current market prices and contracts for future sales.

The components of inventories are as follows for the periods ending:

                               September 30, 2004         December 31, 2003
                               ------------------         -----------------
Raw materials                     $ 1,138,370                $    20,416
Work in process                       131,827                     43,750
Finished goods                        187,710                    211,251
                               ------------------         -----------------
 Total Inventory                  $ 1,457,907                $   275,417
                               ==================         =================

Note 8 - DEBT

The debt consisted of the following for the periods ending:



                               September 30, 2004         December 31, 2003
                               ------------------         -----------------
a  Current portion of long
    term debt                     $    13,588                $    38,184
b  Restructuring Agreement
    and Original Secured Notes              -                  6,124,451
c  Long-term capitalized
    lease obligations                  25,887                     36,257
                               ------------------         -----------------
   Total debt                     $    39,475                $ 6,198,892
                               ==================         =================



a) This amount represents the amount due to Citicorp Leasing over the next 12 months in lease payments for equipment.

b) In February 2004, we entered into an agreement whereby the holders of our Secured Convertible Notes (the "Notes"), which were due in November 2005, agreed to an early conversion of all of the $7.825 million principal amount of the Notes, together with the $742,424 of accrued interest on the Notes, into 11,394,621 shares of common stock of eMagin.

In consideration of the Noteholders agreeing to the early conversion of the Notes, eMagin issued the Noteholders warrants to purchase an aggregate of 2.5 million shares of common stock (the "Warrants"), which Warrants are exercisable at a price of $2.76 per share. 1.5 million of the Warrants are exercisable until December 31, 2005. The remaining 1.0 million of the Warrants are exercisable until June 10, 2008.

c) This amount is due to Citicorp Leasing as long-term debt for lease payments for equipment with this balance to be paid in 2005.

Note 9 - STOCKHOLDERS' EQUITY

The authorized common stock of the Company consists of 200,000,000 shares with a par value of $0.001 per share.

For the three months ended September 30, 2004, the Company received $1,926,795 for the exercise of 2,123,694 warrants. For the nine months ended September 30, 2004, the Company received a total of $5,239,687 for the exercise of 5,221,052 options and 3,358,690 warrants.

In August 2004, the Company and certain of the holders of its outstanding Class A, B and C common stock purchase warrants entered into an agreement pursuant to which the Company and the holders of the warrants agreed to the $0.90 re-pricing and exercise of Class A, B and C common stock purchase warrants. As a condition to the transaction, the holders of the warrants agreed to limit the right of participation that they were granted in January 9, 2004. As a result of the transaction, the holders agreed to re-price and exercise approximately $1,889,900, for an aggregate of 2,099,894 Class A, B and/or C common stock purchase warrants. The Company recorded $594,568 in non-cash interest expense for the Black Scholes calculation of the change in warrant valuation.

The Company issued 162,412 and 254,451 shares of common stock for the payment of $162,412 and $397,531, respectively, for the three and nine months ended September 30, 2004, for services rendered and to be rendered in the future. As such, the Company recorded the fair value of the services rendered in selling, general and administrative expenses, services to be rendered as prepaid expenses and reduction of accounts payable for services previously rendered in the accompanying unaudited consolidated statements of operations.

Note 10 - STOCK COMPENSATION

As of September 30, 2004, the Company has outstanding options to purchase 12,233,306 shares. In 2000 the Company issued options below fair market value. The Company recorded $87,565 in expense for the nine months ended September 30, 2004 for the amortization of those options. The transaction was fully amortized in the second quarter of 2004, so no additional expense will be recorded. The amount was recorded in Selling, General & Administrative expenses.

Note 11 - COMMITMENTS AND CONTINGENCIES

[a] Royalty payments:

The Company, in accordance with a royalty agreement, is obligated to make minimum annual royalty payments. Under this agreement, the Company must pay a certain percentage of net sales of certain products, which percentages are defined in the agreement. The percentages are on a sliding scale depending on the amount of sales generated. Any minimum royalties paid may be credited against the amounts due based on the percentage of sales. The royalty agreement terminates upon the expiration of the last-to-expire issued patent.

In the three and nine months ended September 30, 2004, $60,434 and $155,293 was recorded in royalty expense.

[b] Contractual obligations:

We currently lease space from IBM for $78,045 per month that houses our principal executive offices, our equipment for OLED microdisplay fabrication and research and development, as well as our assembly operations and storage. We currently occupy such space on a month-to-month basis. We are currently in negotiations with IBM for a new lease. No assurance can be given that we will execute a new lease, or that such new lease will be on terms that are favorable to us. In the event that we are forced to locate new space, we may experience a disruption in our operations, which could have a material adverse affect on our results of operations.

NOTE 12 - RECLASSIFICATIONS

Certain amounts in the September 30, 2003 financial statements have been reclassified to conform to the September 30, 2004 classification.

NOTE 13 - SUBSEQUENT EVENTS

On October 21, 2004, we entered into a Securities Purchase Agreement, pursuant to which we sold and issued 10,259,524 shares of common stock, par value $0. 001 per share, and series F common stock purchase warrants to purchase our common stock to purchasers for an aggregate purchase price of $10,772,500. The Common Shares were priced at $1.05. The Common Shares and the shares underlying the warrants were drawn-down off of a shelf registration statement which was filed by us on May 5, 2004, and declared effective by the Securities and Exchange Commission on June 10, 2004. Net proceeds received after deducting expenses was approximately $9.75 million.

The Series F Warrants are exercisable from April 25, 2005 until April 25, 2010 to purchase up to 5,129,762 shares of common stock at an exercise price of $1.21 per share, subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, combinations or reclassifications of our common stock or distributions of cash or other assets. In addition, the Series F Warrants contain provisions protecting against dilution resulting from the sale of additional shares of our common stock for less than the exercise price of the Series F Warrants, or the market price of the common stock, on the date of such issuance or sale.

On October 28, 2004, we entered into a Securities Purchase Agreement, pursuant to which we sold and issued 2,740,476 shares of common stock, par value $0. 001 per share, and series F common stock purchase warrants to purchase our common stock to purchasers for an aggregate purchase price of $2,877,500. The Common Shares were priced at $1.05. The Common Shares and shares underlying the warrants were drawn-down off of a shelf registration statement which was filed by us on May 5, 2004, and declared effective by the Securities and Exchange Commission on June 10, 2004. Net proceeds received after deducting expenses was approximately $2.65 million.

The Series F Warrants are exercisable from April 25, 2005 until April 25, 2010 to purchase up to 1,370,238 shares of common stock at an exercise price of $1.21 per share, subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, combinations or reclassifications of our common stock or distributions of cash or other assets. In addition, the Series F Warrants contain provisions protecting against dilution resulting from the sale of additional shares of our common stock for less than the exercise price of the Series F Warrants, or the market price of the common stock, on the date of such issuance or sale.

We paid a Placement Agent a fee equal to 6% of the gross proceeds of these offerings and agreed to reimburse them for reasonable expenses up to $50,000, incurred in connection with the offerings.

In addition, we engaged Larkspur Capital Corporation to act as an adviser in connection with the sale of these securities. For such services, we paid Larkspur Capital Corporation a fee equal to 1% of the gross proceeds of these offerings (see Note - 14).

As a result of the above transaction, the outstanding Series A Common Stock Purchase Warrants that were issued to participants of the Securities Purchase Agreement dated January 9, 2004 were re-priced from $1.74 to $1.05. The Company expects to record approximately $1 million in non-cash interest expense for the Black Scholes calculation of the change in warrant valuation in the fourth quarter of 2004.

Note 14 - RELATED PARTY TRANSACTIONS

Paul Cronson, a member of our board of directors, is a founder and shareholder of Larkspur Capital Corporation which was engaged as advisor in connection with the sale of the securities listed above.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
eMagin Corporation
Hopewell Junction, New York

We have audited the accompanying consolidated balance sheet of eMagin Corporation and subsidiary (the "Company") as of December 31, 2003, and the related consolidated statements of operations, capital deficiency and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of eMagin Corporation and subsidiary as of December 31, 2003 and the consolidated results of their operations and their consolidated cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.




/s/
Eisner LLP
--------------
New York, New York
February 13, 2004

With respect to Notes F(b) and O
March 3, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of eMagin Corporation:

We have audited the accompanying consolidated statements of operations, shareholders' equity (deficit) and cash flows of eMagin Corporation and subsidiaries for the year ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of eMagin Corporation and subsidiaries in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company's recurring losses from operations since inception and the working capital deficit raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.




/s/ Grant Thornton LLP
    ------------------
    Grant Thornton LLP
    New York, New York

April 11, 2003
eMagin Corporation Consolidated Balance Sheet December 31, 2003

ASSETS
Current assets:
   Cash and cash equivalents                                                                $     1,053,895
   Trade and contract receivables                                                                   768,537
   Unbilled costs and estimated profits on contracts in progress                                     75,359
   Prepaid expenses and other current assets                                                        287,957
   Inventory                                                                                        275,417
                                                                                            ----------------
      Total current assets                                                                        2,461,165

Equipment and leasehold improvements, net of accumulated depreciation of $2,149,991               1,200,939

Other long-term assets                                                                               86,907

                                                                                            ----------------
      Total assets                                                                          $     3,749,011
                                                                                            ================
LIABILITIES
Current liabilities:
   Accounts payable                                                                         $       234,869
   Accrued payroll and benefits                                                                     952,850
   Other accrued expenses, net dividends                                                            988,569
   Advanced payments                                                                                122,362
   Current portion of long-term debt                                                                 38,184
   Other current liabilities                                                                         18,008
                                                                                            ----------------
      Total current liabilities                                                                   2,354,842

Capitalized lease obligations                                                                        36,257
Notes payable and short-term debt subsequently converted to equity                                6,124,451
                                                                                            ----------------
      Total liabilities                                                                           8,515,550
                                                                                            ----------------

Commitments and contingencies

CAPITAL DEFICIENCY
   Preferred Stock - authorized: 10,000,000 shares, none issued                                           -
   Common Stock - $.001 par value, authorized 200,000,000 shares,
     Issued and outstanding 42,695,412 shares                                                        42,694
   Paid-in surplus                                                                              131,598,910
   Deferred compensation                                                                            (87,565)
   Accumulated deficit                                                                         (136,320,578)
                                                                                            ----------------
      Total capital deficiency                                                                   (4,766,539)

                                                                                            ----------------
      Total liabilities and capital deficiency                                              $     3,749,011
                                                                                            ================

See notes to consolidated financial statements eMagin Corporation Consolidated Statements of Operations

                                                               Year Ended December 31,
                                                               2003              2002
                                                       ------------------- ----------------
Revenue:
  Product revenue                                      $        2,213,290  $     1,314,193
  Contract revenue                                                364,809          840,658
  Sales returns and allowances                                          -          (27,191)
                                                       ------------------- ----------------
    Total Revenue                                               2,578,099        2,127,660

Cost of goods sold:
  Costs of goods sold                                           5,141,448                -
                                                       ------------------- ----------------
Gross (loss) profit                                            (2,563,349)       2,127,660
                                                       ------------------- ----------------
Costs and expenses:
Research and development, net of funding under cost
  sharing arrangements of $0 and $331,956,
  respectively                                                     18,810        7,254,996
Amortization of purchased intangibles                             331,442        1,325,796
Stock based compensation                                        2,183,418        1,646,917
Selling, general and administrative                             3,197,605        4,506,321
                                                       ------------------- ----------------
    Total costs and expenses, net                               5,731,275       14,734,030
                                                       ------------------- ----------------

Other income (expense):
  Gain on on debt settlement                                    4,637,993                -
  Interest expense                                             (1,283,254)      (2,329,452)
  Other income (expense), net                                     216,570           23,111
                                                       ------------------- ----------------
Other income (expense)                                          3,571,309       (2,306,341)
                                                       ------------------- ----------------
    Net loss                                           $       (4,723,315) $   (14,912,711)
                                                       =================== ================
Basic and diluted loss per common share                $            (0.13) $         (0.51)
                                                       =================== ================
Weighted average outstanding common stock                      35,998,435       29,416,838
                                                       =================== ================


See notes to consolidated financial statements
                               eMagin Corporation
                  Consolidated Statements of Capital Deficiency

                                 ----------------------------------------------------------------------------------
                                   Common       Common     Deferred       Paid-in     Accumulated       Total
                                   Shares        Stock   Compensation     Surplus       Deficit
                                 ----------------------------------------------------------------------------------
Balance - December 31, 2001         25,171,183  $ 25,171  $(2,277,367) $ 114,058,560  $ (116,684,552) $ (4,878,188)
                                  ------------- --------- -----------  -------------- --------------- -------------
Shares issued for financing
round                                4,899,179     4,899                   3,475,619                     3,480,518
Buyout of debt financing               500,000       500                      89,632                        90,132
Warrants issued                                                              140,387                       140,387
Stock issued for consideration          80,000        80                      55,570                        55,650
Stock options exercised                  2,125         2                         885                           887
Stock options issued                                                          35,329                        35,329
Options forfeited                                           1,075,193     (1,075,193)                            -
Finders fee on financing                                                     (35,000)                      (35,000)
Beneficial conversion on
financing                                                                    783,691                       783,691
Original issue discount on
financing                                                                    672,682                       672,682
Issuance of common stock for
services                               202,493       202                     146,716                       146,918
Amortization of deferred
compensation                                                  739,191                                      739,191
Stock based compensation                                                     872,399                       872,399
Net loss for period                                                                      (14,912,711)  (14,912,711)
                                  ------------- --------- -----------  -------------- --------------- -------------
Balance - December 31, 2002         30,854,980    30,854     (462,983)   119,221,276    (131,597,263)  (12,808,115)

Conversion of debt to equity         6,101,972     6,102            -      4,447,996               -     4,454,098
Debt settlement                      1,997,840     1,998            -      1,409,971               -     1,411,969
Exercise of warrants                 1,479,900     1,480            -      1,136,595               -     1,138,075
Cashless exercise of warrants          270,910       271            -           (271)              -             -
Original issue discount on
financing                                    -         -            -      1,383,203               -     1,383,203
Beneficial conversion on
financing                                    -         -            -        616,797               -       616,797
Stock issued for services              656,435       656            -        561,302               -       561,958
Options exercised                      846,793       847            -        279,199               -       280,046
Issuance of equity for interest
and penalties                          486,582       486            -        734,841               -       735,327
Amortization of deferred
compensation                                 -         -      375,418              -               -       375,418
Stock option compensation                    -         -            -      1,808,000               -     1,808,000
Net loss for period                          -         -            -              -      (4,723,315)   (4,723,315)
                                 -------------- --------- -----------  -------------- --------------- -------------
Balance - December 31, 2003         42,695,412 $  42,694  $   (87,565) $ 131,598,910  $ (136,320,578) $ (4,766,539)
                                 ============= =========  ===========  =============  =============== =============

See notes to consolidated financial statements eMagin Corporation Consolidated Statements of Cash Flows

                                                                                Year Ended December 31,
                                                                               2003                 2002
                                                                       --------------------- --------------------
Cash flows from operating activities:
Net loss                                                                     $   (4,723,315)        $(14,912,711)
Adjustments to reconcile net loss to net cash used in operating activities:
   Depreciation and amortization                                                    552,849            1,842,480
   Amortization of purchased intangibles                                            331,442                    -
   Amortization of financing fees                                                    37,244                    -
   Debt discount amortization and charge for beneficial conversion
   feature                                                                          340,466              783,692
   Stock based compensation                                                       2,183,418            1,646,917
   Interest related charges                                                         915,325            1,446,654
   Related to issuance of warrants                                                        -              140,387
   Gain on debt settlement                                                       (4,637,993)                   -
   Stock issued for services                                                        561,958               25,050
  Changes in:                                                                             -                    -
       Trade receivables                                                           (528,401)             593,300
       Unbilled costs and estimated profits on contracts in progress                 50,000              125,359
       Costs and estimated profits in excess of billings on contracts                     -             (326,291)
       Inventory                                                                    (24,419)             341,718
       Prepaid expenses and other current assets                                   (276,109)             196,371
       Other long-term assets                                                       112,500              139,033
       Advanced payments                                                            122,362             (398,343)
       Deferred revenue                                                             (30,400)              30,400
       Accounts payable, accrued expenses and accrued payroll                      (185,776)           2,738,847
       Other current liabilities                                                     (5,497)                   -
                                                                             ---------------        -------------
             Net cash used in operating activities                               (5,204,346)          (5,587,137)
                                                                             ---------------        -------------

Cash flows from investing activities:
   Purchase of equipment                                                         (1,120,256)             (84,745)

Cash flows from financing activities:
   Proceeds from sales of common stock, net of issuance costs                             -            3,475,621
   Proceeds from exercise of stock options and warrants                           1,418,121              141,272
   Proceeds from long- and short-term debt                                        6,000,000            1,443,478
   Payments of long- and short-term debt                                           (122,775)             (43,880)
                                                                             ---------------        -------------
             Net cash provided by financing activities                            7,295,346            5,016,491
                                                                             ---------------        -------------


Net increase (decrease) in cash and cash equivalents                                970,944             (655,391)
Cash and cash equivalents - beginning of year                                        82,951              738,342
                                                                             ---------------        -------------
Cash and cash equivalents - end of year                                      $    1,053,895         $     82,951
                                                                             ===============        =============

Cash paid for interest                                                       $      15,649

Non-cash transactions:
Conversion of debt to equity                                                 $   4,454,098
Issuance of equity for penalties and interest                                $     735,327
Issuance of equity for settlement of accounts payable                        $   1,411,969


See notes to consolidated financial statements
                               eMAGIN CORPORATION

Notes to Consolidated Financial Statements December 31, 2003 and 2002

Note A - NATURE OF BUSINESS

Fashion Dynamics Corporation ("FDC") was organized on January 23, 1996, under the laws of the State of Nevada. FDC had no active business operations other than to acquire an interest in a business. On March 16, 2000, FDC acquired FED Corporation ("FED") (the "Merger"). The merged company changed its name to eMagin Corporation (the "Company" or "eMagin"). eMagin is a developer and manufacturer of optical systems and microdisplays for use in the electronics industry. eMagin's wholly-owned subsidiary, Virtual Vision Inc., develops and markets microdisplay systems and optics technology for commercial, industrial and military applications. Following the Merger, the business conducted by the Company is the business conducted by FED prior to the Merger.

Through December 31, 2002, the Company was considered a development stage enterprise, in accordance with Statement of Financial Accounting Standards ("SFAS") No. 7, "Accounting and Reporting by Development Stage Enterprises". As of January 1, 2003, the Company has commenced planned principal operations and as such it is no longer considered to be a development stage enterprise in accordance with SFAS No 7. In accordance with SFAS No.7, the 2002 financial statements have been restated to give effect to the Company exiting the development stage.

Note B - SIGNIFICANT ACCOUNTING POLICIES

[1] Principles of consolidation:

The accompanying consolidated financial statements of eMagin Corporation include the assets, liabilities, revenues and expenses of its wholly owned subsidiary. Inter-company transactions and balances are eliminated in consolidation.

[2] Revenue and cost recognition:

Revenue is recognized when products are shipped to customers, net of allowances for anticipated returns. The Company's revenue-earning activities generally involve delivering products and revenues are considered to be earned when the Company has completed the process by which it is entitled to such revenues. Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, selling price is fixed or determinable and collection is reasonably assured.

The Company also earns revenues from certain of eMagin's R&D activities under both firm fixed-price contracts and cost-type contracts, including some cost-plus-fee contracts. Revenues relating to firm fixed-price contracts are generally recognized on the percentage-of-completion method of accounting as costs are incurred (cost-to-cost basis). Revenues on cost-plus-fee contracts include costs incurred plus a portion of estimated fees or profits based on the relationship of costs incurred to total estimated costs. Contract costs include all direct material and labor costs and an allocation of allowable indirect costs as defined by each contract, as periodically adjusted to reflect revised agreed upon rates. These rates are subject to audit by the other party. Amounts can be billed on a bi-monthly basis. Billing is based on subjective cost investment factors.

[3] Research and development costs:

R&D costs are expensed as incurred. To date, activities of the Company have included the performance of R&D under cooperative agreements with United States Government agencies. Funding from such R&D contracts is recognized as a reduction in operating expenses during the period in which the services are performed and related direct expenses are incurred.

The Company has incurred research and development costs and earned funding under these agreements during the year ended December 31, 2003 as follows:



        Unfunded research and development             $   7,244,820
        Research and development costs                      331,956
        Funding received                                   (331,956)



[4] Cash and cash equivalents:

We consider all highly liquid instruments with an original maturity of three months or less at the date of purchase to be cash equivalents.

[5] Accounts receivable:

The majority our commercial accounts receivable are due from Original Equipment Manufacturers ("OEM"s). Credit is extended based on evaluation of a customers' financial condition and, generally, collateral is not required. Accounts receivable are payable in U.S. dollars, are due within 30-90 days and are stated at amounts due from customers net of an allowance for doubtful accounts. Any account outstanding longer than the contractual payment terms is considered past due. The Company determines the allowance by considering a number of factors, including the length of time trade accounts receivable are past due, eMagin's previous loss history, the customer's current ability to pay its obligation, and the condition of the general economy and the industry as a whole. The Company writes off accounts receivable when they become uncollectable, and payments subsequently received on such receivables are reported as income in the year the payment is received

[6] Inventory:

Inventory is stated at the lower of cost or market. Cost is determined using the first-in first-out method. The Company reviews the value of its inventory and reduces the inventory value to its net realized value based upon current market prices and contracts for future sales.

[7] Equipment and leasehold improvements:

Equipment and leasehold improvements are stated at cost. Depreciation on equipment is calculated using the straight-line method of depreciation over its estimated useful life. Amortization of leasehold improvements is calculated by using the straight-line method over the shorter of their estimated useful lives or lease terms. Expenditures for maintenance and repairs are charged to expense as incurred.

In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," eMagin performs impairment tests on its long-lived assets, when circumstances indicate that their carrying amounts may not be recoverable. If required, recoverability is tested by comparing the estimated future undiscounted cash flows of the asset or asset group to its carrying value. Impairment losses, if any, are recognized based on the excess of the assets' carrying amounts over their fair values.

[8] Income taxes:

Deferred income taxes are recorded by applying enacted statutory tax rates to temporary differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. At December 31, 2003 and 2002, the Company has net deferred tax assets of approximately $56.7 million and $29.5 million, respectively, primarily resulting from the future tax benefit of net operating loss carryforwards discussed below and timing differences relating to amortization of goodwill and other intangible assets. Such net deferred tax assets are fully offset by valuation allowances due to the uncertainty as to their realizability.

At December 31, 2003, the Company has net operating loss carryforwards totaling approximately $ 86.4 million, inclusive of the net operating losses acquired as part of the acquisition of FED, which expire through 2023, available to offset future federal taxable income. Pursuant to Section 382 of the Internal Revenue Code, the usage of a portion of these net operating loss carryforwards is limited due to changes in ownership that have occurred.

[9] Loss per common share:

In accordance with SFAS No. 128, "Earnings Per Share," net loss per common share amounts ("basic EPS") were computed by dividing net loss by the weighted average number of common shares outstanding and excluding any potential dilution. Net loss per common share amounts assuming dilution ("diluted EPS") were computed by reflecting potential dilution from the exercise of stock options and warrants. Common equivalent shares have been excluded from the computation of diluted EPS for all periods presented as their effect is antidilutive. The Company's computation of dilutive loss per share for the year ended December 31, 2003 does not include options and warrants to purchase 21,725,607 common shares, as their effect would be antidilutive.

[10] Comprehensive income (loss):

The Company complies with the provisions of SFAS No. 130, "Reporting Comprehensive Income," which requires companies to report all changes in equity during a period, except those resulting from investment by owners and distributions to owners, for the period in which they are recognized. Comprehensive income (loss) is the total of net income (loss) and all other non-owner changes in equity (or other comprehensive income (loss) such as unrealized gains or losses on securities classified as available-for-sale, foreign currency translation adjustments and minimum pension liability adjustments. Comprehensive income (loss) must be reported on the face of the annual financial statements. The Company's operations did not give rise to any material items includable in comprehensive income (loss), which were not already in net income (loss) for the years ended December 31, 2003 and 2002. Accordingly, the Company's comprehensive income (loss) is the same as its net income (loss) for all periods presented.

[11] Stock-based compensation:

eMagin applies Accounting Principals Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for its stock-based compensation plans. Accordingly, eMagin records expense for employee stock compensation plans equal to the excess of the market price of the underlying eMagin shares at the date of grant over the exercise price.

As of December 31, 2003, the Company has outstanding options to purchase 12,148,570 shares. The Company has elected to follow APB No. 25, in accounting for its employee stock options. Under APB No. 25, when the exercise price of employee stock options equals the market price of the underlying stock on the date of grant no compensation expense is recorded. The Company discloses information relating to the fair value of stock-based compensation awards in accordance with Statement of Financial Accounting Standards No.123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation." The following table illustrates the effect on net loss and loss per share as if the Company had applied the fair value recognition provision of SFAS No. 123. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants in 2003 and 2002, respectively: (1) average expected volatility of 100% and 150%, (2) average risk-free interest rates of 3.52% and 6.00%, and (3) expected lives of 7-10 years and 5-8 years and (4) dividends of 0% and 0%.

The pro forma amounts that are disclosed in accordance with SFAS No. 123 reflect the portion of the estimated fair values of awards that were earned during the years ended December 31, 2003 and 2002.

                                                                                           2003           2002
                                                                                           -------------------
                                                                                              (in thousands)
Net loss applicable to common stockholders, as reported                                 $ (4,723)     $ (14,913)
Stock-based employee compensation expense included in reported net loss                    2,183              -
Stock-based employee compensation expense determined under fair value method              (3,748)        (1,226)
                                                                                        ---------     ----------
     Pro forma net loss                                                                 $ (6,288)     $ (16,139)
                                                                                        =========     ==========
Net loss per share:
     Basic and diluted, as reported                                                     $  (0.13)     $   (0.51)
     Basic and diluted, pro forma                                                       $  (0.17)     $   (0.55)
     Weighted average fair value per option                                             $   0.76      $    0.74

[12] Fair value of financial instruments:

The Company has various financial instruments, including cash, cash equivalents, accounts receivable, accounts payable and short and capitalized lease obligations. The Company believes the carrying values of its financial instruments approximate their fair values. The carrying amount of the short- and long-term debt approximates fair value at December 31, 2003 based on interest rates available to the Company and debt instruments with similar terms.

[13] Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. These estimates and assumptions relate to recording net revenue, collectibility of accounts receivable, and the realizability of other intangible assets, accruals, income taxes, inventory realization and other factors. Management has exercised reasonable judgment in deriving these estimates; however, actual results could differ from these estimates. Consequently, change in conditions could affect eMagin's estimates.

[14] Reclassifications:

Certain amounts in the 2002 financial statements have been reclassified to conform to the 2003 presentation.

Note C - RECEIVABLES

Receivables at December 31, 2003 consist of the following:



        Trade receivables                         $   899,174
        Contract receivables                          173,809
        Unbilled receivables                           75,359
                                                  ------------
          Total                                     1,148,342

        Less allowance for doubtful accounts         (304,446)
                                                  ------------
          Net receivables                         $   843,896
                                                  ============

Note D - Inventory

The components of inventories as of December 31, 2003 are as follows:



        Raw materials              $    20,416
        Work in process                 43,750
        Finished goods                 211,251
                                   -----------
         Total Inventory           $   275,417
                                   ===========



Note E - EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Equipment and leasehold improvements and their estimated lives are as follows at December 31, 2003:


                                                 Useful
                                                 Lives
        Computer hardware and software              3            $   328,758
        Lab and factory equipment                   3              2,547,165
        Furniture, fixtures and office equipment   10                145,268
        Leasehold improvements                     (a)               329,739
                                                                 ------------
        Total Fixed Assets                                         3,350,930
        Less accumulated depreciation                             (2,149,991)
                                                                 ------------
          Total Net Book Value                                   $ 1,200,939
                                                                 ============


(a) The shorter of either the life of the lease, or the useful life

Note F - DEBT

The debt consisted of the following as of December 31, 2003:



a     Current portion of long term debt            $    38,184
b     Restructuring Agreement                        4,456,973
c     Original Secured Notes                         1,667,478
d     Capitalized lease obligations                     36,257
                                                   -----------
e       Total debt                                 $ 6,198,892
                                                   ===========



(a) This amount includes (i) $12,213 due to Citicorp Leasing over the next 12 months in lease payments for equipment; and (ii) $25,971 due to IBM over the next 12 months for leasehold improvements. The remaining balance under the Citicorp lease is due in 2005.

(b) On April 25, 2003, eMagin entered into a Global Restructuring and Secured Note Purchase Agreement ("Restructuring Agreement") dated as of April 25, 2003 (the "Closing Date") with a group of several accredited institutional and individual investors whereby the investors agreed to lend the Company $6,000,000 in exchange for (i) the issuance of $6,000,000 principal amount of 9% secured convertible promissory notes due and payable on November 1, 2005 and (ii) warrants to purchase an aggregate of 7,749,921 shares of common stock of eMagin (subject to certain customary anti-dilution adjustments). Such warrants are exercisable for a period of three (3) years from the issue date.

Interest is payable on the notes at a rate of 9% per annum and, at the Company's option, may be paid through the delivery of shares of the Company's common stock in lieu of cash interest payments on the maturity date of the loan, November 1, 2005. Subject to certain limitations, the notes may be converted, at the option of the holder, in whole or in part, into common shares with a conversion price of $0.7742, an amount equal to 105% of the volume weighted average of the closing price of eMagin's common shares as reported on The American Stock Exchange by the Wall Street Journal, New York City edition, for the five (5) trading days immediately preceding the closing date. The exercise price of the warrants on a per share basis is $.8110, an amount equal to 110% of the volume weighted average of eMagin's closing price of our common shares as reported on The American Stock Exchange by the Wall Street Journal, New York City edition, for the five (5) trading days immediately preceding the closing date.

As of December 31, 2003 the Company had received the entire $6,000,000. The Company recorded $1,289,575 for the debt discount and $510,425 for the beneficial conversion as paid-in surplus, which is being amortized through November 1, 2005. For the year ended December 31, 2003, $256,973 was amortized to interest expense.

The terms of the notes contain certain revisions, including financial and other covenants, which covenants relate to expenses, direct cost of goods sold, revenues and quarterly revenues. In the event that the Company is not in compliance with these covenants, 50% or more of the holders of the notes (in terms of the aggregate dollar value of the principal of the notes then issued and outstanding under the note purchase agreement) would be able to call an event of default. As of December 31, 2003, the Company was in violation of certain financial covenants. The notes have not been included in current liabilities because they were converted into shares of the Company's common stock on March 3, 2004 (see Note O).

(c) This amount includes secured convertible loans aggregating $1,625,000 issued under the secured note purchase agreements executed from November 27, 2001 through January 14, 2002 ("Original Secured Notes"). The Original Secured Notes accrue interest at a rate of 9.00% per annum and were due on June 30, 2003. Terms of the notes issued included a fixed conversion into the Company's shares of common stock at the rate of $0.5264 per share. The Company also granted warrants purchasing 921,161 shares of common stock with an exercise price of $0.5468 per share to the note holders. Such warrants are exercisable through January 2005.

The total of the intrinsic value of the warrants issued to the note holders and the incremental intrinsic value of the repriced warrants of certain existing note holders of approximately $480,000 has been recorded as original issue discount, resulting in a reduction in the carrying value of this debt. The original issue discount was amortized into interest expense over the original period of the debt.

In addition, based on the terms of the Original Secured Notes, the conversion terms of the debt provide for a beneficial conversion feature. The total value of the beneficial feature of the debt and the incremental value of the reset conversion feature of the existing debt of approximately $780,000 was recorded at January 14, 2002 as non-cash interest expense.

In connection with the April 2003 financing described above, the note holders agreed to (a) amend the secured note issued to them, (b) terminate the security agreement dated November 27, 2001 that was entered into in connection with the purchase of the Original Secured Notes and allow the note holders to enter into a new security agreement with them on a pari passu basis in order for eMagin to continue its operations as a developer of virtual imaging technology, and (c) simultaneously participate in the new financing. The amendments to the notes included (i) extending the maturity dates of the note from June 30, 2003 to November 1, 2005, and (ii) revising and clarifying certain of the other terms and conditions of the note, including provisions relating to default and assignment of the note.

On June 20, 2002, the Company entered into a $0.2 million Secured Note Purchase Agreement with an investor. The secured note accrues interest at 11% per annum and was due to mature on June 30, 2003 and was amended as a result of the financing the Company completed in April 2003. The Company also granted warrants, exercisable for a period of five years, to purchase 300,000 shares of common stock with an exercise price of $0.4257 per share to the investor, provided, however, that this warrant may not be exercised by the investor so long as the investor is the beneficial owner, directly or indirectly, of more than ten percent (10%) of the common stock of eMagin for purposes of Section 16 of the Securities Exchange Act 1934. The fair value of the warrants issued to this investor, which approximated $84,000, has been recorded as original issue discount, resulting in a reduction in the carrying value of this debt. The original issue discount was amortized into interest expense over the period of the debt. Pursuant to the April 2003 financing described above, the investor agreed to (a) amend the secured note issued to them, (b) terminate the security agreement dated June 20, 2002 that was entered into in connection with the purchase of the Original Secured Notes and allow the investors to enter into a new security agreement with them on a pari passu basis in order for eMagin to continue its operations as a developer of virtual imaging technology, and (c) simultaneously participate in the new financing. The amendments to the note included (i) amending the note issued on June 20, 2002 so as to provide that the note shall be convertible and will have the same conversion price as the notes issued pursuant to the April 2003 secured note purchase agreement, (ii) extending the maturity dates of the note from June 30, 2003 to November 1, 2005, and (iii) revising and clarifying certain of the other terms and conditions of the note, including provisions relating to interest payments, conversions, default and assignment of the note. Due to the amendment to a convertible note, the Company recorded a $106,372 beneficial conversion discount and a $93,628 original debt discount, to be amortized through November 2005. For the year ended December 31, 2003, the Company has amortized a total of $42,478 for original debt discount and for beneficial conversion discount.

(d) This amount is due to Citicorp Leasing as long-term debt for lease payments for equipment.

In September 2003, in accordance with the agreement, the Company was required to convert two Series B Convertible Debentures in the amount of $121,739 each into 1,468,382 share of the Company's common stock at a conversion price from the original note purchase agreement of $0.18 per share

Note G - DEBT SETTLEMENT

In connection with the April 2003 Financing, the Company entered into settlement or restructuring agreements with certain of eMagin's other creditors, pursuant to which the creditors agreed to accept shares of eMagin's common stock in full or partial satisfaction of the amount owed to them, or which allow us to either make discounted payments to them or to make payments under more favorable payment terms than previously were in place.

The Company converted the $1,000,000 loan plus interest to Travelers Insurance Company ("Travelers") into 2,137,757 shares of the Company's common shares at a conversion price from the original agreement of approximately $0.53 per share, based on the market value of eMagin's common stock on the date the Company entered into the agreement. The Company also converted the $3,000,000 loan plus interest to SK Corporation into 2,495,833 shares of the Company's common stock at a conversion price from the original agreement of approximately $1.28 per share, based on the market value of eMagin's common stock on the date the Company entered into the agreement. There was no gain recorded on these transactions.

During 2003, the Company issued 1,997,840 shares of common stock with a market value of $1,411,969 in partial payment of accounts payable and debt which resulted in a $1,575,087 gain on debt settlement.

In the third quarter of 2003, the Company exercised several lease buyout provisions. The Company purchased for cash, $950,000 of equipment, which resulted in a reduction of $598,493 in prepaid interest and a write-down of $3,062,906 in long- and short-term debt.

As a result of the above transactions, the Company recorded $4,637,993 as a gain on settlement of debt for the year ended December 31, 2003.

Note H - INCOME TAXES

The difference between the statutory federal income tax rate on the Company's pre-tax income and the Company's effective income tax rate is summarized as follows:



                                                               2003
                                                              -----
        U.S. Federal income tax provision (benefit)
           at federal statutory rate                          (35)%
        Change in valuation allowance                          35 %
                                                              -----
                                                                0 %
                                                              =====



Significant components of eMagin's deferred tax assets as of December 31, 2003 are as follows:



        Net operating losses                 $  34,580,000
        Goodwill and other intangibles          21,700,000
        Allowance for doubtful accounts            121,778
        Deferred payroll                           195,010
        Accrued vacation pay                        70,401
                                             --------------
          Total                                 56,667,189
        Less valuation allowance               (56,667,189)
                                             --------------
          Net Deferred Tax Asset             $           0
                                             ==============



As of December 31, 2003, eMagin has federal and state net operating loss carryforwards of approximately $86.4 million that will be available to offset future taxable income, if any, through December 2023. The utilization of net operating losses is subject to a substantial limitation due to the change of ownership provisions under Section 382 of the Internal Revenue Code and similar state provisions. Such limitation may result in the expiration of the net operating losses before their utilization. A valuation allowance has been established to reserve for the deferred tax assets arising from the net operating losses and other temporary differences due to the uncertainty that their benefit will be realized in the future.

In 2003, in connection with the restructuring of its indebtedness (see Note G), the Company realized income of $4,637,993. Under Section 108 of the Internal

Revenue Code, this income is excludable for federal income tax purposes to the extent that the amount of the Company's liabilities immediately before the restructuring exceeds the fair market value of its assets as a going concern at such time. The Company estimates the entire $4,637,993 is excludable under this exception.

Pursuant to Section 108 of the Internal Revenue Code, the excluded income reduces the Company's tax attributes as of January 1, 2004. Such reduction is first applied to reduce net operating loss carryforwards.

Note I - STOCKHOLDERS' EQUITY

As of December 31, 2002, the authorized number of shares of common stock of the Company consisted of 100,000,000 shares with a par value of $0.001 per share. On July 2, 2003 the shareholders approved an increase to 200,000,000 shares.

In January 2002, the Company negotiated settlement of amounts due to a related party for services previously rendered via issuance of 192,493 shares of common stock. As such, the Company recorded the fair value of the shares of approximately $135,000 in selling, general and administrative expenses in the accompanying consolidated statements of operations.

On February 27, 2002, the Company completed a private placement of securities with several institutional and individual investors of 3,617,128 shares of common stock at a price per share of $0.6913, generating gross proceeds of approximately $2,500,000, less issuance costs of approximately $35,000. In connection with the financing arrangement, the Company issued to the investors warrants to purchase 1,446,852 shares of common stock of the Company at an exercise price of $0.7542 per share. Also, the Company issued to an institution warrants to purchase 36,164 shares of common stock in connection with a finder's fee arrangement entered into between the two parties. Such warrants are exercisable through February 2005. The Company entered into a registration rights agreement providing for the registration of shares to be issued pursuant to a conversion of the Original Secured Notes and the shares to be issued pursuant to the exercise of the warrants issued thereunder. The Company was currently in default of this filing requirement. As a result of the default, the Company has accrued $87,362 in interest and penalties in 2002.

On March 4, 2002, the Company entered into an equity line of credit agreement with a private equity fund (the "Fund") whereby the Company has the option, but not the obligation, to sell shares of common stock to the Fund for a three-year period at a price per share, as defined. The agreement provided for certain minimum and maximum monthly amounts up to a maximum of $15 million and, in certain circumstances, up to $20 million.

On March 4, 2002 the Company and the Fund entered into an agreement whereby the Company issued 50,000 shares and the Fund agreed to extend the agreement. This agreement was terminated in December 2002 whereby the investor retained its warrants, the Company agreed to issue 500,000 shares of common stock and to pay the sum of $25,000 upon the completion of specific financing.

In connection with the equity line of credit, the Company issued 30,000 shares of common stock to the Fund as compensation for certain services rendered in connection with the closing of the line of credit. As such, the Company recorded the fair value of the shares of approximately $31,000 in selling, general and administrative expenses for the year ended December 31, 2002. Also, the Company granted warrants purchasing up to 150,000 shares of common stock of the Company at an exercise price of $0.8731 per share. Such warrants are exercisable through September 2005. The intrinsic value of said warrants of approximately $140,000 is included in selling, general and administrative expenses in the year ended December 31, 2002.

In April 2002, the Company announced a strategic investment from ROHM Company LTD ("Rohm"). ROHM purchased 1,282,051 shares of eMagin common stock at $0.78 per share as well as warrants to purchase an additional 512,820 shares of common stock at a conversion price of $0.85 per share for an investment of $1,000,000. The fair value of each warrant was estimated on the date of grant using the Black-Scholes option-pricing model. Such warrants are exercisable through April 2005.

In 2002 the Company issued a third party 192,493 shares for consulting fees in lieu of cash.

In April of 2003, the Company converted a $1,000,000 loan plus interest to Travelers in common shares totaling 2,137,757 at a conversion price from the original agreement of approximately $0.53 per share, based on the market value of our common stock on the date the agreement was entered into (see Note G).

The Company also converted a $3,000,000 loan plus interest to SK Corporation in common shares totaling 2,495,833 at a conversion price from the original agreement of approximately $1.28 per share, based on the market value of our common stock on the date the agreement was entered into (see Note G). New paragraph

In September 2003, the Company converted two Series B Convertible Debentures in the amount of $121,739 each into 1,468,382 share of the Company's common stock at a conversion price from the original note purchase agreement of $0.18 per share. This transaction included a write-down of the unamortized beneficial conversion feature at the time of conversion.

In 2003, the Company received approximately $1.1 million for the exercise of 1,479,900 warrants to purchase shares of common stock. The Company also issued 270,910 common shares in cashless exercises of warrants in exchange for 579,329 warrant shares.

In 2003, the Company negotiated settlements of amounts due and amounts for future services, rendered via issuance of 656,435 shares of common stock. As such, the Company recorded the fair value of the services received and receivable in the future of $561,958 in selling, general and administrative expenses, prepaid expenses and reduction of accounts payable.

During 2003, the Company received $280,046 for the exercise of options to purchase 846,793 shares of common stock.

The Company's April 25, 2003 Registration Rights Agreement, which was entered into in connection with the Company's April 2003 financing, required the Company to file a registration statement with the Securities and Exchange Commission no later than 30 calendar days after the closing of the April 2003 financing. The Company was not able to file the registration statement within the required period and caused a default under the Registration Rights Agreement. As a result of this default, the Company was required to issue an additional 486,582 common shares for penalties and interest pursuant to the Registration Rights Agreement. For the year ended December 31, 2003, the Company recorded a charge to earnings of $735,324 for the penalties and interest. The Company filed its registration statement in July of 2003.

In connection with the April 2003 financing, eMagin issued 387,496 warrants for expenses related to the offering. These warrants were issued to Larkspur Capital Corporation, a company in which one of the Company's directors is the managing director.

Note J - STOCK COMPENSATION

[1] Stock option plans:

In 1994, the Company established the 1994 Stock Plan (the "1994 Plan"), which has been assumed by eMagin. The plan provided for the granting of options to purchase an aggregate of 1,286,000 shares of the common stock to employees and consultants of FED.

In 2000, the Company established the 2000 Stock Option Plan (the "2000 Plan"), which has been assumed by eMagin. On July 16, 2001, the shareholders approved an increase in the aggregate number of shares of the Company's common stock reserved for issuance under the 2000 Plan from 3,900,000 to 5,900,000 shares. The Plan permits the granting of options and stock purchase rights to employees and consultants of the Company. The 2000 Plan allows for the grant of incentive stock options meeting the requirements of Section 422 of the Internal Revenue Code of 1986 (the "Code") or non-qualified stock options which are not intended to meet the requirements Section 422 of the Code.

In 2003, eMagin established the 2003 Stock Option Plan (the "2003 Plan"). The 2003 Plan provided for the granting of options to purchase an aggregate of 9,200,000 shares of the common stock to employees and consultants. On July 2, 2003, the shareholders approved the plan and the 2003 Plan was subsequently amended by the Board of Directors on July 2, 2003 to reduce the number of additional shares that may be provided for issuance under the "evergreen" provisions of the 2003 Plan. The amended 2003 Plan provides for an increase of 2,000,000 shares in January 2004 and an annual increase on January 1 of each year for a period of nine (9) years commencing on January 1, 2005 of 3% of the diluted shares outstanding.

Vesting terms of the options range from immediate vesting to a ratable vesting period of 10 years. Option activity for the years ended December 31, 2003 and 2002 are summarized as follows:


                                                                  Weighted
                                                                   Average
                                                   Shares       Exercise Price
                                                 ------------    ------------
Outstanding at December 31, 2001                   3,544,721     $   2.41
    Options granted                                4,788,722         0.40
    Options canceled                              (2,440,358)        2.11
                                                 ------------    ------------
Outstanding at December 31, 2002                   5,893,085         0.75
    Options granted                                7,528,676         0.42
    Options exercised                               (859,993)        0.33
    Options canceled                                (413,198)        2.14
                                                 ------------    ------------
Outstanding at December 31, 2003                  12,148,570     $   0.53
                                                 ============    ============


At December 31, 2003, there were 2,091,437 shares available for grant under the 2003 Plan, 2000 Plan and the 1994 Plan.

In October 2002, the Company's Board of Directors approved the issuance of 5,185,000 options to employees, officers and directors. These options were not issued at the time of the Board of Directors' approval because there were not enough options available to be issued. Pursuant to the Company's Stock Option Plans, these options were issued concurrent with the approval of the 2003 Plan at the July 2003 shareholders' meeting. The Company recorded a charge of $1,808,000 in the year ended December 31, 2003 for the change in value of these options from the original Board approval date in October 2002 to the shareholder approval date in July 2003.

The following table summarizes information about stock options outstanding at December 31, 2003:

                                            Options Outstanding                          Options Exercisable
                          ---------------------------------------------------   -----------------------------------
                                                 Weighted
                                                 Average          Weighted                            Weighted
                                                Remaining         Average                             Average
                               Number          Contractual        Exercise           Number         Exercisable
Range of Exercise Prices   Outstanding       Life (In Years)       Price           Exercisable         Price
------------------------  -----------------  ----------------  --------------    ----------------  ----------------
$   0.18 - $1.02             10,616,901              4.23            $ 0.37        10,078,176            $ 0.35
$   1.25 - $1.72              1,401,169              6.62              1.56         1,204,335              1.57
$   2.25 - $6.30                130,500              4.67              2.47           119,750              2.40
                          -----------------                    --------------    ----------------  ----------------
                             12,148,570                              $ 0.53        11,402,261            $ 0.50
                          =================                    ==============    ================  ================

[2] Stock based compensation:

Non-cash stock-based compensation expense represents expenses associated with stock option grants to the Company's officers and employees at below fair market value as additional compensation for their services and to induce them to lock-up their options for a longer time than would normally be specified under the Company's standard option grant. Deferred compensation is amortized over the remaining vesting period of the underlying options.

[3] Warrants:

At December 31, 2003, 12,336,289 warrants to purchase shares of common stock are issued, outstanding and exercisable at exercise prices ranging from $0.53 to $1.93.

Note K - RECENTLY ISSUED ACCOUNTING STANDARDS

In January 2003, the Financial Accounting Standards Board ("FASB") issued interpretation No. 46R ("FIN 46R"), "Consolidation of Variable Interest Entities." Until this interpretation, a company generally included another entity in its consolidated financial statements only if it controlled the entity through voting interests. FIN 46R requires a variable interest entity, as defined, to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or is entitled to receive a majority of the entity's residual returns. Certain provisions of FIN 46R were deferred until the period ending after March 15, 2004. The adoption of FIN 46R for provisions effective during 2003 did not have a material impact on the Company's financial position, cash flows or results of operations.

In April 2003, the FASB issued Statement No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." (SFAS No. 149), which amends SFAS 133 for certain decisions made by the FASB Derivatives Implementation Group. In particular, SFAS 149: (1) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative, (2) clarifies when a derivative contains a financing component, (3) amends the definition of an underlying financial component to conform it to language used in FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," and (4) amends certain other existing pronouncements.. This statement is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. In addition, most provisions of SFAS 149 are to be applied prospectively. The adoption of this standard did not have a material impact on the Company's financial position, cash flows or results of operations.

In May 2003, the FASB issued SFAS No. 150 , "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity" ("SFAS 150"). FAS No. 150 changes the accounting for certain financial instruments that under previous guidance issuers could be accounted for as equity. It requires that those instruments be classified as liabilities in balance sheets. The guidance in SFAS No. 150 is generally effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective on July 1, 2003. The adoption of SFAS No. 150 did not have a material impact on the Company's financial position, cash flows or results of operations.

Note L - COMMITMENTS AND CONTINGENCIES

[1] Royalty payments:

The Company, in accordance with a royalty agreement, is obligated to make minimum annual royalty payments to a corporation commencing January 1, 2001. The minimum annual royalty of $31,500 per year due under this agreement commences in the first year of the agreement, and increases to minimum royalty payments of $125,000 in 2006. Under this agreement, the Company must pay to the corporation a certain percentage of net sales of certain products, which percentages are defined in the agreement. The percentages are on a sliding scale depending on the amount of sales generated. Any minimum royalties paid may be credited against the amounts due based on the percentage of sales. The royalty agreement terminates upon the expiration of the last-to-expire issued patent.

For the years ended December 31, 2003 and 2002, royalty expense of approximately $115,000 and $61,000 respectively, is included in general and administrative expense.

[2] Operating leases:

The Company leases certain office facilities and office, lab and factory equipment under operating leases expiring through 2008. Certain leases provide for payments of monthly operating expenses. The approximate future minimum lease payments through 2008 are as follows:

Year ending December 31,



        2004                    $   257,999
        2005                         18,372
        2006                         18,372
        2007                          6,124
        2008                              -
                                -----------
          Total                 $   300,867
                                ===========

Rent expense for the years ended December 31, 2003 and 2002 was approximately $839,738 and $1,107,000, respectively. eMagin's lease with IBM expires in March 2004. The Company is currently in the process of renewing the lease. eMagin's lease with Redson Building Partners has been paid in advance with common stock valued at $48,000 for the 2004 rent.

[3] Employment benefit plans:

eMagin has a defined contribution plan (the 401(k) Plan) under Section 401(k) of the Internal Revenue Code, which is available to all employees who meet established eligibility requirements. Employee contributions are generally limited to 15% of the employee's compensation. Under the provisions of the 401(k)Plan, eMagin may match a portion of the participating employees' contributions. There was no matching to the 401(k) Plan for the years ended December 31, 2003 and 2002.

[4] Legal proceedings

The Company is subject to various claims and proceedings in the ordinary course of business. The Company believes that none of these current claims or proceedings individually or in the aggregate, will have a material adverse impact on the Company; results of operations, cash flows or financial condition, although it can make no assurances in this regard.

Note M - Related Party Transactions

On February 27, 2002, eMagin Corporation and a group of several accredited institutional and individual investors entered into a Securities Purchase Agreement providing for the issuance and sale to the investors of (i) an aggregate of approximately 3.6 million shares of our common stock, and (ii) warrants exercisable for a period of three (3) years from the Closing Date for an aggregate of approximately 1.4 million shares of eMagin's common stock (subject to certain customary anti-dilution adjustments) (see Note I). Rainbow Gate Corporation, a corporation in which Mortimer D.A. Sackler is the investment manager, invested $500,000 in the Company under the agreement and received pursuant to such investment (i) 723,275 shares of eMagin's common stock, and
(ii) warrants exercisable for 289,310 shares of eMagin's common stock. Mr. Sackler is currently a beneficial owner of more than five percent of the outstanding shares of eMagin's common stock.

On June 20, 2002, the Company entered into a $0.2 million Secured Note Purchase Agreement with Mortimer D.A. Sackler (the "Bridge Note")(see Note F(c)). The secured note accrues interest at 11% per annum and was originally due to mature on June 30, 2003 and was amended as a result of a financing we completed in April 2003. The Company also granted warrants, exercisable for a period of five years, to purchase 300,000 shares of common stock with an exercise price of $0.4257 per share to the investor, provided, however, this warrant may not be exercised by the investor so long as the investor is the beneficial owner, directly or indirectly, of more than ten percent (10%) of the common stock of eMagin for purposes of Section 16 of the Securities Exchange Act 1934. The fair value of the warrants issued to this Investor, which approximated $84,000, has been recorded as original issue discount, resulting in a reduction in the carrying value of this debt. The original issue discount was amortized into interest expense over the period of the debt. Pursuant to the April 2003 financing described below, the investor agreed, to (a) amend the secured note issued to them, (b) terminate the security agreement dated June 20, 2002 that was entered into in connection with the purchase of the original secured notes and allow the investors to enter into a new security agreement with him on a pari passu basis in order for eMagin to continue its operations as a developer of virtual imaging technology, and (c) simultaneously participate in the new financing. The amendments to the note included (i) amending the note issued on June 20, 2002 so as to provide that the note shall be convertible and will have the same conversion price as the notes issued pursuant to the April 2003 secured note purchase agreement, (ii) extending the maturity dates of the note from June 30, 2003 to November 1, 2005, and (iii) revising and clarifying certain of the other terms and conditions of the note, including provisions relating to interest payments, conversions, default and assignment of the note.

On April 25, 2003, eMagin Corporation and a group of several accredited institutional and individual investors (collectively, the "Investors") entered into a Restructuring Agreement whereby Investors agreed to lend eMagin $6,000,000 in exchange for (i) the issuance of $6,000,000 principal amount of 9.00% Secured Convertible Promissory Notes due on November 1, 2005 (the "Secured Notes") and (ii) Warrants (the "Warrants") to purchase an aggregate of 7,749,921 shares of common stock of eMagin (subject to certain customary anti-dilution adjustments), which Warrants are exercisable for a period of three (3) years. Mr. Rivkin, who at the time of the transaction was a member of our Board of Directors, participated as an investor in the transaction and invested $125,000 in the Company. In return for such investment, Mr. Rivkin received (i) a Secured Convertible Promissory Note in an aggregate principal amount of $125,000, and
(ii) warrants exercisable for 161,456 shares of eMagin's common shares. In addition, Stillwater LLC, an entity controlled by Mr. Mortimer D.A. Sackler, agreed to invest an aggregate of $2,600,000 under the transaction and will receive (i) Secured Convertible Promissory Notes in an aggregate principal amount of $2,600,000, and (ii) warrants exercisable for 3,358,300 of our common shares. As part of the transactions, Messrs. Sackler and Rivkin, who were the holders of an aggregate of $1,325,000 principal amount of secured notes that were purchased pursuant to a secured note purchase agreement entered into as of November 27, 2001 (collectively, the "Original Secured Notes"), and Mr. Sackler, who additionally was the holder of a $200,000 principal Bridge Note, agreed to
(a) amend their respective Original Secured Notes and Bridge Note issued to them, (b) terminate the Security Agreement dated November 20, 2001 that was entered into in connection with the purchase of the Original Secured Notes and the Security Agreements dated June 20, 2002 that were entered into in connection with the purchase of the Bridge Note and allow the new investors to enter into a New Security Agreement (as defined below) with them on a pari passu basis in order for the Company to continue its operations as a developer of virtual imaging technology. The amendments to the Original Secured Notes and Bridge Note included (i) amending the Bridge Note so as to provide that the Bridge Note shall be convertible and will have the same conversion price as the Notes issued pursuant to the Secured Note Purchase Agreement, (ii) extending the maturity dates of the Original Secured Notes and Bridge Note from June 30, 2003 to November 1, 2005, and (iii) revising and clarifying certain of the other terms and conditions of the Original Secured Notes and Bridge Note, including provisions relating to interest payments, conversions, default and assignments of the Original Secured Notes and Bridge Note. On April 25, 2003, Mr. Sackler transferred all of his holdings in the Company to Stillwater LLC, a limited liability company in which Mr. Sackler is the sole member.

eMagin is party to a financial advisory and investment banking agreement with Larkspur Capital Corporation. Paul Cronson, a director of eMagin, is a founder and shareholder of Larkspur Capital Corporation. Larkspur Capital Corporation received as compensation for financial advisory and investment banking services in connection with the January 2004 private placement a cash fee of 6 3/4% of the funds raised and warrants to purchase eMagin shares of common stock equal to 2.5% of the cash netted to eMagin. $283,503 and 43,651 common stock purchase warrants exercisable at $2.41 per share which expire in January 2009, were paid under the terms of the agreement.

Note - N Concentrations

For the year ended December 31, 2003, one company represented approximately 21% of sales. For the year ended December 31, 2002, two customers accounted for approximately 32% of sales.

For the year ended December 31, 2003, approximately 69% of the Company's sales were made to customers in the United States and approximately 31% of the Company's sales were made to international customers. For the year ended December 31, 2002, 74% of the Company's sales were made to customers in the United States and 26% of the Company's sales were made to international customers.

The Company also purchases principally all of its wafers from a single supplier.

Note O - Subsequent Events

On January 9, 2004, we entered into a Securities Purchase Agreement with several accredited institutional and private investors whereby such investors purchased an aggregate of 3,333,364 shares of common stock for an aggregate purchase price of $4,200,039. The Company also entered into a registration rights agreement with the aforementioned investors with respect to the common stock issued and common stock issuable upon the exercise of the warrants. The Company filed a registration statement for the sales of these shares in February 2004.

The shares of common stock were priced at a 20% discount to the average closing price of the stock from December 30, 2003 to January 6, 2004, which ranged from $1.38 to $1.94 per share during the period for an average closing price of 1.58 per share, making the discounted price $1.26 per share. In addition, the investors received warrants to purchase an aggregate of 2,000,019 shares of common stock (subject to anti-dilution adjustments) exercisable at a price of $1.74 per share for a period of five (5) years. The warrants were priced at a 10% premium to the average closing price of the stock for the pricing period.

In connection with the private placement, eMagin also issued additional warrants to the investors to acquire an aggregate of 2,312,193 shares of common stock. 1,206,914 of such warrants are exercisable, within 6 months from the effective date of the registration statement covering these securities, at a price of $1.74 per share (a 10% premium to the average closing price of the stock for the pricing period), and 1,105,279 of such warrants are exercisable within 12 months from the effective date of the registration statement covering these securities, at a price of $1.90 per share (a 20% premium to the average closing price of the stock for the pricing period).

In February 2004, the Company and all of the holders of the Secured Convertible Notes (the "Notes"), which were due in November 2005, entered into an agreement whereby the holders agreed to an early conversion of 100% of the principal amount of the Notes aggregating $7.825 million, together with all of the accrued interest of approximately $74,000 on the Notes, into 11,394,621 shares of common stock of eMagin. The listing of the shares issuable pursuant to such agreement was approved by the American Stock Exchange. This debt, net of the unamortized portion of debt discount and the beneficial feature, have been shown as a long-term liability in the consolidated balance sheet.

In consideration of the Noteholders agreeing to the early conversion of the Notes, eMagin has agreed to issue the Noteholders warrants to purchase an aggregate of 2.5 million shares of common stock (the "warrants"), which warrants are exercisable at a price of $2.76 per share. 1.5 million of the warrants are exercisable until the later of (i) twelve (12) months from the date upon which a registration statement covering the shares issuable upon exercise of the Warrants is declared effective by the Securities and Exchange Commission, or
(ii) December 31, 2005. The remaining 1.0 million of the warrants are exercisable until four (4) years from the date upon which the registration statement covering such shares is declared effective by the Securities and Exchange Commission.

At December 31, 2003, the Company had approximately $1,189,000 and $512,000 unamortized debt discount and beneficial conversion feature, respectively, in connection with the Notes. The remaining unamortized balance as of the conversion date will be charged to operations.

In connection with the above conversion, eMagin also entered into a Registration Rights Agreement with the holders of the Notes providing the holders with certain registration rights under the Securities Act of 1933, as amended, with respect to the common stock issuable upon exercise of the warrants.


                                                                                 UP TO 7,654,635 SHARES
                                                                                        OF OUR
                                                                                    OF COMMON STOCK

                    TABLE OF CONTENTS
                                                     Page

Prospectus Summary                                      4
Risk Factors                                            6
Use Of Proceeds                                        12                           eMagin Corporation
Market For Common Equity And Related Stockholder
     Matters                                           12
Management's Discussion And Analysis Or Plan Of
     Operation                                         13
Business                                               19
Management                                             36
Certain Relationships And Related Transactions         41                            ----------------
Security Ownership Of Certain Beneficial Owners
     And Management                                    45                               PROSPECTUS
Description Of Securities                              47
Plan Of Distribution                                   48                            ----------------
Selling Stockholders                                   50
Legal Matters                                          53
Experts                                                53
Available Information                                  53
Index To Financial Statements                          F-1                           January 7, 2005


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Articles of Incorporation, as amended and restated, provide to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended and restated, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Our By Laws also provide that the Board of Directors may also authorize the company to indemnify our employees or agents, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations and upon the same conditions as are required for the indemnification of and advancement of expenses to our directors and officers. As of the date of this Registration Statement, the Board of Directors has not extended indemnification rights to persons other than directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

NATURE OF EXPENSE AMOUNT



        SEC Registration fee                $    955.01
        Accounting fees and expenses          15,000.00*
        Legal fees and expenses               35,000.00*
                                            -----------
                                 TOTAL      $ 50,955.01*
                                            ===========

* Estimated.


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

On January 14, 2002, we entered into additional agreements to facilitate: (i) an additional funding of $1,000,000 to eMagin by a private investor under the Secured Note Purchase Agreement, (ii) the repayment (the "Repayment") in full using the proceeds of the additional funding of three secured convertible notes held by certain initial investors under the Secured Note Purchase Agreement with an aggregate principal amount of $250,000 (such notes then in default pursuant to a monthly expenditure requirement contained therein), and (iii) a repricing of both the conversion rate of all of the outstanding Secured Convertible Notes issued under the Secured Note Purchase Agreement into our common stock and the exercise price of the warrants held by certain initial investors not subject to the Repayment (the "Continuing Investors") and the issuance of certain additional warrants to the Continuing Investors in return for their consent to certain amendments and waivers. In return for the additional funding of $1,000,000, the private investor received two additional Secured Convertible Promissory Notes, with an aggregate principal amount of $300,000 and $700,000, respectively, and related warrants, each issued pursuant to the terms of the Secured Note Purchase Agreement. The full amount of the outstanding secured convertible notes issued under the Secured Note Purchase Agreement, after giving effect to the January 2002 transactions, had an aggregate principal amount of $1,625,000, and were all secured by a general security interest in the assets of the Company.

The outstanding Secured Convertible Promissory Notes were due June 30, 2003 and bear interest at 9% per annum (payable at maturity or on the effective date of an early termination). Pursuant to the January 2002 transactions, the conversion terms of the outstanding secured notes were adjusted so that the notes are convertible into our common stock at a rate of $0.5264 per share. The conversion of the notes into eMagin common stock is mandatory upon certain conditions including the completion of a next round of financing by the Company of convertible debt securities or equity securities in a minimum amount of $10 million. The holders of the notes may also convert, at their option, the notes and accrued interest into our common stock. Upon a change of control event, we may also call and purchase the notes at a purchase price equal to 250% of the principal amount plus accrued interest. If we do not exercise this call right, in the event of a change of control, the holders may put the notes to the Company at the 250% of the principal amount pricing. Pursuant to the terms of the January 2002 transactions, the exercise price of the outstanding three year warrants held by the Continuing Investors was adjusted to $0.5469 per share. The Initial Investors whose secured convertible notes were cancelled pursuant to the Repayment retained the three-year warrants previously issued to them under the Purchase Agreement, which have an exercise price of $1.67 per share. All of the outstanding warrants issued under the Secured Note Purchase Agreement, including those issued pursuant to the January 2002 transactions described above, are exercisable for an aggregate of up to 1,954,944 shares of our common stock.

As described below, the Investor agreed, in connection with the financing that we completed as of April 25, 2003, to (a) amend the secured notes issued to them, (b) terminate the security agreement dated November 20, 2001 that was entered into in connection with the purchase of the original secured notes and allow the new investors to enter into a new security agreement with them on a pari passu basis in order for eMagin to continue its operations as a developer of virtual imaging technology, and (c) simultaneously participate in the new financing.

Pursuant to the issuance of the notes and warrants under the Secured Note Purchase Agreement, we also entered into a registration rights agreement providing for the registration of shares to be issued pursuant to a conversion of the Secured Convertible Promissory Notes and the shares to be issued pursuant to the exercise of the warrants issued thereunder. The registration rights agreement required us to file a registration statement no later than 90 days after the issuance of the notes and warrants at the initial closing. We are currently in default of this filing requirement. However management has been advised that the holders of such rights are amenable to waiving and extending the time period for the filing of the registration statement. Pursuant to a failure by us to use our reasonable best efforts to cause the registration statement to be declared effective by the Commission within six months of the date of the issuance of the Secured Convertible Promissory Notes and warrants, the registration rights agreement provides for the payment of liquidated damages at a rate of one percent (1%) per month (calculated to the nearest calendar day) of the value of the registrable securities not so declared effective until such registrable securities shall be declared effective.

We entered into a Securities Purchase Agreement dated as of February 27, 2002 providing for the issuance and sale to eight accredited investors of an aggregate of (i) 3,617,128 restricted shares of our common stock, and (ii) warrants exercisable for a period of three (3) years for an aggregate of 1,446,852 shares of our common stock. The warrants have an exercise price of $0.7542. For the issuance of the shares and warrants, we received an aggregate gross proceeds of $2,500,519, with each share purchased at a purchase price of $.6913, equal to 110% of the daily volume weighted average closing price per share of our common stock on the American Stock Exchange for a prescribed five trading day period. In connection with the sale of the shares and warrants, we also entered into a registration rights agreement with the investors to register for resale the shares the investors bought in the transaction and the shares to be issued pursuant to an exercise of the warrants. We are currently in default of this agreement due to the fact that we have not register the shares. As a result we are required to pay to each investor an amount equal to one percent (1%) per month of (A) the purchase price paid by such investor for the purchased securities, and (B) the value of any outstanding warrants held by such investor until such registration default no longer exists. As of December 31, 2002 the Company has accrued $392,000 in penalties under this agreement. The accrued penalties payable for a registration default under the registration rights agreement may be paid in our common shares provided such shares are registered under the Securities Act.

On March 4, 2002, we entered into a common stock purchase agreement and related documents with Northwind Associates, Inc., a Cayman Islands corporation (the "Investor"), pursuant to which we had the right receive in periodic draw downs at our option and subject to the terms and conditions of the agreement, up to $15,000,000 in equity financing (the "Equity Line") over a three year period. The aggregate amount of the Equity Line could have increased to $20,000,000 provided certain additional conditions regarding our share price, trading volume and market capitalization were met. The initial closing of the agreement occurred on Friday, March 22, 2002. Our right to draw down on the Equity Line was subject to our registering for resale (and the continuing effectiveness of such registration) with the Commission the shares of eMagin common stock issuable pursuant to the Equity Line and was also subject to certain other significant conditions, including limits as to the maximum and minimum draw down amounts as specified in the common stock purchase agreement. The maximum investment amount for any draw down was the lesser of (i) $5,000,000, and (ii) 15% of the volume weighted average price for our common stock (as reported by the American Stock Exchange) for the 30 trading days immediately prior to the applicable commencement date for such draw down multiplied by the total aggregate trading volume in respect of our common stock for such period. Pursuant to a draw down, the Investor agreed to purchase our shares at a discount to the price of our common shares on the American Stock Exchange. More specifically, the discounted purchase price to be paid by the Investor under the Equity Line was generally equal to (i) 88% of the daily volume weighted average price of our common stock on the American Stock Exchange for a prescribed 10 trading day period provided that the such stock price was less than $4.00 per share at the time of determination, (ii) 90% if such stock price at the time of determination exceeded $4.00 per share, and (iii) 92% if such stock price at the time of determination exceeded $6.00 per share. The discounted purchase price could have been reduced by an additional 3% pursuant to certain special conditions as set forth in the agreement. The amount of our shares issued pursuant to draw downs on the Equity Line was also limited to 19.9% of the issued and outstanding common stock (unless stockholder approval of any excess amount is received) and no draw down could have been made to the extent that it would have resulted in the Investor and its affiliates beneficially owning more than 9.9% of our outstanding common stock. The agreement also limited our ability to enter into any other equity line type of financing during the term of the agreement and provides to the Investor a right of first refusal for subsequent sales by the Company of its securities.

Additionally, in consideration for the Investor's purchase commitment under the Equity Line and certain costs associated therewith, we issued to the Investor 30,000 unregistered shares of eMagin's common stock and warrants to purchase up to 150,000 shares of our common stock at an exercise price equal to 115% of the daily volume weighted average price of the common stock for the fifteen trading days preceding the date of the delivery of the warrant by the Company or $0.8731. Each warrant is exercisable for a period of three years commencing six months from the date of their delivery by the Company.

In connection with the Equity Line, we also entered into a registration rights agreement dated as of March 4, 2002 with the Investor that required the Company to file, obtain and maintain the effectiveness of a registration statement on an appropriate form with the Commission in order to register the sale and public resale of shares of the common stock acquired by the Investor under the agreement and upon the exercise of the warrants. Under the terms of the registration rights agreement, the Company was required to file such registration statement within sixty days of the date of the agreement. This agreement was terminated in December 2002 whereby the Investor, retained it warrants and eMagin agreed to pay the sum of $25,000 upon the completion of specific financing.

On June 20, 2002, we entered into a secured note purchase agreement with an investor whereby the Investor agreed to lend eMagin $200,000 in exchange for (i) $200,000 11.00% per annum secured promissory note due on August 30, 2002, and
(ii) warrants exercisable for a period of five (5) years to purchase 300,000 shares of common stock of eMagin. Such warrant may not be exercised by the holder so long as the holder is the beneficial owner, directly or indirectly, of more than ten percent (10%) of our common stock for purposes of Section 16 of the Securities Exchange Act of 1934. We received the proceeds from the secured note on June 28, 2002.

Interest was payable on the secured note at a rate of 11% per annum and was payable at maturity or on the effective date of an early termination. The full amount of the secured note was secured by (i) a first priority general security interest in the assets of Virtual Vision, Inc., our wholly owned subsidiary, pursuant to a security agreement dated June 20, 2002 by and between Virtual Vision, Inc., Alligator Holdings, Inc. and the Investor; and (ii) a second priority general security interest in our assets pursuant to a subordinated security agreement dated June 20, 2002, by and between eMagin Corporation, Alligator and the Investor. Upon a change in control event, we had the right to call the secured note and purchase all of the aggregate principal amount of the secured note at a price equal to 250% of the principal amount plus accrued and unpaid interest. If we did not call the secured note within thirty (30) days of the event of a change in control, the Investor had the right to put the secured note to us at a price equal to 250% of the aggregate principal amount for a period of thirty days following the call period.

As described below, the Investor agreed, in connection with the financing that we completed as of April 25, 2003, to (a) amend the secured note issued to them,
(b) terminate the security agreements dated June 20, 2002 that was entered into in connection with the purchase of the secured note and allow the new investors to enter into a new security agreement with them on a pari passu basis in order for eMagin to continue its operations as a developer of virtual imaging technology, and (c) simultaneously participate in the new financing.

In connection with the issuance of the warrants, we entered into a registration rights agreement dated June 20, 2002, with the Investor, providing the Investor with certain registration rights under the Securities Act of 1933, as amended, to register for resale the shares to be issued pursuant to an exercise of the warrants.

On April 25, 2003, we entered into a global restructuring and secured note purchase agreement with a group of several accredited institutional and individual investors whereby the Investors agreed to lend us $6,000,000 in exchange for (i) the issuance of $6,000,000 principal amount of 9.00% secured convertible promissory notes due on November 1, 2005 and (ii) warrants to purchase an aggregate of 7,749,921 shares of common stock of eMagin (subject to certain customary anti-dilution adjustments), which Warrants are exercisable for a period of three (3) years.

Interest is payable on the notes at a rate of 9% per annum and, at our option, may be paid through the delivery of shares of our common stock (registered pursuant to the registration rights agreement referred to below) in lieu of cash interest payments. Subject to certain limitations, the notes may be converted, at the option of the holder, in whole or in part, into common shares with a conversion price equal to 105% of the volume weighted average of the closing price of our common shares as reported on The American Stock Exchange by the Wall Street Journal, New York City edition, for the five (5) trading days immediately preceding the closing date.

The exercise price of the warrants on a per share basis is $.8110, an amount equal to 110% of the volume weighted average of the closing price of our common shares as reported on The American Stock Exchange by the Wall Street Journal, New York City edition, for the five (5) trading days immediately preceding the closing date.

As part of the transactions, the existing the holders of an aggregate of $1,625,000 principal amount of secured notes that were purchased pursuant to a secured note purchase agreement entered into as of November 27, 2001, and the holder of a $200,000 principal amount secured note that was purchased pursuant to a secured note purchase agreement entered into as of June 20, 2002, agreed to
(a) amend their respective notes issued to them, (b) terminate the respective security agreements dated November 20, 2001 and June 20, 2002 that were entered into in connection with the purchase of their notes and allow the new investors to enter into a new security agreement with them on a pari passu basis in order for eMagin to continue its operations as a developer of virtual imaging technology, and (c) simultaneously participate in this new round of financing (subject to the terms and conditions set forth in the secured note purchase agreement). The amendments to the notes included (i) amending the note issued on June 20, 2002 so as to provide that the note shall be convertible and will have the same conversion price as the notes issued pursuant to the secured note purchase agreement, (ii) extending the maturity dates of the notes from June 30, 2003 to November 1, 2005, and (iii) revising and clarifying certain of the other terms and conditions of the notes, including provisions relating to interest payments, conversions, default and assignments of the notes.

In connection with the completion of the transactions under the securities purchase agreement, we also entered into a security agreement with the Investors dated as of April 25, 2003, and a registration rights agreement dated as of April 25, 2003 providing the investors with certain registration rights under the Securities Act of 1933, as amended, with respect to our common stock issued or issuable in lieu of cash interest payments on the notes, upon conversion of the notes and/or exercise of the warrants.

In addition to the foregoing, as a condition to and simultaneously with the closing of the transaction pursuant to the secured note purchase agreement, certain holders of our convertible notes agreed to convert approximately $4.9 million of notes and accrued interest into shares of our common stock, subject to a "lock up" arrangement allowing only limited sales through private transactions for their remaining shares through December 31, 2003. Specifically, The Travelers Insurance Company agreed to convert their $1 million convertible note plus related interest into our common stock at a conversion price of approximately $0.53 per share, and SK Corporation has agreed to convert its $3 million convertible note and accrued interest into our common stock at an approximate conversion price of approximately $1.28 per share. As further conditions to the closing of the transaction pursuant to the secured note purchase agreement, we have also entered into settlement or restructuring agreements with certain of our other creditors to whom we owed approximately $5.2 million of current payables, pursuant to which the creditors have agreed to accept shares of our common stock in full or partial satisfaction of the amount owed to them, or which allow us to either make discounted payments to them or to make payments under more favorable payment terms than previously were in place.

Between March 31, 2003 and May 20, 2003, the Company issued an aggregate of 2,399,656 shares of common stock in consideration of services rendered by consultants and the satisfaction of certain liabilities.

On January 9, 2004, eMagin Corporation and several accredited institutional and private investors entered into a Securities Purchase Agreement whereby such investors purchased an aggregate of 3,333,364 shares of common stock for an aggregate purchase price of $4,200,039.

The shares of common stock were priced at a 20% discount to the average closing price of the stock from December 30, 2003 to January 6, 2004, which ranged from $1.38 to $1.94 per share during the period for an average closing price of $1.58 per share, making the discounted price $1.26 per share. In addition, the investors received warrants to purchase an aggregate of 2,000,019 shares of common stock (subject to anti-dilution adjustments) exercisable at a price of $1.74 per share for a period of five (5) years. The warrants were priced at a 10% premium to the average closing price of the stock for the pricing period.

eMagin also issued additional warrants to the investors to acquire an aggregate of 2,312,193 shares of common stock. 1,206,914 of such warrants are exercisable, within 6 months from the effective date of the registration statement covering these securities, at a price of $1.74 per share (a 10% premium to the average closing price of the stock for the pricing period), and 1,105,279 of such warrants are exercisable within 12 months from the effective date of the registration statement covering these securities, at a price of $1.90 per share (a 20% premium to the average closing price of the stock for the pricing period).

On March 3, 2004, eMagin Corporation and the holders of its Secured Convertible Notes (the "Notes"), which are due in November 2005, entered into an agreement whereby the holders agreed to an early conversion of 100% of the principal amount of the Notes, together with all of the accrued interest on the Notes, into 11,394,621 shares of common stock of eMagin.

The principal amount of the Notes, which were all issued pursuant to the Global Restructuring and Secured Note Purchase Agreement dated as of April 25, 2003, was $7.825 Million. This amount included $6.0 Million of new notes issued in April 2003 and $1.825 million of amended and restated notes that were originally between November 2001 and June 2002. In addition, the accrued interest on the Notes totaled $742,424. The conversion prices for the Notes were set at the time of their initial issuance.

In consideration of the noteholders agreeing to the early conversion of the Notes, eMagin has agreed to issue the noteholders warrants to purchase an aggregate of 2.5 million shares of common stock (the "Warrants"), which Warrants are exercisable at a price of $2.76 per share. 1.5 million of the Warrants are exercisable until the later of (i) twelve (12) months from the date upon which a registration statement covering the shares issuable upon exercise of the Warrants is declared effective by the Securities and Exchange Commission, or
(ii) December 31, 2005. The remaining 1.0 million of the Warrants are exercisable until four (4) years from the date upon which the registration statement covering such shares is declared effective by the Securities and Exchange Commission.

* All of the above offerings and sales were deemed to be exempt under rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of eMagin or executive officers of eMagin, and transfer was restricted by eMagin in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

ITEM 27. EXHIBITS.

The following exhibits are included as part of this Form SB-2. References to "the Company" in this Exhibit List mean eMagin Corporation, a Delaware corporation.


2.1 Agreement and Plan of Merger between Fashion Dynamics Corp., FED Capital Acquisition Corporation and FED Corporation dated March 13, 2000, as filed in the Registrant's Form 8-K/A Report (file no. 001-15751) incorporated herein by reference.

3.1 Amended and Restated Articles of Incorporation, as filed in the Registrant's Proxy dated June 14, 2001, incorporated herein by reference.

3.2 Bylaws, as filed in the Registrant's Proxy dated June 14, 2001, incorporated herein by reference.

3.3 Amended Articles of Incorporation, as filed in the Registrant's Proxy dated June 13, 2003, incorporated herein by reference.

4.1 Form of Secured Convertible Promissory Note dated as of April 25, 2003 filed April 28, 2003, as filed in the Registrant's Form 8-K incorporated herein by reference.

4.2 Form of Amended and Restated Secured Convertible Promissory Note dated as of April 25, 2003 filed April 28, 2003, as filed in the Registrant's Form 8-K incorporated herein by reference.

4.3 Form of Warrant dated as of April 25, 2003 filed April 28, 2003, as filed in the Registrant's Form 8-K incorporated herein by reference.

4.4 Form of Series A Common Stock Purchase Warrant dated as of January 9, 2004. Incorporated herein by reference to our January 9, 2004 Form 8-K.

4.5 Form of Series B Common Stock Purchase Warrant dated as of January 9, 2004. Incorporated herein by reference to our January 9, 2004 Form 8-K.

4.6 Form of Series C Common Stock Purchase Warrant dated as of January 9, 2004. Incorporated herein by reference to our January 9, 2004 Form 8-K.

5.1   Sichenzia Ross Friedman Ference LLP Opinion and Consent

10.1 2000 Stock Option Plan, as filed in the Registrant's Form S-8 (file no. 333-32474) incorporated herein by reference.

10.2 Nonexclusive Field of Use License Agreement relating to OLED Technology for miniature, high resolution displays between the Eastman Kodak Company and FED Corporation dated March 29, 1999, as filed in the Registrant's Form 10-K/A for the year ended December 31, 2000 incorporated by reference herein.

10.3 Amendment Number 1 to the Nonexclusive Field of Use License Agreement relating to the OLED Technology for miniature, high resolution displays between the Eastman Kodak Company and FED Corporation dated March 16, 2000, as filed in the Registrant's Form 10-K/A for the year ended December 31, 2000 incorporated by reference herein.

10.4 Amendment Number 1 to the Lease between International business Machines Corporation and FED Corporation dated July 9, 1999, as filed in the Registrant's Form 10-K/A for the year ended December 31, 2000 incorporated by reference herein.

10.5 Lease between International Business Machines Corporation and FED Corporation dated May 28, 1999, as filed in the Registrant's Form 10-K/A for the year ended December 31, 2000 incorporated by reference herein.

10.6 Amendment Number 2 to the Lease between International Business Machines Corporation and FED Corporation dated January 29, 2001, as filed in the Registrant's Form 10-K/A for the year ended December 31, 2000 incorporated by reference herein.

10.7 Secured Note Purchase Agreement entered into as of November 27, 2001, by and among eMagin Corporation and certain investors named therein, as filed in the Registrant's Form 8-K dated December 18, 2001 incorporated herein by reference.

10.8 Registration Rights Agreement dated November 27, 2001 by and between eMagin Corporation and certain investors named therein, as filed in the Registrant's Form 8-K dated December 18, 2001 incorporated herein by reference.

10.9 Securities Purchase Agreement dated as of April 25, 2003 by and among eMagin and the investors identified on the signature pages thereto, filed April 28, 2003, as filed in the Registrant's Form 8-K incorporated herein by reference.

10.10 Security Agreement dated as of April 25, 2003 by and among eMagin and certain initial investors identified on the signature pages thereto filed April 28, 2003, as filed in the Registrant's Form 8-K incorporated herein by reference.

10.11 Registration Rights Agreement dated as of April 25, 2003 by and among eMagin and certain initial investors identified on the signature pages thereto filed April 28, 2003, as filed in the Registrant's Form 8-K incorporated herein by reference. 10.12 Securities Purchase Agreement dated as of January 9, 2004 by and among eMagin and the investors identified on the signature pages thereto. Incorporated herein by reference to our January 9, 2004 Form 8-K.

10.12 Registration Rights Agreement dated as of January 9, 2004 by and among eMagin and certain initial investors identified on the signature pages thereto. Incorporated herein by reference to our January 9, 2004 Form 8-K.

10.13 2003 Stock Option Plan, as filed in the Registrant's Proxy dated June 13, 2003, incorporated herein by reference.

10.14 Master Amendment Agreement dated as of February 17, 2004 by and among eMagin and the investors identified on the signature pages thereto, filed March 5, 2004 on our Form 8-K, incorporated herein by reference.

10.15 Registration Rights Agreement dated as of February 17, 2004 by and among eMagin and the investors identified on the signature pages thereto, filed March 5, 2004 on our Form 8-K, incorporated herein by reference.

10.16 Letter Agreement amending the Master Amendment Agreement dated as of March 1, 2004 by and among eMagin and the investors identified on the signature pages thereto, filed March 5, 2004 on our Form 8-K, incorporated herein by reference.

10.17 Amendment Number 4 to the Lease between International business Machines Corporation and FED Corporation dated July 9, 1999, as filed December 20, 2004 on our Form 8-K, incorporated by reference herein.

23.1  Consent of Independent Registered Public Accounting Firm - Eisner LLP

23.2  Consent of Independent Registered Public Accounting Firm - Grant Thornton
      LLP

23.4  Consent of Sichenzia Ross Friedman Ference LLP (see Exhibit 5.1).

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

(5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Hopewell Junction, State of New York, on January 7, 2005.

                               EMAGIN CORPORATION





                BY:      /s/ Gary Jones
                             ----------
                             Gary Jones
                             CHIEF EXECUTIVE OFFICER,
                             PRESIDENT



In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

            NAME                      TITLE                                     DATE
            ----                      -----                                     ----

/s/ Gary Jones                    Chief Executive Officer, President, and       January 7, 2005
    ----------                    Chairman (Principal Executive Officer)
    Gary Jones

/s/ Claude Charles                   Director                                   January 7, 2005
    --------------
    Claude Charles

/s/ Jacob E. Goldman                 Director                                   January 7, 2005
    ----------------
    Dr. Jacob E Goldman


/s/ Jack Rivkin                      Director                                   January 7, 2005
    -----------
    Jack Rivkin


/s/ Paul Cronson                     Director                                   January 7, 2005
    ------------
    Paul Cronson


/s/ Jill Wittels                     Director                                   January 7, 2005
    ------------
Dr. Jill Wittels


/s/ Thomas Paulsen                  Director                                    January 7, 2005
    --------------
    Adm. Thomas Paulsen
